UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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RAE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

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RAE SYSTEMS INC.
3775 North First Street
San Jose, California 95134
(408) 952-8200

Dear Stockholder:

We invite you to attend a special meeting of stockholders of RAE Systems Inc., a Delaware corporation (“RAE Systems”), to be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041, at 10:00 a.m., local time, on April 7, 2011 (the “Special Meeting”). Holders of record of RAE Systems common stock at the close of business on March 9, 2011 will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of January 18, 2011, by and among RAE Systems, Ray Holding Corporation, a Delaware corporation (“Purchaser”) and Ray Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), as such agreement may be amended from time to time (the “Merger Agreement”). As a result of the merger contemplated by the Merger Agreement (the “merger”), RAE Systems will become a wholly owned subsidiary of Purchaser. This is a “going-private” transaction. Purchaser and Merger Sub are each affiliates of Vector Capital IV, L.P., and its affiliated funds (collectively, “Vector Capital”).

We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies to vote in favor of the adoption of the Merger Agreement if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

If the merger is completed, each share of RAE Systems’ common stock (each a “Share” and collectively, the “Shares”) outstanding immediately prior to the effective time of the merger will be converted into the right to receive $1.75 in cash, without interest and subject to any applicable withholding taxes, other than 13,392,857 shares (the “Rollover Shares”) registered under the name of Chen Revocable Trust DTD 5/8/2001 and Hsi Family Trust, which are beneficially owned by Robert I. Chen and Peter C. Hsi, respectively, (Chen Revocable Trust DTD 5/8/2001, Hsi Family Trust, Robert I. Chen, Peter C. Hsi and Lien Q. Chen (Robert I. Chen’s wife) are collectively hereinafter referred to as the “Rollover Holders”). In connection with the merger, the Rollover Holders have agreed to contribute, immediately prior to the effective time of the merger, the 13,392,857 Rollover Shares, which will be valued at $1.75 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity (consisting of a combination of preferred stock and common stock) in Purchaser. RAE Systems stockholders other than the Rollover Holders and the Purchaser Group will have no ongoing ownership interest in the continuing business of RAE Systems. We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption of the Merger Agreement by holders of a majority of the outstanding shares of RAE Systems common stock.

A special committee of our board of directors composed entirely of independent directors (the “Special Committee”) negotiated and reviewed the terms and conditions of the proposed merger. The Special Committee and our board of directors have determined that the merger and the Merger Agreement are procedurally and substantively fair to, and in the best interests of, RAE Systems and its stockholders (other than the Rollover Holders), declared the Merger Agreement and the merger to be advisable and recommended that RAE Systems’ stockholders vote to adopt the Merger Agreement.

THE SPECIAL COMMITTEE AND
THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR”
THE ADOPTION OF THE MERGER AGREEMENT.
YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. The proxy statement includes other important information about the Merger Agreement and the merger. We encourage you to read the entire proxy statement (including its annexes) carefully.

All of our stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or vote over the Internet or by telephone as instructed in these materials. If you have Internet access, we encourage you to record your vote via the Internet using the Internet proxy instructions printed on your proxy card. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone. If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at (800) 322-2885 or call collect at (212) 929-5500.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the Merger Agreement.

Sincerely yours,

Susan Wang
Chairperson of the Special Committee

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

The proxy statement is dated March 9, 2011, and is first being mailed to stockholders of RAE Systems on or about March 10, 2011.

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD OR SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET AT YOUR EARLIEST CONVENIENCE.

RAE SYSTEMS INC.
3775 North First Street
San Jose, California 95134
(408) 952-8200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON April 7, 2011

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of RAE Systems Inc., a Delaware corporation (“RAE Systems”), that will be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041, at 10:00 a.m., local time, on April 7, 2011 (the “Special Meeting”), for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 18, 2011, by and among RAE Systems, Ray Holding Corporation, a Delaware corporation (“Purchaser”) and Ray Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), as may be amended from time to time; and

2. To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

A special committee of our board of directors composed entirely of independent directors (the “Special Committee”) negotiated and reviewed the terms and conditions of the merger contemplated by the Merger Agreement (the “merger”). The Special Committee and our board of directors each determined that the merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems’ stockholders (other than Robert I. Chen, Peter C. Hsi and certain other affiliated stockholders), and each recommended that RAE Systems’ stockholders vote to adopt the Merger Agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. The Special Committee and the board of directors also recommend that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement. No other business may be transacted at the Special Meeting.

Stockholders of record at the close of business on March 9, 2011, the record date, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of RAE Systems common stock outstanding as of the record date.

Under Delaware law, RAE Systems’ stockholders who do not vote in favor of the Merger Agreement will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the Merger Agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex C to the attached proxy statement, and a summary of these provisions can be found under “Special Factors — Appraisal Rights” in the attached proxy statement.

You should not send any certificates representing shares of RAE Systems common stock with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR”
THE ADOPTION OF THE MERGER AGREEMENT AND, IF NECESSARY, TO ADJOURN THE SPECIAL MEETING FOR THE PURPOSES OF OBTAINING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.
YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or vote over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet using the Internet proxy instructions printed on your proxy card. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by RAE Systems or any other person.

By Order of the Board of Directors

David Achterkirchen
Corporate Secretary

San Jose, California

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the Agreement and Plan and Merger (the “Merger Agreement”), dated as of January 18, 2011, among RAE Systems Inc. (“RAE Systems” or the “Company”), Ray Holding Corporation (“Purchaser”) and Ray Merger Sub Corporation, a wholly owned subsidiary of Purchaser (“Merger Sub”), pursuant to which Merger Sub will merge with and into RAE Systems with RAE Systems becoming the wholly owned subsidiary of Purchaser (the “merger”), and for a more complete description of the legal terms of the Merger Agreement, you should read carefully this entire proxy statement, including the documents and information incorporated by reference and the annexes hereto. See “Other Matters — Where You Can Find More Information” on page 89. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement as it is the legal document that governs the merger.

RAE Systems Inc. (page 12)

RAE Systems develops and manufactures chemical and radiation detection monitors and wireless networks for application in five key markets: oil and gas, hazardous material management, industrial safety, civil defense and environmental remediation.

Ray Holding Corporation and Ray Merger Sub Corporation (Page 12)

Ray Holding Corporation and Ray Merger Sub Corporation each are affiliates of Vector Capital III, L.P., Vector Entrepreneur Fund III, L.P. and Vector Capital IV, L.P. (collectively, “Vector Capital”). Vector Capital is a leading global private equity investor in the technology sector.

The Merger (page 66)

Pursuant to the Merger Agreement, Merger Sub will merge with and into RAE Systems. After the merger, Purchaser will own all of our outstanding stock. Stockholders (other than holders of the Rollover Shares as described below) not exercising appraisal rights will receive cash in the merger in exchange for their shares of RAE Systems common stock.

Termination of Battery Merger Agreement (Page 76)

On September 20, 2010, RAE Systems entered into an Agreement and Plan of Merger (the “Battery Merger Agreement” and the merger provided for thereunder, the “Battery Merger”) by and among RAE Systems, Rudy Acquisition Corp., a Delaware corporation and Rudy Merger Sub Corp., a Delaware corporation, each an affiliate of Battery Ventures VIII, L.P. and Battery Ventures VIII Side Fund, L.P. (collectively “Battery Ventures”), which provided a price per share to our stockholders of $1.60. On January 18, 2011, in order to enter into the Merger Agreement, RAE Systems terminated the Battery Merger Agreement and paid a termination fee of $3.39 million to Battery Ventures.

Going-Private Transaction (page 49)

This is a “going-private” transaction. If the merger is completed, RAE Systems will cease to be a publicly-traded company. You will no longer have any interest in RAE Systems’ future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system.

Merger Consideration (page 66)

If the merger is completed, each share of RAE Systems’ common stock (each a “Share” and collectively, the “Shares”) outstanding immediately prior to the effective time of the merger (including 4,681,324 Shares beneficially held by the Rollover Holders, as defined below, that do not constitute Rollover Shares, as defined below) will be converted into the right to receive $1.75 in cash (the “Merger Consideration”), without interest and subject to any applicable withholding taxes, other than 13,392,857 shares (the “Rollover Shares”) registered under the name of Chen Revocable Trust DTD 5/8/2001 and Hsi Family Trust, which are beneficially owned by Robert I. Chen and Peter C. Hsi (Chen Revocable Trust DTD 5/8/2001, Hsi Family Trust, Robert I. Chen, Peter C. Hsi and Lien Q. Chen (Robert I. Chen’s wife) are collectively hereinafter referred to as the “Rollover Holders”). The Rollover Holders’ contribution, and Vector Capital’s investment, in the Purchaser will be made at the same valuation.

As of the date of this proxy statement, the Rollover Holders, collectively, own 18,255,441 shares of our common stock (excluding any options held by the Rollover Holders). These shares are worth approximately $31.9 million at $1.75 per share. The shares owned by the Rollover Holders represent approximately 31% of the total number of shares of our common stock outstanding as of February 28, 2011. In addition, as of the date of this Proxy Statement, Vector Capital owns 2,900,000 shares of common stock, representing approximately 4.9% of our outstanding common stock as of February 28, 2011.

In connection with the merger, the Rollover Holders have agreed to contribute, immediately prior to the effective time of the merger, 13,392,857 Rollover Shares, which will be valued at $1.75 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $23.4 million, in the aggregate, in the same class of stock, and at the same valuation, as Vector Capital’s cash investment. The remaining 4,681,324 shares of our common stock owned by the Rollover Holders will be cashed out in the merger at $1.75 per share (or a total of approximately $8.5 million). Accordingly, immediately following the effective time of the merger, the Rollover Holders will receive combined equity and cash in the total value of approximately $31.9 million, the same value as their shares of our common stock prior to the merger (valued at $1.75 per share).

Purchaser intends to raise approximately $30 million in debt (although it has not entered into any agreements with respect to debt financing at this time and Purchaser would fund the entire merger consideration with equity financing and RAE Systems’ available cash if it does not enter into any such agreement prior to the merger). The merger is not conditioned on Purchaser’s ability to raise any debt financing, and as noted above, the full amount of the merger consideration will be funded with equity financing by Vector Capital and PSIL (as defined below), if debt financing is not available. Assuming the full amount is borrowed in connection with the merger and is used to purchase common stock, then the post-closing equity value of Purchaser after the merger will be approximately $83.49 million (determined based on the pre-merger equity value of our common stock and options and transaction expenses reduced by the amount of the debt incurred by Purchaser in connection with the merger (net of our expected costs at closing)) and the enterprise value will be approximately $97.06 million. Based on the above assumptions, to fund a portion of the merger consideration, Vector Capital and Profit Spring Investments Limited (“PSIL”), an affiliate of CITIC Capital MB Investment Limited (“CITIC Capital”), have agreed to invest approximately $52.1 million and approximately $8.0 million, respectively, in cash in Purchaser in the form of an equity contribution (consisting of a combination of preferred stock and common stock). The Rollover Holders’ contribution and Vector Capital’s investment in Purchaser will be made at the same valuation. As a result, immediately after the merger, (i) the Rollover Holders would hold equity in Purchaser valued at approximately $23.4 million (or approximately 28.1% of the total equity value of approximately $83.49 million), (ii) Vector Capital would hold equity in Purchaser valued at $52.1 million (or approximately 62.4% of the total equity value of $83.49 million), and (iii) PSIL would hold equity in Purchaser valued at approximately $8.0 million (or approximately 9.6% of the total equity value of $83.49 million). The remainder of the capitalization of Purchaser would consist of $30 million in debt, which will not exist prior to the closing of the merger, and which would be arranged by Vector Capital. To the extent debt financing is not available, or additional equity financing is otherwise required at closing, Vector Capital and PSIL have committed to increase their respective equity investment amounts (without cap), but in a manner such that PSIL’s percentage ownership of the initial equity of Purchaser will remain constant at 9.58%.

It is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of this common stock equity pool, Mr. Chen and Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% and 1.5%, respectively, of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders, Vector Capital and PSIL on a pro rata basis.

Mr. Chen is the Chief Executive Officer, Chairman, and a founder, of the Company, and Dr. Hsi is the Chief Technology Officer, and a founder, of the Company.

After the merger is completed, unless you dissent and seek appraisal of the fair value of your Shares, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a RAE Systems stockholder. The aggregate merger consideration to be received by RAE Systems’ stockholders (other than the Rollover Holders) is expected to be approximately $80.7 million. Pursuant to a Guarantee Agreement between Vector Capital and the Company, Vector Capital has guaranteed the obligations of Purchaser and Merger Sub to pay the aggregate cash merger consideration, up to $82.85 million.

Treatment of Stock Options (page 67)

At the effective time of the merger, each then-outstanding option to purchase common stock of the Company (each a “Company Option”) will become fully vested and will be cancelled in exchange for a cash payment per share equal to the excess, if any, of the Merger Consideration over the exercise price of such Company Option.

Market Price (page 81)

Our common stock is listed on the NYSE Alternext US under the ticker symbol “RAE.” The $1.75 per share merger consideration represents a premium of approximately (i) 68% to the $1.04 per share closing price of our common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 9% to the $1.60 per share merger consideration proposed in the Battery Merger, (iii) 5% to the $1.66 per share closing price of our common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger and (iv) −1.7% to the $1.78 per share closing price of our common stock on March 8, 2011, the last full trading day prior to the date of this proxy statement.

Special Committee (page 13)

Formed by our board of directors, the Special Committee of our board of directors (the “Special Committee”) consists entirely of independent directors who are neither officers or employees nor affiliated with significant stockholders of RAE Systems and who will not have an economic interest in the surviving entity following the merger. The Special Committee was charged with representing the interests of our stockholders (other than the Rollover Holders) and was actively involved in deliberations and negotiations regarding the terms and conditions of a change of control transaction on behalf of the unaffiliated stockholders. In this capacity, the Special Committee retained and received advice from UBS Securities LLC (“UBS”), as financial advisor, and Fenwick & West LLP (“Fenwick”), as legal advisor. The authority of the Special Committee was not limited by our board of directors. See “Special Factors — Background of the Merger” beginning on page 12 and “Special Factors — Reasons for the Merger of RAE Systems and Recommendation of the Board of Directors” beginning on page 28.

Reasons for the Merger of RAE Systems and Recommendation of the Board of Directors (page 28)

The Special Committee and our board of directors determined that the merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems’ stockholders (other than the Rollover Holders). Accordingly, the Special Committee and our board of directors determined that the merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems’ unaffiliated stockholders. The Special Committee and the board of directors have declared the Merger Agreement and the merger to be advisable and recommend that RAE Systems’ stockholders vote “FOR” adoption of the Merger Agreement.

Opinion of the Financial Advisor to RAE Systems’ Special Committee (page 34)

In connection with the Battery Merger, the Special Committee received a written opinion from UBS, the Special Committee’s financial advisor, as to the fairness, from a financial point of view and as of the date of its opinion, of the per share consideration to be received by holders of RAE Systems common stock (other than the Rollover Holders) in the Battery Merger. The full text of UBS’ written opinion, dated September 19, 2010, is attached to this proxy statement as Annex B. RAE Systems’ stockholders are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitation on the review undertaken. UBS’ opinion was provided to the Special Committee in connection with, and for the purposes of, its evaluation of the per share consideration to be paid in the Battery Merger from a financial point of view, does not address any other aspect of the Battery Merger, does not address any aspect of the merger and does not constitute a recommendation to any stockholder of RAE Systems as to how such stockholder should vote or act with respect to the merger. The Special Committee did not request that UBS deliver a fairness opinion to the Special Committee related to the $1.75 per share consideration to be paid in the merger.

Purposes and Reasons for the Merger of the Purchaser Group (page 39)

The primary purposes in structuring the transaction as a merger transaction (compared to other transaction structures) are that a merger transaction (i) will enable Purchaser to acquire all of the outstanding shares of RAE Systems (other than the Rollover Shares) at the same time, (ii) represents an opportunity for RAE Systems’ stockholders (other than the Rollover Holders) to receive fair value for their shares of common stock in the form of the merger consideration or, at the election of such stockholder, by pursuing appraisal rights and (iii) allows the Rollover Holders to maintain a portion of their investment in RAE Systems. Further, structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of RAE Systems in a single step, without the necessity of financing separate purchases of RAE Systems common stock in a tender offer and implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The primary purposes of the rollover transaction are to (i) reduce the amount of upfront liquidity required by the Purchaser Group in order to fund the merger consideration, (ii) encourage management continuity by allowing management to retain an indirect equity interest in RAE Systems through the exchange of the Rollover Shares for common stock and preferred stock of Purchaser, and to continue bearing the rewards and risks of such ownership after the shares of RAE Systems common stock cease to be publicly traded and (iii) otherwise better align the incentives of the Rollover Holders with those of Vector Capital following the completion of the transaction. The primary purpose in structuring the rollover as a partial rollover (as compared to a 100% rollover) is to effect the Purchaser Group’s desired post-closing equity ownership and capital structure, including specifically, Vector Capital’s desire to obtain a substantial ownership position in RAE Systems after shares of RAE Systems common stock cease to be publicly traded and Mr. Chen’s desire to receive cash for a portion of his shares.

In structuring the transaction as a rollover, the Purchaser Group considered the potential tax effects to the Rollover Holders. The Purchaser Group structured the rollover to minimize the tax burden with respect to the illiquid stock received by the Rollover Holders in the transaction.

The Special Committee considered possible acquisition transactions that did not involve a going-private transaction, but did not evaluate other alternative methods of going private, such as a liquidation, stock repurchases or a leveraged recapitalization as discussed on page 31.

The purposes of the Rollover Agreements are to set forth the terms by which the Rollover Holders are required to exchange their shares of RAE Systems into shares of the Purchaser and to restrict their ability to transfer their shares prior to the effective time of the transaction (other than to the Purchaser).

Position of the Purchaser Group as to the Fairness of the Merger (page 39)

Based on their beliefs regarding the reasonableness of the conclusions and analyses of the Special Committee and our board of directors (although Purchaser, Merger Sub and Vector Capital (collectively, the “Purchaser Group”), did not rely on these conclusions and analyses) and in view of, among other things, the strategic process undertaken by the Special Committee, which did not result in an alternative transaction that would reasonably be likely to be consummated and to yield merger consideration of more than $1.75 per share to RAE Systems’ stockholders (other than the Rollover Holders with respect to the Rollover Shares), the Purchaser Group believes that the terms and conditions of the merger are substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. The rules of the SEC require the Purchaser Group to express its belief as to the fairness of the merger to RAE Systems’ unaffiliated stockholders. None of the Purchaser Group makes any recommendation as to whether any RAE Systems stockholder should adopt the Merger Agreement. As the acquiring parties in the merger, the Purchaser Group is not objective in its views with regard to the fairness of the merger to RAE Systems’ unaffiliated stockholders. The Purchaser Group did not engage the services of a financial advisor in connection with the proposed merger.

Position of the Rollover Holders as to the Fairness of the Merger (page 43)

Based on their beliefs regarding the reasonableness of the conclusions and analyses of the Special Committee and our board of directors (although the Rollover Holders did not rely on these conclusions and analyses) and in view of, among other things, the strategic process undertaken by the Special Committee, which did not result in an alternative transaction that would reasonably be likely to be consummated and to yield merger consideration of more than $1.75 per share to RAE Systems’ stockholders (other than to the Rollover Holders with respect to the Rollover Shares), the Rollover Holders believe that the terms and conditions of the merger are substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. The Rollover Holders are selling, collectively, 4,681,324 of their own shares in exchange for the merger consideration of $1.75 per share, for a total of approximately $8.5 million. The rules of the SEC require the Rollover Holders to express their belief as to the fairness of the merger to the unaffiliated stockholders of RAE Systems. None of the Rollover Holders makes any recommendation as to whether any RAE Systems stockholder should adopt the Merger Agreement. The Rollover Holders did not engage the services of a financial advisor in connection with the proposed merger.

Voting Agreements (page 49)

Concurrently with the execution of the Merger Agreement, each of Robert I. Chen and Peter C. Hsi (collectively, the “Voting Parties”), entered into voting agreements pursuant to which each such party has agreed to, among other things, vote all shares held by them, including shares held in trusts of which they were a trustee (collectively 18,551,272 shares, which includes 295,831 options to purchase common stock exercisable within 60 days of the record date, or approximately 31% of the outstanding shares of RAE Systems common stock as of February 28, 2011) in favor of the adoption of the Merger Agreement and against any competing proposals and grant Purchaser and Vector Capital a proxy to vote such shares in favor of the merger in the event the Voting Parties fail to do so. The voting agreements terminate upon the earlier to occur of an amendment to the Merger Agreement decreasing the per share consideration, the consummation of the merger or termination of the Merger Agreement in accordance with its terms (including termination by RAE Systems in connection with a Superior Offer as described under “The Merger Agreement — Termination of the Merger Agreement”).

Guarantee of Payment of Merger Consideration (page 47)

Pursuant to a Guarantee Agreement between Vector Capital and RAE Systems, Vector Capital has guaranteed the obligations of Purchaser and Merger Sub to pay the aggregate cash merger consideration, up to $82.85 million. This guarantee will terminate upon the earlier of the effective time of the merger or the termination of the Merger Agreement.

Financing (page 47)

The merger is not conditioned on Purchaser’s ability to obtain debt financing. Purchaser expects to fund the Merger Consideration with a combination of equity financing to be provided by Vector Capital and PSIL, potential debt financing and RAE Systems’ available cash balances, however, if debt financing is not available, Purchaser will fund the Merger Consideration with equity financing from Vector Capital and PSIL’s available capital.

Interests of Our Directors and Executive Officers in the Merger (page 51)

In considering the recommendation of the Special Committee and our board of directors in favor of adoption of the Merger Agreement, you should be aware that there are provisions of the Merger Agreement and the merger that will result in certain benefits to our directors and executive officers, including $1.75 per share merger consideration for the Shares held by our directors and officers outstanding immediately prior to the effective time of the merger, the continuation of certain indemnification and insurance arrangements, cash compensation, and acceleration of stock options.

The following table reflects the total cash consideration expected to be received by each of our directors and executive officers in connection with the merger.

		Cash Merger	Realizable	Realizable
		Consideration	Value of	Value
		to be	Vested Options	of All	Compensation
Name of Director		Received for	as a Result	Options at	of Members
and/or Executive		RAE Systems	of the	the Closing	of Special	Total Cash
Officer	Position	Common Stock	Merger(1)	of Merger(1)	Committee	Consideration

Robert I. Chen(2)	President, Chief Executive Officer and Chairman of the Board	$8,509,522	$58,800	$134,400		$8,643,922
Randall K. Gausman(3)	Vice President and Chief Financial Officer	$8,750	$86,625	$168,000		$176,750
Peter C. Hsi(2)	Chief Technology Officer and Director		$28,875	$56,000		$56,000
Ming-Ching Tang	Executive Vice President Operations		$45,719	$94,500		$94,500
Christopher Hameister	Vice President Asia-Pacific, Europe and Middle East Business Operations		$28,875	$56,000		$56,000
Fei-Zhou Shen	Vice President Corporate Development and Fushun Business Operations	$41,504	$132,413	$159,538		$201,042
Ryan Watson	Vice President Americas Sales	$7,905	$40,907	$73,500		$81,405
Dr. Keh-Shew Lu	Director	$472,500	$33,688	$77,000	$8,500	$558,000
Susan Wang	Director	—	$50,531	$115,500	$20,000	$135,500
Dr. Lyle D. Feisel	Director	$125,909	$93,500	$93,500		$219,409
Sigrun Hjelmqvist	Director	$35,000	$24,063	$35,000		$70,000
James W. Power	Director	$70,000	$20,006	$106,700	$9,000	$185,700

TOTAL		$9,271,090	$644,002	$1,169,638	$37,500	$10,478,228

(1)	This table excludes stock options with exercise prices greater than $1.75 per share as of February 28, 2011. All outstanding stock options will accelerate and vest in full as a result of the merger.

(2)	If the merger is completed, the 13,392,857 Rollover Shares registered under the name of Chen Revocable Trust DTD 5/8/2001 and Hsi Family Trust, which are beneficially owned by Robert I. Chen and Peter C. Hsi, respectively, will be valued at $1.75 per share and exchanged for a combination of preferred stock and common stock in Purchaser valued at approximately $23.4 million in the aggregate (“Value of Rollover Shares”). Total Cash Consideration does not include the Value of Rollover Shares.

(3)	In order to provide Randall K. Gausman, Vice President and Chief Financial Officer of the Company, with an incentive to continue his employment with the Company and to maximize the value of the Company upon a change of control of the Company for the benefit of stockholders of the Company (other than the Rollover Holders), the Company and Mr. Gausman entered into a Change of Control Severance Agreement, dated September 19, 2010, pursuant to which Mr. Gausman will receive a lump sum severance payment equal to 12 months of Mr. Gausman’s base salary and reimbursement of COBRA premiums for up to 12 months, upon his termination of employment without “cause,” or for “good reason,” following the merger. In addition, upon the consummation of the merger, Mr. Gausman will receive a bonus equal to $62,500 (three months of base salary).

Appraisal Rights (page 54)

If you do not wish to accept the $1.75 per share merger consideration in the merger, you have the right under Delaware law to have your shares appraised (the “Appraisal Shares”) by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of adoption of the Merger Agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the Merger Agreement and (3) you must hold shares of RAE Systems common stock on the date of making the demand for appraisal and continuously hold such shares through the effective time of the merger. The fair value of your shares of RAE Systems common stock as determined in accordance with Delaware law may be more or less than, or the same as, the Merger Consideration to be paid to non-dissenting stockholders in the merger. Merely voting against adoption of the Merger Agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences of the Merger (page 57)

The merger will be taxable for U.S. federal income tax purposes. Generally, this means that RAE Systems’ stockholders will recognize a taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Regulatory Matters (page 60)

The merger and the conversion of shares of RAE Systems common stock into the right to receive the Merger Consideration are not subject to the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

The Special Meeting of RAE Systems’ Stockholders (page 63)

Time, Date and Place.  The Special Meeting will be held to consider and vote upon the proposal to adopt the Merger Agreement and, if necessary, to vote to adjourn the Special Meeting for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement, at the offices of Fenwick & West, at 801 California Street, Mountain View, California 94041, at 10:00 a.m., local time, on April 7, 2011.

Record Date, Voting Power and Quorum.  You are entitled to vote at the Special Meeting if you owned shares of RAE Systems common stock at the close of business on March 9, 2011, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of RAE Systems common stock you owned at the close of business on the record date. There are approximately 59,512,064 shares of RAE Systems common stock entitled to be voted at the Special Meeting. A quorum will be present at the Special Meeting if a majority of the outstanding shares of RAE Systems common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be postponed to solicit additional proxies. In addition, if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment.

Procedure for Voting.  To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) vote over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Required Vote.  The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of RAE Systems common stock at the close of business on the record date. The proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement, requires the approval of the holders of a majority of the shares of RAE Systems common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

The Merger Agreement (page 66)

Limitation on Considering Other Takeover Proposals.  We have agreed, prior to the merger becoming effective or being terminated in accordance with its terms, to limitations on, among other things, our ability to solicit proposals for, or participate in discussions with respect to, other acquisition transactions as described in this document. See the section entitled “The Merger Agreement — Covenants — No Solicitation of Transactions by RAE Systems” beginning on page 70 for a discussion of these limitations.

Conditions to the Merger.  The obligations of both Purchaser and RAE Systems to complete the merger are subject to the adoption of the Merger Agreement by the requisite vote of RAE Systems’ stockholders.

Purchaser’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties set forth in the Merger Agreement must be true and correct as of the closing of the merger, except for (1) those representations and warranties which address matters as of a particular date or (2) any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a “material adverse effect” on us (except that certain representations and warranties must be true and correct in all respects, or in all respects that are material to us);

•	we must have performed in all material respects each of our covenants and obligations under the Merger Agreement;

•	we must not have suffered a “material adverse effect”;

•	no order or injunction preventing the consummation of the merger (or any transaction contemplated by the Merger Agreement) shall have been issued by any court or other government body and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the merger (or any transaction contemplated thereby) that makes consummation of the merger (or any transaction contemplated thereby) by Purchaser and Merger Sub illegal;

•	there shall not be pending, and there shall not have been threatened in writing, legal proceedings in which a governmental body is or has threatened to become a party: (a) challenging the consummation of the merger, (b) relating to the merger and seeking from Purchaser or RAE Systems damages or other relief that may be material, (c) seeking to prohibit in any material respect Purchaser’s ability to exercise ownership rights with respect to the stock of the surviving corporation, (d) that could materially and adversely affect the right of Purchaser or surviving corporation to own the assets or operate the business of the surviving corporation, or (e) seeking to compel any party to the merger to hold separate any material assets as a result of the merger; and

•	there must not be any other pending legal proceedings in which there is a reasonable possibility of an outcome that would have a “material adverse effect” on us or Purchaser.

See the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 73.

Termination of the Merger Agreement.  Purchaser and RAE Systems can terminate the Merger Agreement if, among other things, the merger is not completed by July 31, 2011. In addition, we can terminate the Merger Agreement if we receive a superior acquisition proposal and meet a number of conditions as described in the Merger Agreement and in other circumstances described in this document. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 74.

Termination Fee.  The Merger Agreement requires us to reimburse up to $900,000 of Purchaser’s out of pocket expenses if the Merger Agreement is terminated under certain circumstances and requires us to pay Purchaser a termination fee in the amount of $3,710,000 (less the amount of any such expense reimbursement paid or payable by us) if the Merger Agreement is terminated under circumstances involving an alternative acquisition proposal. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 74.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q: Will I own any shares of RAE Systems common stock or Purchaser common stock after the merger?

A: No. You will be paid cash for your shares of RAE Systems common stock. Our stockholders (other than the Rollover Holders) will not have the option to receive Purchaser common stock in exchange for their shares instead of cash.

Q: Does our board of directors recommend adoption of the Merger Agreement?

A: Yes. Our board of directors recommends that our stockholders adopt the Merger Agreement. The Special Committee also recommends that our stockholders adopt the Merger Agreement.

Q: What vote of the stockholders is required to adopt the Merger Agreement?

A: To adopt the Merger Agreement, stockholders of record as of March 9, 2011 holding a majority of the outstanding shares of RAE Systems common stock must vote “FOR” the adoption of the Merger Agreement. The proposal to adopt the Merger Agreement does not require the approval of a majority of our disinterested stockholders (i.e. our stockholders other than the Voting Parties). There are approximately 59,512,064 shares of RAE Systems common stock entitled to be voted at the Special Meeting. Pursuant to the voting agreements executed by each of the Voting Parties, the Voting Parties have agreed to vote an aggregate of 18,551,272 shares, which includes 295,831 options to purchase common stock exercisable within 60 days of the record date, or approximately 31% of our outstanding common stock as of the record date, in favor of the Merger Agreement and against any competing proposals. Vector Capital beneficially owns 2,900,000 shares, or approximately 4.9% of our outstanding common stock. Vector Capital intends to vote all such shares in favor of the Merger Agreement.

Q: How do RAE Systems directors and executive officers intend to vote?

A: As of March 9, 2011, the record date, the directors and executive officers of RAE Systems held and are entitled to vote, in the aggregate, shares of our common stock representing approximately 34% of our outstanding shares. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the approval and adoption of the Merger Agreement. In addition, the Voting Parties have entered into voting agreements pursuant to which the Voting Parties have agreed to vote an aggregate of approximately 31% of our outstanding common stock as of the record date, in favor of the adoption of the Merger Agreement and against any competing proposals.

Q: What is the date, time and location of the Special Meeting?

A: The Special Meeting will be held at the offices of Fenwick & West, at 801 California Street, Mountain View, California 94041, at 10:00 a.m., local time, on April 7, 2011.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or vote over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting. See the section entitled “The Special Meeting — Voting of Proxies” beginning on page 64.

Q: What happens if I do not return a proxy card?

A: The failure to return your proxy card (or to vote over the Internet or by telephone or to vote in person) will have the same effect as voting “AGAINST” adoption of the Merger Agreement.

Q: How are votes counted?

A: For the proposal relating to the adoption of the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal relating to adoption of the Merger Agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the adoption of the Merger Agreement. For a proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. If you “ABSTAIN,” it will have no effect on a proposal to adjourn or postpone the special meeting. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement, and “FOR” a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Please do NOT send in your share certificates with your proxy.

Q: May I vote in person?

A: Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q: May I vote over the Internet or by telephone?

A: Yes. If you own shares in your own name, you may vote over the Internet or by telephone by following the instructions included in these materials. You may vote over the Internet until 11:59 P.M. Eastern Time on the day before the Special Meeting by going to the website for Internet voting on the proxy card and following the instructions on the screen. You may vote by telephone by calling the toll-free number on your proxy card, 24 hours a day and until 11:59 PM Eastern Time on the day before the Special Meeting and following the prerecorded instructions. Have your proxy card available when you access this web page or call.

If you are the beneficial owner of shares held in “street” name (i.e., your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares), you should follow their instructions for voting through the internet or by telephone.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q: If my shares are held in “street name” by my broker or bank, will they vote my shares for me?

A: Your broker or bank will not vote your shares without instructions from you. You should instruct your broker or bank to vote your shares, following the procedure provided by them, or by following their instructions for voting through the Internet or by phone. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the Merger Agreement. In the alternative, you may vote in person at the meeting if you obtain a valid legal proxy from your broker, bank or other nominee and present it at the meeting.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of RAE Systems common stock for the merger consideration of $1.75 in cash, without interest, for each share of RAE Systems common stock.

Q: Where will I find the results of the stockholder vote?

A: After the stockholder votes are counted, we will promptly file a final amendment to the Schedule 13E-3 which will describe the results of the stockholder vote. In addition, we also intend to file a Current Report on Form 8-K in which we will announce the results of the stockholder vote. See “Where You Can Find More Information” beginning on page 89.

Q: What happens if the stockholders do not approve the merger?

A: Our board of directors currently intends to direct management to continue to operate RAE Systems as a publicly-traded company.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We currently expect the merger to be completed by the end of the second quarter of 2011. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q: When will I receive the merger consideration for my shares of RAE Systems common stock?

A: After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the $1.75 per share merger consideration. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the merger consideration for your shares.

Q: Where can I find more information about the companies?

A: RAE Systems files reports and other information with the SEC. Purchaser, Merger Sub and Vector Capital are also required to file information with the SEC in connection with their potential ownership interest in RAE Systems. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC’s website maintained at www.sec.gov. You can also request copies of the documents we file with the SEC from us. See “Where You Can Find More Information” beginning on page 89.

Q: Will any other business be conducted at the Special Meeting?

A: Our board of directors knows of no business, other than as set forth in the attached Notice of Special Meeting, that will be presented at the special meeting. If any other proposal properly comes before the stockholders for a vote at the special meeting, the persons named in the proxy card that accompanies this proxy statement will, to the extent permitted by law and to the extent we were not notified of the proposal in a reasonable amount of time before our solicitation, vote your shares in accordance with their judgment on such matter.

Q: Who is soliciting my vote?

A: This proxy solicitation is being made and paid for by RAE Systems. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie Partners, Inc. approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of RAE Systems common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q: Who can help answer my further questions?

A: If you have additional questions about the merger or require assistance in submitting proxies or voting shares of our common stock, or if you would like to receive additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitation agent and information agent in connection with the merger, toll-free at (800) 322-2885 or call collect at (212) 929-5500, by email at proxy@mackenziepartners.com, or by mail to the following address:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SPECIAL FACTORS

The discussion of the merger and the Merger Agreement contained in this statement summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger and the Merger Agreement, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and the other documents referred to herein (including the annexes) carefully for a more complete understanding of the merger.

Parties to the Merger Agreement

RAE Systems Inc.

RAE Systems Inc., a Delaware corporation, is a leading developer and manufacturer of rapidly-deployable, multi-sensor chemical and radiation detection monitors and wireless networks for application in five key markets: oil and gas, hazardous material management, industrial safety, civil defense and environmental remediation. We provide personal, portable and wireless sensor networks that enable our customers in more than 95 countries to identify safety and security threats in real-time. The Company was founded in 1991 and originally developed technologies for the detection of hazardous materials in environmental remediation and chemical spill clean-ups. We have a broad patent portfolio consisting of 14 issued U.S. patents, one patent issued in Japan, one issued and five pending EU patents, and five issued and 14 pending technology patents in China. These patents in gas and radiation detection technology are the basis for many of our products. Our principal executive offices are located at 3775 North First Street, San Jose, California 95134, and our telephone number is (408) 952-8200.

Ray Holding Corporation

Ray Holding Corporation is a wholly owned by Vector Capital III, L.P. and Vector Capital IV, L.P. (collectively, “Vector”). Vector is a leading global private equity investor in the technology sector. Ray Holding Corporation was incorporated under the laws of the State of Delaware on January 12, 2011. Ray Holding Corporation has not engaged in any business activity other than in connection with its formation and the proposed merger. Vector Capital III, L.P. was organized in April 23, 2004, and Vector Capital IV, L.P. was organized in May 23, 2007, each under the laws of the state of Delaware.

Ray Merger Sub Corporation

Ray Merger Sub Corporation is a wholly owned subsidiary of Ray Holding Corporation. It was incorporated under the laws of the State of Delaware on January 12, 2011. Ray Merger Sub Corporation has not engaged in any business activity other than in connection with its formation and the proposed merger.

Background of the Merger

Preliminary Discussions with Battery Ventures.

In November and December 2009, representatives of Battery Ventures contacted Robert I. Chen and Randall K. Gausman, our chief financial officer and expressed their preliminary interest in exploring an acquisition of RAE Systems. During these discussions, Battery Ventures provided Mr. Chen and Mr. Gausman with information on Battery Ventures’ investment strategies, and Battery Ventures requested that RAE Systems provide it with certain financial information.

In addition, in November 2009, we received several unsolicited inquiries from private equity firms expressing interest in a going-private or acquisition transaction.

On January 27, 2010, Battery Ventures and RAE Systems entered into a non-disclosure agreement. Mr. Chen, Mr. Gausman and Peter C. Hsi (our chief technology officer) met with representatives of Battery Ventures on January 27, 2010 and provided Battery Ventures with a presentation regarding our business (including our products, technology and strategies), and discussed our historical financial results and our projected 2010 financial results.

Formation and Activities of a Strategic Planning Committee

On February 3, 2010, our board of directors held a meeting that was also attended by representatives of Fenwick & West LLP (“Fenwick & West”), our outside counsel. At this meeting, the directors discussed our current business positioning and financial prospects, and the preliminary discussions that had occurred with Battery Ventures. The board of directors then formed a strategic planning committee, consisting of Mr. Chen, James Power and Susan Wang, to review and analyze our business and outlook, industry positioning and potential strategic planning and alternatives. The strategic planning committee’s objectives included working with management to develop a business plan and forecast before any further discussions would be conducted with any parties with respect to a strategic transaction, and interviewing investment banks to assist with this review and analysis. Management was instructed to stop further discussions with Battery Ventures or other prospective acquirers regarding the terms of any proposed transaction until a business plan and forecast was developed.

The strategic planning committee met on February 3, February 5 and February 10, 2010 with representatives of Fenwick & West. At these meetings, the committee discussed its objectives and the approach to be taken in developing a strategic plan and interviewing investment banking firms, and representatives of Fenwick & West reviewed the duties of the members of this committee. On February 18 and 19, 2010 the strategic planning committee interviewed three investment banking firms, and discussed their perspectives on RAE Systems and its industry and its strategic alternatives.

In addition, in February 2010, our management prepared a three year business plan and forecast under the direction of the strategic planning committee. The strategic planning committee then met again on March 3, March 4 and March 8, 2010 to review and discuss this business plan and forecast. This forecast included 2010 revenue, gross margin, operating expense and operating income projections that were the same as those in the projections that had been presented to Battery Ventures on January 27, 2010, and projections for 2010 other expenses and net income that were not materially different from those provided to Battery Ventures.

Battery Ventures Proposal and Formation of a Special Committee

Subsequent to the January 27, 2010 meeting described above, representatives of Battery Ventures requested an opportunity to present a proposal for a transaction to the board of directors of the Company. On March 11 and 12, 2010, the board of directors met, with representatives of Fenwick & West in attendance. Fenwick & West had not represented us prior to February 2010. At these meetings, representatives of Fenwick & West reviewed the directors’ fiduciary duties, and the directors discussed the activities of the strategic planning committee and the business plan and forecast that had been developed. Representatives of Battery Ventures then joined the meeting on March 12 and presented a proposal to acquire RAE Systems at a price of $1.45 per share, and which contemplated Mr. Chen and Dr. Hsi exchanging a substantial portion of their RAE Systems shares for equity in the new entity, which represented a 70% premium to our $0.85 per share closing price on March 12, 2010. The proposal stated that it was not subject to any financing contingency. As part of this proposal, the representatives of Battery Ventures requested that we enter into an exclusivity agreement with Battery Ventures under which we would agree not to solicit proposals from other parties for a period of 20 business days (subject to extension). In addition, the representatives of Battery Ventures provided us with a proposed form of merger agreement, which provided for a “go shop” period following execution of the agreement, in which we could conduct a post-signing “market check.” The representatives of Battery Ventures then left the meeting and the directors discussed this proposal and the activities of the strategic planning committee. Following that discussion, our board of directors created a special committee of independent board members consisting of Keh-Shew Lu, Mr. Power and Ms. Wang to establish and direct a process to solicit, review and negotiate possible transactions involving a change of control of RAE Systems, to determine the fairness of a transaction and to reject or approve a transaction. The board of directors also authorized the Special Committee to retain legal and financial advisors. The Special Committee subsequently retained UBS as its financial advisor.

On March 26, 2010, a representative of UBS spoke with representatives of Battery Ventures and advised them that the Special Committee had been formed, and had engaged UBS, and that the Special Committee and UBS were reviewing Battery Ventures’ proposal.

During this process, Battery Ventures did not have any discussions with the Rollover Holders with respect to the terms of the rollover of their shares until August 17, 2010, when the Special Committee consented to such discussions. As part of its strategic process, the Special Committee restricted Battery Ventures (and other bidders), and the Rollover Holders, from having any such discussions.

Also in February and March 2010, we received unsolicited letters from two other parties expressing interest in acquiring us, and an unsolicited call from a private equity firm expressing interest in acquiring us.

Implementation of a Strategic Process

The Special Committee met on April 2, 2010, together with representatives of Fenwick & West, Mr. Chen and Mr. Gausman. Fenwick & West discussed the members’ fiduciary duties, and the members discussed the potential risks and benefits involved in execution of our business plan as an independent company. Representatives of DLA Piper (“DLA”), our special Foreign Corrupt Practices Act (“FCPA”) counsel, provided an update on the FCPA investigation being conducted by the SEC and the Department of Justice and DLA’s expectations with respect to a settlement, and the committee members discussed the potential effect of this both on the execution of our business plan as an independent company and on our contemplated strategic process. Mr. Chen and Mr. Gausman then left the meeting, and these discussions continued.

During the first half of April 2010, our management, under the direction of the Special Committee, developed five-year financial forecasts based on two alternative scenarios, one based on an assumption of a 2012 recovery in general economic conditions and credit markets (the “2012 recovery case”) and one based on an assumption of a 2011 recovery (the “2011 recovery case”). Both forecasts set forth anticipated 2010 results that were consistent with the three year business plan and forecast described above. They both assumed that we would not acquire any new business or divest any existing businesses, that we would settle our FCPA investigation on terms that would require a payment that was consistent with our existing publicly disclosed accrual of $3.5 million, and that we would reduce our general and administrative expenses (including as a result of such settlement). These forecasts included 2010 revenue, gross margin, operating expense and operating income projections that were the same as those in the forecast that had been provided to Battery Ventures in January 2010 and to our board of directors in March 2010, and projections for 2010 other expenses and net income that were not materially different from those provided to Battery Ventures (and were the same as those provided to our board of directors and the strategic planning committee in March 2010).

On April 13 and 14, 2010, the Special Committee met, together with representatives of Fenwick & West and UBS. At this meeting, the Special Committee reviewed the financial forecasts described above and the Battery Ventures proposal, public market perspectives on us and preliminary financial analyses based on these forecasts, and risks to our ability to achieve our strategies and financial goals as an independent company and the possible benefits that we might achieve by pursuing our strategic plan as an independent company. The preliminary financial analyses were not prepared in connection with any fairness opinion and were based on information available at the time and are similar to the final analyses described under “— Opinion of the Financial Advisor to RAE Systems’ Special Committee.” The preliminary analyses included a comparison of selected financial and stock market data of RAE Systems with corresponding data of selected publicly traded companies principally operating in the detection, safety and industrial instrumentation and sensors industry, which for the publicly traded companies indicated a range of enterprise values (calculated as diluted equity value as of April 9, 2010, plus book value of total debt, plus book value of minority interests, less cash and cash equivalents) as multiples of estimated 2010 earnings before interest, taxes depreciation and amortization, or EBITDA, of 5.0 to 19.4 (compared to 15.6x for RAE Systems), a range of multiples of enterprise values to estimated 2011 EBITDA of 4.2 to 10.2 (compared to 8.0x and 10.9x for RAE Systems) and a range of price to earnings ratios for 2010 of 14.5x to 26.1x (estimated earnings for RAE Systems were negative) and for 2011 of 10.8x to 23.4x (compared to 13.0x and 19.5x for RAE Systems). The preliminary analyses also included a comparison of selected financial and stock market data of RAE Systems with corresponding data of selected transactions involving target companies principally operating in the detection, safety and industrial instrumentation and sensors industry, which indicated a range of enterprise values to the latest twelve months EBITDA of 8.3x to 16.5x. The preliminary analyses also included an illustrative discounted cash flow analyses based on the 2011 recovery case and 2012 recovery case financial forecasts described above, which indicated a range of implied present values of approximately $1.10 to $1.80 per outstanding share of RAE Systems common stock using the 2011 recovery case and approximately $0.75 to $1.20 per outstanding share of RAE Systems common stock using the 2012 recovery case.

Following discussion of these financial analyses, representatives of Fenwick & West advised the committee members on their fiduciary duties. The Special Committee then discussed Battery Ventures’ request for an exclusivity agreement. The committee determined that we should pursue the Battery Ventures proposal while also exploring other alternatives by conducting a “market check.” Accordingly, the committee determined that we would advise Battery Ventures that we were not in a position to provide them with the requested exclusivity, but would be prepared to work with them to provide them with due diligence, and to negotiate a merger agreement. The committee also directed UBS to assist us in preparing a list of parties that might be interested in an acquisition of RAE Systems. Following this meeting, the board of directors met and was apprised of these decisions. Ms. Wang and representatives of UBS each then had separate discussions with a representative of Battery Ventures and communicated this decision, and Ms. Wang noted to Battery Ventures our anticipation that its due diligence process would help them to increase their proposed valuation.

On April 21, 2010, the Special Committee met, together with representatives of Fenwick & West and UBS, and discussed a list of parties to be contacted by UBS to solicit indications of interest in acquiring us, and the information that would be provided to such parties in connection with these solicitations. Representatives of UBS, in consultation with members of the Special Committee and management, continued to assist us in developing this list and information, and, during the last week of April and the first week of May, representatives of UBS contacted 36 prospective acquirors (including each of the firms that contacted us in November 2010 and early 2011), and circulated information about us, and our process, to 34 prospective acquirors, including 17 financial sponsors and 17 industry participants (including companies that competed with our business).

On April 24, 2010, representatives of Fenwick & West provided representatives of Battery Ventures with a revised form of merger agreement, and advised Battery Ventures that in order to provide it with detailed due diligence information, we would require that it enter into an amendment to its January 27 non-disclosure agreement to provide for a “standstill” under which it would agree that it would not acquire any of our securities or engage in other takeover activities for a period of 18 months without our prior consent. On April 26, 2010, we entered into this amendment with Battery Ventures, and on April 27, 2010, we provided representatives of Battery Ventures and its outside counsel Cooley LLP (“Cooley”) with access to an on-line electronic data room.

On April 30, 2010, representatives of UBS discussed with the members of the Special Committee the status of the process of contacting prospective acquirers.

In May 2010, we negotiated and entered into non-disclosure agreements with 16 of the prospective acquirors UBS had contacted on our behalf pursuant to which we and the other party each agreed to customary restrictions on the disclosure and use of confidential information and the other party agreed to customary “standstill” provisions restricting their ability to purchase our securities or engage in other takeover activities without our consent. During May and June 2010, our management and representatives of UBS provided information, and had discussions, regarding RAE Systems and its business with such parties, and 15 of these parties attended in-person presentations by our management. Mr. Chen, Dr. Hsi and Mr. Gausman participated in these meetings to discuss and provide information regarding our business; in each case a representative of UBS was also present. During the course of these meetings, each of these prospective purchasers received copies of the five-year financial forecasts described above (both the 2012 recovery case and the 2011 recovery case). During this time, on May 6 and May 7, Mr. Chen and his advisor met with representatives of Battery Ventures at Battery Ventures’ offices, where he was introduced to senior representatives of Battery Ventures who had not previously met Mr. Chen. At this meeting, Mr. Chen and representatives of Battery Ventures discussed RAE Systems, the instrumentation industry and potential growth strategies.

In addition, during the period from April 27, 2010 through June 17, 2010, Battery Ventures and its advisors conducted detailed due diligence on RAE Systems, and Fenwick & West and Cooley discussed the terms of a draft merger agreement.

Throughout the period from May 2010 through September 17, 2010, the Special Committee held a number of meetings, including the meetings described below, to discuss the process by which RAE Systems would explore and evaluate opportunities for RAE Systems to be acquired by another company, and to evaluate such opportunities relative to the option of RAE Systems continuing as an independent publicly traded company. In addition, on May 11, July 1 and August 9, 2010, our board of directors met and received an update on our strategic process.

On May 12, 2010, Battery Ventures requested that we agree to reimburse its out-of-pocket due diligence expenses, and provided a proposed form of expense reimbursement agreement. In addition, representatives of Battery Ventures requested permission to contact certain of our customers for purposes of its due diligence review. Following discussion with representatives of UBS and Ms. Wang, representatives of Fenwick & West advised Battery Ventures and representatives of Cooley that we would be prepared to enter into such an expense reimbursement agreement only if Battery Ventures reaffirmed its proposed valuation for a transaction following due diligence meetings in China that had been planned for the following week, and agreed to make the following changes to the proposed form of merger agreement: the amount of the termination fee and expense reimbursement that we would be obligated to pay under certain circumstances would be capped in the aggregate at a percentage of the transaction value customary for such transactions; on termination of the merger agreement, we would not be obligated to reimburse Battery Ventures’ out of pocket expenses if the merger agreement were terminated as a result of events that were out of our (and our stockholders’) control; the condition to Battery Ventures’ obligations to consummate the merger that required our representations to be true as of the closing of the merger would be subject to a qualification that any inaccuracies must have a “material adverse effect;” a condition to Battery Ventures’ obligations to consummate the merger related to retention of our employees would be eliminated; and Battery Ventures would guarantee the entire amount of the purchasing entity’s obligations under the merger agreement. After discussions between representatives of Fenwick & West and representatives of Cooley, Battery Ventures agreed generally to make these changes, to limit the expenses for which it was requesting such reimbursement to a maximum of $500,000, to permit us to notify Battery Ventures at any time that we had determined to cease reimbursing such expenses (in which case we would only be required to reimburse expenses incurred through the time of such notice), and to only require reimbursement of such expenses if we decided not to proceed with a transaction, or agreed to a transaction with a third party by August 31, 2010 at more than $1.45 per share. The Special Committee met on May 20, 2010 and discussed the expense reimbursement request, and the benefits to us of Battery Ventures’ continuing with its due diligence and negotiations while we conducted our strategic process. Based on these benefits, the Special Committee authorized us to enter into this expense reimbursement agreement. On May 22, 2010, following their due diligence meetings in China, representatives of Battery Ventures reaffirmed their offer price of $1.45 per share. We and Battery Ventures then executed the expense reimbursement agreement on May 23, 2010.

The Special Committee met again on May 26, 2010, and discussed the status of our strategic process, as well as the status of our discussions with the SEC and the Department of Justice regarding the FCPA investigation, including expectations regarding timing for a settlement and our expectation that a settlement would not impose any liability that was inconsistent with our publicly announced accrual.

On June 2, 2010, the Special Committee authorized UBS to inform the prospective buyers who had engaged in (or had plans to engage in) these meetings that each participant in our strategic process should provide a written, preliminary and non-binding indication of interest to UBS by June 15, 2010, and that following evaluation of the indications of interest, the Special Committee would select participants to proceed in the process. During the first week of June, representatives of UBS notified each of the prospective buyers of this process.

By June 15, 2010, UBS had contacted a total of 36 potential bidders, 16 of these had entered into non-disclosure and standstill agreements with us, 15 of these (including 6 strategic buyers and 9 private equity sponsors) had attended management presentations, and 11 of these submitted non-binding indications of interest, as follows:

Bidder A, a strategic buyer, proposed a purchase price in a range of $1.97 to $2.44 per share, in cash;

Bidder B, a strategic buyer, proposed a purchase price of $1.50 per share, in cash;

Bidder C, a private equity sponsor, proposed a purchase price in a range of $1.25 to $1.50 per share, in cash;

Bidder D, a strategic buyer, proposed a purchase price of $1.25 per share, in cash;

Bidder E, a private equity sponsor, proposed a purchase price in a range of $1.00 to $1.15 per share, in cash;

Bidder F, a private equity sponsor, proposed a purchase price of $1.10 per share, in cash;

Bidder G, a private equity sponsor, proposed a purchase price of $1.00 per share, in cash;

Bidder H, a private equity sponsor, proposed a purchase price in a range of $0.90 to $1.00 per share, in cash;

Bidder I, a private equity sponsor, proposed a purchase price of up to $0.89 per share, in cash; and

Bidder J, a private equity sponsor, proposed a purchase price of $0.80 per share, in cash.

In addition, on June 16, 2010, Battery Ventures reaffirmed its proposal of a purchase price of $1.45 per share, in cash and requested that it be permitted to contact customers as part of its due diligence.

Each of these proposals was subject to certain stated assumptions, and to further due diligence.

The Special Committee met on June 16, 2010 with representatives of Fenwick & West and UBS and reviewed these proposals, including the financial terms, the assumptions stated and the risks inherent in each. The Special Committee determined not to proceed with further discussions with Bidders E through J because it believed that they were unlikely to reach valuations that would be competitive with those reflected in the proposals of Bidders A, B, C and Battery Ventures, and because it desired to invite into the second round a manageable number of bidders and therefore limited the second round process to four or five participants, and because the proposals from these bidders were substantially lower than the proposals from Bidders A, B, C and Battery Ventures. The Special Committee did not believe it likely that these bidders would increase their bids to a level that would be competitive with Bidders A, B, C and Battery Ventures based on the substantial difference in values between these bids and that of Bidders A, B, C (at the upper end of Bidder C’s range) and Battery Ventures, on the fact that these bidders were aware of the competitive nature of the process, and on the fact that these bidders would have an opportunity, when informed by UBS of the Special Committee’s determination, to inform UBS that they would be willing to increase their valuations. The Special Committee directed the representatives of UBS to inform Bidders A, B, C and Battery Ventures that they would be invited to continue to a “second phase” of the strategic process, in which Bidders A, B and C would be provided access to an on-line electronic data room and to the Company’s facilities and personnel, to the same extent as had previously been made available to Battery Ventures. Because the Special Committee believed that a transaction with Bidder D could have the potential for substantial synergy, the Special Committee believed that Bidder D should be able to pay a higher price for the Company than it had initially proposed, and accordingly the Special Committee also directed the representatives of UBS to communicate with Bidder D to determine whether Bidder D would be willing to increase the value set forth in its proposal. In addition, the Special Committee determined that it would not be appropriate for us to reimburse Battery Ventures’ for any further due diligence expenses under the expense reimbursement agreement, or to permit Battery Ventures to contact customers at that time in view of the value of its bid in relation to the others.

Representatives of UBS communicated to Bidders A, B, C and Battery Ventures that they would be invited to continue to the second phase of our strategic process, and to Bidders E through J that their valuations were not sufficient to qualify them to continue to this second phase. None of Bidders E through J indicated in response to this communication that they might be willing to increase their valuation, or subsequently informed us or UBS that they were willing to consider a transaction at a higher valuation than they had proposed. In addition, a representative of Fenwick & West notified Battery Ventures that while we intended to continue discussions with Battery Ventures and provide it with due diligence, we could not agree to reimburse its out of pocket due diligence expenses incurred after June 17, 2010.

Neither Mr. Chen nor Dr. Hsi engaged in any negotiations on behalf of RAE Systems with any potential bidders at this or any other time; rather, all negotiations were engaged in at the direction of the Special Committee by UBS, legal counsel or members of the Special Committee.

On June 22, 2010, Bidder D indicated that it was not willing to increase its non-binding indication of interest and on July 1, 2010, Bidder B indicated that it would no longer participate in the process. On July 6, 2010, representatives of UBS informed Bidders A and C and Battery Ventures of the process for detailed due diligence, and requested definitive proposals by August 13, 2010. On July 15, 2010, we sent the bidders a proposed form of merger agreement prepared by Fenwick & West. Bidders A and C commenced detailed due diligence, and Battery Ventures suspended its due diligence activities and its negotiation of a merger agreement.

Our non-disclosure agreement with Battery Ventures, as previously amended, contained a “most favored nation” provision under which we agreed that if we entered into a standstill agreement with any other party containing terms more favorable to that party than our agreement, we would advise Battery Ventures and, if requested by Battery Ventures, would amend its standstill terms to provide it with the benefit of such more favorable terms. Pursuant to that provision, on July 29, 2010 we entered into another amendment to our non-disclosure agreement with Battery Ventures to modify the standstill provisions in order to make such provisions consistent with terms we had negotiated in our agreements with certain bidders.

During the course of their due diligence, Bidders A and C were provided access to materials, personnel and facilities that were the same in all material respects as had been provided to Battery Ventures, and to other materials and personnel requested by Bidders A and C which were, in turn, also made available to Battery Ventures. Following a visit to our China operations, on July 19, 2010, representatives of Bidder A advised UBS that Bidder A did not want to acquire our joint venture in Fushun (“RAE Fushun”) or our joint venture in Beijing (“RAE KLH”), with the exception of certain operations of our Beijing joint venture that they desired to be restructured. Representatives of Fenwick & West and UBS reviewed this information and discussed it with our management, and the Special Committee met on July 21 and August 2, 2010 to discuss this information. At the August 2 meeting, the Special Committee also discussed our preliminary second quarter results of operations and the status of our settlement discussions with the SEC and the Department of Justice pertaining to the FCPA investigation, including expectations regarding timing for a settlement and our expectation, based on our most recent discussions with the Department of Justice, that a settlement would be consistent with our publicly-announced accrual.

On August 5, 2010, the Special Committee met, together with Mr. Chen and representatives of Fenwick & West, and again discussed the communications from Bidder A, including the timeline that would be required to achieve Bidder A’s objectives, possible approaches that might be taken to seek to achieve these objectives, and the challenges to achieving these objectives, as well as the status of Bidder C’s due diligence investigation. In addition, in early August Battery Ventures had resumed its due diligence activities, and the Special Committee discussed a request by Battery Ventures that we extend the August 31 deadline set forth in its expense reimbursement agreement, as described above. The Special Committee discussed the desirability of maintaining Battery Ventures’ participation in our strategic process, and approved the extension of the deadline to September 30.

On August 9, 2010, our board of directors held a meeting, at which representatives of Fenwick & West and Mr. Gausman were present, during which the board was given an update on the status of the strategic process, including the terms expected to be requested by the bidders, recent discussions with the bidders, the anticipated timing of an announcement of a settlement of the FCPA investigation with the SEC and the Department of Justice, the possibility that other bidders might become involved following execution of a definitive merger agreement, and the process by which they might do so, as well as our outlook and plans if we remained an independent company. Mr. Chen and Dr. Hsi attended this meeting, other than a portion at which these topics were further discussed without their participation.

On August 11, 2010, representatives of Cooley provided representatives of Fenwick & West with a revised draft of a merger agreement, which included the following proposed terms: a termination fee of 4.5% of the total transaction value; a requirement for reimbursement of Battery Ventures’ expenses on termination of the merger agreement upon a number of different circumstances, including the failure of our stockholders to adopt the merger agreement; and a condition to Battery Ventures’ obligations to consummate the merger that certain operational representations must be true in all respects as of closing (rather than being subject to a qualification that any inaccuracy must not have a material adverse effect). On August 13, 2010, representatives of Battery Ventures provided a revised proposal reaffirming its $1.45 per share bid, on the same terms as the indications of interest previously provided by Battery Ventures, and providing for a 10-business day period of exclusivity (subject to automatic extension for an additional five business days).

On August 13, 2010, representatives of Bidder C advised representatives of UBS that it did not intend to submit a definitive proposal, and Bidder A declined to provide a definitive proposal and instead provided a revised non-binding indication of interest proposing a transaction at a price per share ranging from $1.57 to $1.73 per share. This indication of interest contained a number of conditions, including the following:

•	we would be required to enter into a settlement agreement with the SEC and the Department of Justice regarding our FCPA investigation prior to entering into a definitive agreement with Bidder A;

•	Bidder A would need to meet with the SEC and the Department of Justice and obtain confirmation as to its ability to shield itself from liabilities for any past FCPA violations by RAE Systems;

•	it must be demonstrated to Bidder A that the transaction would not have any adverse impact on any current matters before the Department of Justice or the SEC involving Bidder A or any of its affiliates;

•	the proposed transaction would exclude any ownership interest or liabilities of RAE Fushun, and we would be required to complete a dissolution and liquidation process prior to closing, in a manner satisfactory to Bidder A, if we were unable to sell it to a third party; and

•	we would be required to acquire the minority interest in our RAE KLH joint venture in Beijing from our joint venture partner, obtain title documents for its Beijing facility, reorganize certain of its business operations and commence a liquidation of this joint venture.

On August 15, 2010, representatives of Fenwick & West and UBS discussed these proposals with representatives of Battery Ventures and Bidder A, respectively, and on August 15 through 18, representatives of Fenwick & West, UBS and our China counsel discussed and assessed the ability of RAE Systems to satisfy the conditions required by Bidder A with respect to the RAE Fushun and RAE KLH joint ventures and facility and the timeline, process and uncertainties that would be involved.

On August 16, 2010, our Special Committee met, together with representatives of Fenwick & West and UBS, to discuss the proposals made by Battery Ventures and Bidder A. The Special Committee discussed the proposal by Bidder A in detail, and noted the significant conditions to closing a transaction that had been included by Bidder A. In particular, the Special Committee discussed the uncertainty of our ability to sell RAE Fushun, the substantial timeframe that would be required to complete a liquidation of RAE Fushun, the requirements that we negotiate and complete transactions with third parties who were not within our control, and the anticipated difficulties in satisfying the FCPA-related conditions, which were dependent on the satisfaction of Bidder A and required actions by the Department of Justice and the SEC. In addition, the Special Committee discussed the extensive process that had been conducted, and the possibility that any other bidder might enter into a transaction with RAE Systems at a greater value. Following these discussions, the Special Committee directed UBS to negotiate with Battery Ventures to seek an increase in the per share price set forth in Battery Ventures’ proposal to $1.60 per share. The Special Committee selected this target per share price based on the fact that it was within the range proposed by Bidder A in its conditional indication of interest, and the Special Committee’s belief that it would be desirable to obtain a price that was within the range presented by the other bidder. In addition, in view of the highly conditional nature of Bidder A’s proposal, the Special Committee determined that Bidder A did not represent a credible alternative to Battery Ventures, and that in the absence of a credible alternative, a more aggressive strategy could be counterproductive. Finally, the Special Committee considered the fact that $1.60 per share would represent a material increase in the price proposed by Battery Ventures, the substantial premium represented by this price compared to the public trading price of our common stock (which closed at $0.76 on August 16) and the Special Committee’s belief that $1.60 per share would represent a fair price for our unaffiliated stockholders and advised Bidder A that unless it was willing to remove or meaningfully modify these conditions, we would not be able to proceed with a transaction with Bidder A. Representatives of UBS subsequently so advised a representative of Bidder A.

On August 17, 2010, representatives of UBS advised representatives of Battery Ventures that we could provide Battery Ventures with exclusivity if Battery Ventures increased its per share price to $1.60 per share, and agreed to the following changes to the draft merger agreement: limiting the termination fee to 3.5% of the total transaction value; eliminating the requirement for reimbursement of Battery Ventures’ expenses on failure of our stockholders to adopt the merger agreement in the absence of another transaction; and restoring the “material adverse effect” qualifier for the two operational representations where it had been removed. On August 17, 2010, Battery Ventures requested permission to communicate with Mr. Chen and Dr. Hsi to discuss the key elements of the terms for the exchange of the Rollover Shares for shares in the new entity, as the Special Committee had previously restricted Battery Ventures (and other bidders) from having any such discussions. We provided Battery Ventures with our approval to have such discussions, and on August 19, 2010, representatives of Battery Ventures advised representatives of Fenwick & West and UBS that it would increase its per share price to $1.60 and would make the required changes to the form of merger agreement other than the elimination of expense reimbursement upon a failure of our stockholders to adopt the merger agreement. Representatives of Fenwick & West and Cooley then discussed the circumstances under which such a fee might be payable, the amount of a cap on such reimbursable expenses, and the credit of any such expense reimbursement against the 3.5% termination fee.

On August 17, 2010, representatives of Battery Ventures entered into discussions with Mr. Chen and Dr. Hsi and proposed terms of the exchange of the Rollover Shares for equity of Purchaser. Battery Ventures indicated to Mr. Chen and Dr. Hsi its expectation that, consistent with prior investments of this nature, (1) Battery Ventures would own a majority (and, in this case, at least 70%) of the voting power of Purchaser (immediately after the transaction, without giving effect to the 8% management option pool), (2) that it would have the right to designate a majority of the board of directors of Purchaser, and (3) that the post-transaction equity structure of the Purchaser would consist of a combination of debt, non-voting, non-convertible preferred stock and common stock. On August 18, 2010, representatives of UBS communicated the following key elements proposed by the Rollover Holders of the terms of the exchange of the Rollover Shares to Battery Ventures: that the Rollover Shares would be exchanged for equity in the Purchaser at the same valuation as the price paid to our unaffiliated stockholders ($1.60 per share); that Battery Ventures’ investment in the Purchaser must be at least $50 million in cash; that the Rollover Holders would be willing to roll over a number of their collective shares of RAE Systems’ common stock to allow Battery Ventures to obtain a 70% interest in the Purchaser, provided that the remainder of the RAE Systems’ common stock collectively held by them would be cashed-out in the merger at $1.60 per share; that the Purchaser would agree to reimburse the Rollover Holders’ legal fees related to the negotiation of the terms of the exchange; that the Rollover Holders would have automatic antidilution protection; that the Rollover Holders would insist upon a minimum 10% return on their investment; and that Mr. Chen, Dr. Hsi and Ms. Chen would enter into employment agreements that extended for the duration of their investment.

On August 18, 2010, the Special Committee met, together with Mr. Chen and representatives of Fenwick & West and UBS. At this meeting, Mr. Chen advised the Special Committee that representatives of Battery Ventures had approached him regarding the exchange of the Rollover Shares for equity of Purchaser, and regarding Battery Ventures’ sources of funds for a transaction. The Special Committee then met again later that day, together with representatives of Fenwick & West and UBS and without Mr. Chen, and the representatives of UBS provided an update on information they had received from Battery Ventures regarding Battery Ventures’ negotiations with Mr. Chen. On August 19, 2010, Mr. Chen advised Ms. Wang that the Rollover Holders and Battery Ventures had come to an understanding on the important business terms regarding the exchange of the Rollover Shares for equity of Purchaser. These important terms were, specifically, that the Rollover Holders would own 31% of the voting power of Purchaser (immediately after the transaction, without giving effect to the 8% management option pool); that the Rollover Shares would be valued at $1.60 per share in the exchange; that the Rollover Holders and Battery Ventures would each hold the same class of shares in the Purchaser; that the post-closing board composition would reflect the relative ownership of Battery Ventures and the Rollover Holders, with Battery Ventures having the right to designate three of the five Board members. However, certain additional minority protections and the terms of the employment agreements would need to be further negotiated between Battery Ventures and the Rollover Holders.

The Special Committee met again on August 19, 2010, together with representatives of Fenwick & West and UBS. Representatives of UBS provided an update on their discussions with Battery Ventures, and representatives of Fenwick & West discussed Battery Ventures’ requirement in the draft merger agreement that we reimburse it for its out of pocket expenses in the event that Battery Ventures terminated the merger agreement because our stockholders did not vote to adopt the merger agreement. The Special Committee then discussed Battery Ventures’ request for a 10-business day period of exclusivity (subject to automatic extension for an additional five business days). Following this discussion, the Special Committee authorized us to enter into the exclusivity agreement with Battery Ventures, provided that Battery Ventures confirmed that it would increase its per share price to $1.60, and eliminate the provision for automatic extension of its exclusivity period beyond the initial 10 business-day period.

On August 20, 2010, a representative of Bidder A advised UBS that Bidder A was not prepared to proceed with a transaction unless it were subject to the conditions that were set forth in its August 13 proposal. Battery Ventures confirmed its agreement to increase its per share price to $1.60, and made the requested change to the exclusivity period, and accordingly, on August 20, 2010, we entered into a 10-business day exclusivity agreement with Battery Ventures.

From August 20, 2010 through September 17, 2010, representatives of Cooley and Fenwick & West negotiated the final terms of the merger agreement, and representatives of Battery Ventures and its legal and accounting advisors completed their due diligence review. Battery Ventures’ exclusivity period ended on September 3, 2010, and on September 3, our Special Committee met and authorized us to extend this period to September 10 in view of the progress that Battery Ventures and we were making on resolving open issues in the draft merger agreement and on Battery Ventures’ due diligence. This exclusivity period was again extended to September 14, 2010.

On August 23, 2010, Battery Ventures was informed that the Rollover Holders had engaged Wilson Sonsini Goodrich & Rosati P.C. (“Wilson Sonsini”) to represent them with respect to the exchange of the Rollover Shares and on this date, Wilson Sonsini and Cooley entered into discussions and negotiations regarding the terms and conditions pursuant to which the Rollover Holders would exchange the Rollover Shares for equity of the Purchaser. In addition to the key elements identified by UBS on August 18, Wilson Sonsini informed Battery Ventures that, in light of their minority ownership position in the Purchaser after the transaction, the Rollover Holders would seek additional customary minority protections (such as registration rights and information rights), and in addition, the Rollover Holders requested a put right (at a price equal to their investment, $21.4 million, plus dividends) with respect to their shares in the event of the termination of their employment. Certain of the minority protections requested by the Rollover Holders and their counsel (such as information rights, preemptive rights, and registration rights), were acceptable to Battery Ventures. However, certain of the proposed minority protections were not acceptable to Battery Ventures, including automatic antidilution protection, a minimum 10% return on their investment, employment agreements for Mr. Chen, Dr. Hsi and Ms. Chen that would extend for the duration of the Rollover Holders’ investment and the requested put right with respect to their equity in the Purchaser.

Over the next few weeks, Battery Ventures and the Rollover Holders continued their negotiations and discussions through Cooley and Wilson Sonsini. Battery Ventures continued to express its unwillingness to agree to a put right on the Rollover Holders’ equity, employment agreements that extended for the duration of the Rollover Holders’ investment and automatic antidilution protection. However, as part of these discussions and in order to reach agreement with the Rollover Holders, Battery Ventures indicated that it would be willing to agree to employment agreements containing terms consistent with executives of certain of its other portfolio companies, and, in this case, with an 18-month severance period for Mr. Chen and a 12-month severance periods for Dr. Hsi and Ms. Chen.

In lieu of the requested put right and guaranteed 10% return, Battery Ventures proposed an exception to the transfer restrictions in the stockholders agreement allowing the Rollover Holders to sell their equity in Purchaser under certain circumstances upon the termination of their employment. Mr. Chen and Dr. Hsi agreed to subject their shares to a “drag-along” provision, whereby the Rollover Holders would agree to vote in favor of, and support, a future sale approved by Battery Ventures. In exchange for that concession and the elimination of the put right, Battery Ventures agreed that, in the event of any sale approved by Battery Ventures in which the proceeds payable to the Rollover Holders, after discharge of any debt, was less than the amount of their initial investment, Battery Ventures would be willing to agree to reallocate a portion of the sale proceeds to provide that the Rollover Holders receive at least $21.4 million in such sale — which represents the current value of the Rollover Shares at $1.60 per share.

Further, as part of these discussions and in order to reach agreement on the terms of the shares to be rolled over, in addition to the employment agreements, certain sale rights and guaranteed minimum return described above, Battery Ventures, Mr. Chen and Dr. Hsi agreed to the following final terms with respect to the Rollover Shares and post-closing governance of the Purchaser: (a) that the Rollover Holders would own 31% of the post-transaction equity of RAE Systems (without giving effect to the dilution from the 8% management equity pool); (b) pursuant to a stockholders agreement, the Rollover Holders would have the right to initially designate two out of five directors of Purchaser (and that Battery Ventures would have the right to designate the remaining three directors); and (c) the Rollover Holders would be entitled to certain customary information, preemptive rights and registration rights with respect to their shares of common stock.

On September 19, 2010, the Special Committee and our board of directors each held a meeting, at which representatives of Fenwick & West and UBS, Mr. Gausman and the other two independent members of our board of directors were present (but which Mr. Chen and Dr. Hsi did not attend), during which the Special Committee received an update on the status of the proposed transaction. During the meeting, a representative of Fenwick & West presented a summary of the terms of the Merger Agreement and related agreements, and discussed the fiduciary duties of the members of the Special Committee and the board. Also at this meeting, UBS reviewed with the Special Committee UBS’ financial analyses of the per share consideration and delivered to the Special

Committee an oral opinion, which opinion was confirmed by delivery of a written opinion, dated September 19, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $1.60 per share consideration to be received in the Battery Merger by holders of RAE Systems common stock (other than the Rollover Holders) was fair, from a financial point of view, to such holders. The full text of the written opinion of UBS, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS in connection with such opinion, is attached to this proxy statement as Annex B. The Special Committee, having deliberated regarding the terms of the proposed acquisition, the UBS presentation and opinion and the other factors discussed below, determined that the Battery Merger and the Battery Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems’ stockholders (other than the Rollover Holders) and approved the Merger Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby, including the Battery Merger and the voting agreements and that our board of directors recommend that RAE Systems’ stockholders vote to adopt the Battery Merger Agreement. Following the Special Committee’s recommendation to our board of directors, our board of directors, by unanimous vote of those directors in attendance, determined that the Battery Merger and the Battery Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems and its stockholders (other than the Rollover Holders), declared the Battery Merger Agreement and the Battery Merger to be advisable and recommended that RAE Systems’ stockholders vote to adopt the Battery Merger Agreement.

The Battery Merger Agreement and related documents were finalized and executed on September 19, 2010. Before the opening of the market on September 20, 2010, we announced the execution of the Battery Merger Agreement.

On September 21, 2010, our board of directors received a letter setting forth an unsolicited non-binding proposal from Vector Capital, in which Vector Capital proposed, subject to completion of due diligence and negotiation of definitive agreements, to acquire the outstanding shares of our common stock for $1.80 per share in cash (other than those held by Mr. Chen and Dr. Hsi, which this letter proposed be exchanged for equity in the acquiring company). Vector Capital did not have access to our non-public information prior to delivering this letter. On September 22, 2010, the Special Committee met, together with representatives of Fenwick & West and UBS, to discuss the proposal. Representatives of Fenwick & West described the fiduciary duties of the members of the Special Committee with regards to this proposal. Following discussion, and after consultation with representatives of Fenwick & West and UBS, the Special Committee determined that this proposal met the criteria set forth in the Battery Merger Agreement to permit us to provide information to, and negotiate with, Vector Capital. In addition, the Special Committee determined that it would be appropriate for us to continue to move forward on the actions required in connection with the Battery Merger. Based on the Special Committee’s determination and as permitted by the Battery Merger Agreement, on September 24, 2010 we entered into a confidentiality agreement with a standstill provision with Vector Capital, and representatives of Vector and Shearman & Sterling LLP (“Shearman & Sterling”), its legal counsel, commenced a due diligence process. On October 5, 2010, representatives of Vector Capital met with Mr. Chen, Mr. Gausman and Dr. Hsi and a representative of UBS and received a presentation similar in scope to that provided to prospective acquirers in late May and early June 2010. Mr. Chen, Dr. Hsi and representatives of Vector Capital met again on October 12, 2010 and discussed our business and strategy. Between October 12, 2010 and January 17, 2011, representatives of Vector Capital visited our China facilities and continued to meet with Mr. Gausman, Mr. Chen, Dr. Hsi and other members of our management to discuss our business, strategy and prospects, and Shearman & Sterling continued its legal due diligence review.

In December 2010, our management presented to our board of directors updated projected proforma financial information for 2010 and 2011, and we provided Battery Ventures and Vector Capital with these updated projections. A summary of these updated projections is set forth in this Proxy Statement under the caption “Important Information Concerning RAE Systems — Certain Projections.”

On January 4, 2011, representatives of Shearman & Sterling provided representatives of Wilson Sonsini with proposed forms of rollover agreements, voting agreements and employment agreements, stockholders agreements and related documents and between January 4 and January 12, 2011, representatives of Shearman & Sterling and Wilson Sonsini negotiated the terms of these agreements.

On January 12, 2011, we entered into an agreement to divest our interest in our Fushun joint venture to a third party.

On January 12, 2011, we received a letter from Vector Capital setting forth an offer to acquire the outstanding shares of our common stock for $1.75 per share in cash (other than those held by Mr. Chen and Dr. Hsi, which would be exchanged for equity in the acquiring company). This letter was accompanied by proposed forms of a merger agreement, voting agreements to be signed by Mr. Chen and Dr. Hsi, a guarantee, and rollover agreements to be signed by the Rollover Holders, providing for the rollover of shares by the Rollover Holders. These documents were executed by Vector Capital, and the letter stated that Vector’s Capital offer would be irrevocable until 9:00 am (Pacific Time) on January 18, 2011, at which time the offer would expire. We provided a copy of these documents to Battery Ventures as required by the Battery Merger Agreement, and notified Battery Ventures of our intention to convene a Special Committee meeting, no sooner than January 15, 2011, to consider whether this offer represented a “Superior Offer” within the meaning of the Battery Merger Agreement.

On January 13, 2011, Battery Ventures requested that, pursuant to the Battery Merger Agreement, we engage in good faith negotiations with Battery Ventures, and that we provide it with certain additional information regarding the Vector Capital offer. We provided this additional information on January 13 and 14, 2011.

On January 14, 2011, Susan Wang, the Chair of the Special Committee, met with representatives of Battery Ventures, together with representatives of Cooley and Fenwick & West, to discuss Vector Capital, the Special Committee’s process for considering the Vector Capital offer, and prospects for improved terms by Battery Ventures. Later that day, Mr. Chen and Dr. Hsi met with representatives of Battery Ventures, together with representatives of Cooley, Fenwick & West and Wilson Sonsini, and discussed the Vector Capital offer, the parties’ respective views of the Vector Capital offer compared to the Battery Merger, and Battery Venture’s plans and strategies for us following the merger. During this discussion, Mr. Chen informed the representatives of Battery Ventures that he had been impressed by the Vector Capital team, and its strategies for our business. Mr. Chen also noted that he had been advised by Vector that they intended to involve a CITIC Capital affiliate as an investor and that he believed its investment might be advantageous to the company because of its financial resources and relationships in China. The value Mr. Chen ascribed to CITIC Capital’s participation in the transaction with Vector was based upon his belief as to the importance of adding to the Company’s existing presence in the Chinese market for our further growth, and his perception of CITIC Capital as a China-based institution with a deep understanding of the Chinese market and (through other entities with which CITIC Capital is indirectly related) a broad network of business contacts and relationships, and his hope that as an equity investor, CITIC Capital might provide us with the benefits of that understanding of our market, and its relationships, and that those other entities could potentially also serve as a source of financing for our operations in China. For example, Mr. Chen noted his understanding that some of those entities provide working capital, property and equipment lease financing in China.

On January 15, 2011, the Special Committee met, together with representatives of Fenwick & West, Morris Nichols Arsht & Tunnell LLP (special Delaware counsel to the Special Committee, referred to hereafter as “Morris Nichols”) and UBS to discuss the Vector Capital offer. Mr. Chen and Dr. Hsi also attended a portion of the meeting. The Special Committee discussed the terms of the Vector Capital offer, as well as the requirement under the terms of the Battery Merger Agreement that we pay a $3.39 million break-up fee to Battery Ventures in the event that we terminated the Battery Merger Agreement. The Special Committee discussed our cash resources and working capital, and considered our ability to pay the break-up fee and the effect such payment would have on our financial condition if a merger with Vector Capital was not consummated. The Special Committee then discussed the Battery Merger Agreement and related rollover agreement and voting agreement, and in particular whether those agreements would remain in effect if Battery Ventures were to agree to amend the Battery Merger Agreement to increase the per share merger consideration. Mr. Chen advised the Special Committee that he and Dr Hsi, after having consulted with their counsel, did not believe that those agreements would continue to bind them in that event. Mr. Chen and Dr. Hsi then left the meeting, and the Special Committee discussed these matters, and the Vector Capital offer, in their absence. In addition, representatives of Fenwick & West advised the Special Committee of its fiduciary duties relevant to the consideration of the Vector Capital offer. Mr. Chen and Dr. Hsi then rejoined the meeting, and the Special Committee requested that they consider in good faith any proposal Battery Ventures might make. In addition, the Special Committee requested that Mr. Chen postpone a planned trip to China to facilitate the consideration of any such proposal, and Mr. Chen agreed to do so. Following this meeting, a representative of Fenwick & West advised a representative of Cooley that the Special Committee encouraged Battery Ventures to submit a viable alternative proposal, and advised Cooley that Battery Ventures should not assume that Mr. Chen and Dr. Hsi would necessarily be willing, in their capacity as stockholders, to support an improved offer by Battery Ventures.

On January 16, 2011, we received a letter from Battery Ventures setting forth a proposal to amend the Battery Merger Agreement to increase the merger consideration to $1.85 per share and increase the termination fee to 3.5% of the overall new transaction value, accompanied by a form of such an amendment. The letter stated Battery’s position that the existing rollover agreements and voting agreements would remain in effect and enforceable against the Rollover Holders following such an amendment notwithstanding the increase in the merger consideration. As an alternative, the letter stated that if the Rollover Holders desired to be released from their rollover obligations, Battery Ventures would be willing to increase the merger consideration to $1.85 per share with no rollover at all, but only if Battery Ventures could work with Vector Capital as 50/50 equity partners on the transaction.

On January 17 and 18, 2011, representatives of Fenwick & West LLP discussed with representatives of Cooley and of Wilson Sonsini, counsel to the Rollover Holders, the legal issue of whether the rollover agreements, and the voting agreements executed by the Rollover Holders, Mr. Chen and Dr. Hsi, would remain in effect following such an amendment if the Rollover Holders, and Mr. Chen and Dr. Hsi, did not consent to that amendment. Representatives of Wilson Sonsini advised representatives of Fenwick & West that, in the view of the Rollover Holders, the existing rollover agreements and voting agreements with Battery Ventures would not continue to be valid and enforceable obligations of the Rollover Holders following such an amendment, because of the material changes to the overall transaction to the Rollover Holders (among other considerations), including the change in the purchase price and in the post-closing capitalization and capital structure of the purchaser, which the Rollover Holders viewed as significant as they would require either an increase in the total amount of equity financing (which would dilute the ownership of the Rollover Holders following the merger), or an increase in the amount of debt financing (which presents risk associated with additional leverage). The Rollover Holders advised the representatives of Fenwick & West that in their view, for such agreements to be enforceable against them after such a material change in the transaction, the agreements would need to explicitly state such was the intent of the Rollover Holders. The rollover agreement and the voting agreement were not explicit in this respect. In fact, counsel for the Rollover Holders advised the representatives of Fenwick & West that they believe that the language of the agreements explicitly describe the opposite. The rollover transaction with Battery Ventures was explicitly conditioned upon the closing of the “Merger”, which was the transaction described in the “Merger Agreement” dated September 19, 2010. The Rollover Holders believe that if the rollover agreement and the voting agreement were meant to apply to any amended merger agreement between Battery Ventures and the Company without the consent of the Rollover Holders, the parties would have defined the term “Merger Agreement” as the merger agreement dated September 19, 2010, as amended, and the rollover agreement would not have contained a specific price and a specific post-closing capital structure that was dependent upon such specific price. Counsel for the Rollover Holders advised the representatives of Fenwick & West that in their view, if the merger agreement were amended to increase the price per share without an amendment to the rollover agreement, the exchange of shares provided for in the rollover agreement would be impossible to complete, since it was premised upon a post-closing capitalization and capital structure that could only come into effect at a purchase price of $1.60 per share. In the view of the Rollover Holders, the reference to the “Merger Agreement” in the rollover agreement and the voting agreement could only mean the original merger agreement dated September 19, 2010, with the purchase price of $1.60 per share, because the merger agreement in its original state is the only merger agreement that would allow the performance of the rollover agreement without material modification. Counsel to the Rollover Holders advised representatives of Fenwick & West that the Rollover Holders were aware of this distinction, and that it had always been their understanding that they would have the right to consent to any material change in the transaction, whether effected through an amended Merger Agreement or otherwise. Accordingly, counsel to the Rollover Holders informed the representatives of Fenwick & West that it was the Rollover Holders’ position that a change to the per share consideration would require an amendment to the rollover agreement, which would require the consent of the Rollover Holders. In considering this issue, Mr. Chen was of the view that the increased amount of debt financing implied by Battery Venture’s revised offer would place a significant additional burden on the Company, thereby negatively affecting Mr. Chen’s assessment of the financial viability of the transaction contemplated by Battery Ventures and the Rollover Holders and putting his continued equity stake in the venture at additional risk. Similarly, Mr. Chen considered the potential dilution of his ownership in the Company post-closing were Battery Ventures to increase the total amount of equity financing in order to support its $1.85 per share offer, and determined that it would be adverse to his financial interests. Because these changes could be viewed as material, and as adverse, to stockholders who entered into an agreement such as this (and because Mr. Chen actually did view these changes as material and adverse), the Rollover Holders’ counsel advised the representatives of Fenwick & West that the Rollover Holders expected to have a right to consent to (or withhold consent from) an exchange of shares on these changed terms unless the agreement expressly provided the contrary. Representatives of Cooley advised representatives of Fenwick & West that Battery Ventures took a contrary position, and that in their view, the reference in the Battery Merger Agreement to the “Merger Agreement” would apply to the Merger Agreement as amended, but they were not able to state that they believed the issue to be free from doubt. In view of these differing positions, the ambiguity of the rollover agreement and the resulting significant legal uncertainty regarding the enforceability of the existing rollover agreements and voting agreements following such an amendment, representatives of Fenwick & West advised representatives of Cooley that the Special Committee would require additional certainty as to this matter, such as a structure in which the merger agreement would provide our stockholders (other than the Rollover Holders) with $1.85 per share regardless of whether the existing rollover agreements continued to be enforceable obligations of the Rollover Holders and regardless of whether Battery Ventures, or the Rollover Holders, prevailed in any dispute with the Rollover Holders on this issue. In addition, with respect to Battery Venture’s proposal for a joint transaction with Vector Capital, the representatives of Fenwick & West advised the representatives of Cooley that the Special Committee would likely not consent to discussions between competing bidders, but suggested to representatives of Cooley that Battery Ventures submit a letter to the Special Committee that could be forwarded to Vector Capital outlining the proposed terms for such a joint transaction. Battery Ventures did not submit any such letter.

On January 17, 2011 the Special Committee and our board of directors met, together with representatives of Fenwick & West, UBS and Morris Nichols, and discussed the Vector Capital offer and the proposal that we had received from Battery Ventures. A representative of Wilson Sonsini was present for portions of the meeting at the invitation of the Special Committee and the board, to assist in presenting Mr. Chen’s and Dr. Hsi’s perspectives on the Vector Capital and Battery Ventures proposals. During the meeting, a representative of Fenwick & West presented a summary of the terms of the Merger Agreement and related agreements, and discussed the fiduciary duties of the members of the Special Committee and the board. Mr. Chen and his counsel from Wilson Sonsini advised the Special Committee and board of his position that the existing rollover agreements and voting agreements with Battery Ventures would cease to be binding on the Rollover Holders if the Battery Merger Agreement were amended to increase the per share consideration to $1.85 per share. The representative of Wilson Sonsini, and Mr. Chen, reiterated to the Special Committee the analysis described above in support of this position. Mr. Chen advised the Special Committee that he believed that Vector Capital was better positioned to develop execute a strategic plan for the company following the merger and, he believed, that the participation of a CITIC Capital affiliate as a stockholder could potentially provide valuable financial resources and relationships in China. Mr. Chen also indicated to the Special Committee that it was his belief that he and Dr. Hsi should have the freedom to choose the party with whom they would be partners (or co-owners) in the newly private Company, and for whom they would work as executives of the Company, following the consummation of the merger. Mr. Chen advised the Special Committee and the board that, in view of these factors, and in his capacity as a stockholder, he would not agree to vote in favor of the proposed amended transaction with Battery Ventures, or to exchange his shares of our common stock for equity in the purchaser in the proposed amended transaction with Battery Ventures. In addition, he stated his intention to vote his shares of our common stock against the proposed amended transaction with Battery Ventures. Mr. Chen, Dr. Hsi and the representative of Wilson Sonsini then left the meeting. With respect to Battery Ventures’ proposal for a joint transaction with Vector Capital, the Special Committee determined that direct discussions between the two competing bidders would not be appropriate, because discussions presented the potential for collusion that would be contrary to the interests of our public stockholders, and because it was important that the Special Committee be able to manage this competitive process to protect the interests of the company’s public stockholders. The Special Committee discussed Mr. Chen and Dr. Hsi’s stated refusal to make commitments in support of a transaction with Battery Ventures, and noted that when it had approved the Battery Merger Agreement, the Special Committee was mindful that any party seeking to make a superior proposal that required the participation of Mr. Chen and Dr. Hsi through a rollover of their shares would need to obtain the agreement of Mr. Chen and Dr. Hsi to do so (as Vector Capital in fact had done), which could present a challenge for any bidder seeking to make such a proposal. The Special Committee noted that there was no contractual or other legal basis by which the Special Committee could require that Mr.

Chen and Dr. Hsi expressly agree in advance to be obligated to roll over their shares in the event that Battery, or any third party, made such a proposal. In view of Mr. Chen’s stated position regarding his unwillingness to make any new commitments in support of a transaction with Battery Ventures, and in view of the uncertainties regarding the continued enforceability of the existing rollover agreements and voting agreements if the Battery Merger Agreement were amended to increase the per share consideration payable to holders of our common stock other than the Rollover Holders, the Special Committee and our board noted that there was substantial risk that an amended transaction with Battery Ventures at $1.85 per share could not be consummated unless Battery Ventures were willing to proceed without the support of Mr. Chen and Dr. Hsi, and to be obligated to pay cash for all of our outstanding common stock in the event the existing rollover agreements were not enforceable as part of a transaction involving an amendment to the Battery Merger Agreement to increase the price that Battery would pay. Accordingly, the Special Committee directed Fenwick & West and UBS to communicate to Battery Ventures the need to revise its proposal so that the consideration payable to our stockholders would not be at risk in the event that the existing rollover agreement were determined not to be enforceable, or the rollover of shares not consummated. Representatives of Fenwick & West communicated this position to representatives of Cooley following this meeting.

On the morning of January 18, 2011, our Special Committee and board met again beginning at 6:00 am (Pacific Time), together with representatives of UBS, Fenwick & West and Morris Nichols, to consider the Vector and Battery Ventures proposals. We had not received any revised proposal from Battery Ventures, and the Special Committee and our board of directors determined it would be appropriate to seek Battery Venture’s definitive response to the issues raised by Fenwick & West in its discussions with representatives of Cooley, and in particular the question of whether Battery Ventures, or our stockholders, would bear the risk that it be determined that the existing rollover agreements ceased to be the valid and binding obligations of the Rollover Holders following the proposed amendment. Accordingly, following the conclusion of the joint Special Committee and board meeting at approximately 7:30 am (Pacific Time), representatives of UBS and Fenwick & West spoke with representatives of Battery Ventures and Cooley and during this discussion, representatives of Battery Ventures advised the representatives of Fenwick & West and UBS that Battery Ventures would not bear that risk, and in fact would now require that the Rollover Holders reaffirm their obligations under the existing rollover agreement in connection with any amendment of the Battery Merger Agreement. Representatives of Battery Ventures also reiterated their request to be allowed to discuss with Vector Capital a potential joint bid. In addition, a representative of Vector Capital spoke with Ms. Wang, our Special Committee chair, and advised her that the Vector Capital offer would expire by its terms, and Vector would discontinue any and all discussions and efforts toward a transaction, if the Vector Capital offer were not accepted on or before its expiration at 9:00 am (Pacific Time) on that day. A representative of our Special Committee then had a discussion with a representative of Vector Capital in which the representative of our Special Committee requested a one-hour extension of the 9:00 am (Pacific Time) expiration of the Vector Capital offer, and asked whether Vector Capital would be prepared to increase the per share consideration in its offer, and whether Vector Capital would have any interest in a transaction in which Battery might participate as an investor. The representative of Vector Capital informed the representative of our Special Committee that Vector Capital would not be interested in Battery’s participation with Vector Capital in a transaction, and would not be in a position to increase the per share consideration in its offer, but agreed to the one-hour extension to 10:00 a.m. (Pacific Time). Our Special Committee and board of directors again met beginning at 9:00 a.m. (Pacific Time), and Ms. Wang and representatives of Fenwick & West and UBS informed the committee and board of their discussions. Following discussion, the Special Committee and the disinterested members of our board of directors determined that because Battery Venture’s proposal was conditioned on a requirement that the Rollover Holders reaffirm their obligations under the existing rollover agreements and voting agreements in connection with any amendment of the Battery Merger Agreement, which reaffirmation Mr. Chen had informed the Special Committee the Rollover Holders would not be willing to provide, the Battery Ventures proposal did not represent an option that was available to us. In addition, the Special Committee and the disinterested members of the board of directors noted that even in the absence of such a condition, Battery Ventures’ proposal involved significant uncertainties regarding the status of the rollover agreements and voting agreements, and regarding the risk to our stockholders of such unenforceability, and in view of these uncertainties and risks, and Mr. Chen and Dr. Hsi’s stated intention to vote against the Battery proposal as stockholders, the Special Committee could not have confidence that the transaction set forth in the January 16 proposal by Battery Ventures could be consummated. The Special Committee determined that the Vector Capital offer and the Merger Agreement represented a Superior Offer (as defined in the Battery Merger Agreement) and authorized us to terminate the Battery Merger Agreement and pay Battery Ventures the required $3.39 million break-up fee (which we then paid). The Special Committee then determined that the Merger and Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems’ stockholders (other than the Rollover Holders), and to RAE Systems’ unaffiliated stockholders generally, and approved the Merger Agreement and the transactions contemplated thereby, and recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby and that our board of directors recommend that RAE Systems’ stockholders vote to adopt the Merger Agreement. Following the Special Committee’s recommendation to our board of directors, our board of directors, by unanimous vote of those directors in attendance, determined that the Merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems and its stockholders (other than the Rollover Holders), and to RAE Systems’ unaffiliated stockholders generally, and approved the Merger Agreement and the transactions contemplated thereby declared and recommended that RAE Systems’ stockholders vote to adopt the Merger Agreement.

The Merger Agreement and related documents were finalized and executed on January 18, 2011, we paid a termination fee of $3.39 million to Battery Ventures in accordance with the terms of the Battery Merger Agreement, and we announced the execution of the Merger Agreement.

On February 2, 2011, our Special Committee received a letter from Rudy Acquisition Corp., the purchaser under the Battery Merger Agreement, setting forth an unsolicited non-binding proposal offer to acquire all of the outstanding shares of our common stock for $1.85 per share in cash. The letter indicated that the purchase price would be guaranteed by Battery Ventures and another private equity firm, that these firms would provide the equity financing for the transaction, and that the proposed transaction would not be subject to a financing contingency. In addition, the letter stated that the proposal was not contingent on a rollover agreement with Mr. Chen and Dr. Hsi. Finally, the letter indicated that Battery Ventures would need to update its due diligence review of our business and the other private equity firm would need to conduct its own due diligence. On February 2, 2011, the Special Committee met, together with representatives of Fenwick & West and UBS to discuss the proposal. Representatives of Fenwick & West described the fiduciary duties of the members of the Special Committee with regards to this proposal. Following discussion, and after consultation with representatives of Fenwick & West and UBS, the Special Committee determined that this proposal met the criteria set forth in the Merger Agreement to permit us to provide information to, and negotiate with, Battery Ventures and the other private equity firm in response to this proposal. In addition, the Special Committee determined that it would be appropriate for us to continue to move forward on the actions required in connection with the merger, in view of the certainty of the terms of the merger and our obligations under the Merger Agreement. Following the Special Committee meeting, Ms. Wang, the chair of our Special Committee, advised Mr. Chen of the Special Committee’s determination, and he informed Ms. Wang that, in his capacity as a stockholder, he would not be willing to enter into a voting agreement to vote in favor of the proposed transaction. On February 6, 2011, Battery Ventures and the other private equity firm executed confidentiality agreements with us, and they commenced a due diligence process. On February 25, 2011, representatives of Battery Ventures and the other private equity firm had a discussion with Ms. Wang and a representative of Fenwick & West regarding the remaining items that they wished to review in their due diligence process, and in which the representative of Battery Ventures reaffirmed their proposal of February 2, 2011. However, Battery Ventures and this private equity firm have not yet made any firm, definitive proposal or submitted a proposed form of definitive agreement.

On March 1, 2011, representatives of Cooley informed a representative of Fenwick & West that Battery Ventures intended to submit a definitive proposal on March 4, 2011 that would be consistent with the preliminary proposal that Battery Ventures had provided on February 2, 2011. On March 3, 2011, a representative of Battery Ventures stated to Ms. Wang and a representative of Fenwick & West that he and another representative of Battery Ventures each had received a call from Mr. Chen on March 2, 2011, and that Mr. Chen stated to each of them that he would not agree to vote as a stockholder in favor of a transaction with Battery Ventures or to roll over his shares in such a transaction, and would not continue as an officer or employee of the Company in the event of an acquisition of the Company by Battery Ventures, and that without his continued involvement, the Company would face challenges in China, including challenges in retaining employees and in obtaining certain required government license renewals and approvals. In addition, the representative of Battery Ventures stated that Mr. Chen had also told him that he would act to impair the ability of the Company to retain these employees and to obtain such license renewals and approvals, and would otherwise act to harm the business, in the event that a transaction with Battery Ventures were consummated. The Special Committee met, together with representatives of Fenwick & West, on March 4, 2011 to discuss this matter, and Mr. Chen and his counsel attended a portion of this meeting at the invitation of the Special Committee. Mr. Chen stated to the Special Committee that although he did advise Battery Ventures of his intent to vote against a transaction with Battery Ventures, to not roll over his shares in such a transaction and to retire as an officer and employee of the Company in the event of such a transaction, and of the challenges the Company would face in China without his continued involvement, including challenges in obtaining these license renewals and approvals in China, he did not advise Battery Ventures that he would act to impair the ability of the Company to obtain these license renewals and approvals, or to otherwise harm the Company, in the event of a transaction with Battery Ventures. In addition, Mr. Chen told the Special Committee that he would never act to harm the Company that he founded. At the request of the Special Committee, following this meeting a representative of Fenwick & West spoke with a representative of Wilson Sonsini and requested that Mr. Chen state, in a letter to Battery Ventures, that he would not act with the intention of harming the Company in the event of a transaction with Battery Ventures. The representative of Wilson Sonsini subsequently advised the representative of Fenwick & West that Mr. Chen would not provide such written assurances as he believed such written assurances were inappropriate. A representative of Fenwick & West was subsequently informed that a representative of Vector Capital and Mr. Chen had discussed Mr. Chen’s making calls to representatives of Battery Ventures to inform them of Mr. Chen’s unwillingness to vote as a stockholder in favor of a transaction with Battery Ventures, to roll over his shares in such a transaction or to continue as an officer or employee of the Company, and of the challenges the Company would face in China without his continued involvement, including challenges in retaining employees and obtaining the above-referenced license renewals and approvals, prior to the occurrence of such calls.

On March 4, 2011, representative of Battery Ventures informed Ms. Wang and a representative of Fenwick & West that Battery Ventures was evaluating the impact of Mr. Chen’s statements on its planned proposal and that in any case it would require further due diligence with respect to the China operations and the permits and approvals described by Mr. Chen. On March 7, 2011 Battery Ventures commenced this further due diligence.

There is no assurance that Battery Venture’s February 2, 2011 proposal will ultimately lead to a superior proposal or that we will reach final agreement on terms regarding an acquisition of RAE Systems by Battery Ventures and the other private equity firm. In the event of any such agreement, Battery Ventures is not under any obligation to return the termination fee paid to it on January 18, 2011. Neither our Special Committee nor our board of directors has approved, adopted or recommended an acquisition proposal from Battery Ventures and the other private equity firm or declared it superior to the Merger Agreement and the merger. Moreover, our Special Committee and board of directors have not withdrawn, qualified, or modified in any respect their recommendation that our stockholders adopt the Merger Agreement.

Reasons for the Merger of RAE Systems and Recommendation of the Board of Directors

In considering the Battery Merger and the merger, the Special Committee consulted with UBS regarding the financial aspects of the merger and also consulted with representatives of Fenwick & West regarding the fiduciary duties of the members of the Special Committee and our board of directors and the terms of the Merger Agreement and related agreements. Based on these consultations and the factors discussed below, the Special Committee and our board of directors determined that the merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems’ stockholders (other than the Rollover Holders). Accordingly, the Special Committee and our board of directors determined that the merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE System’s unaffiliated stockholders. The Special Committee and the board of directors have recommended that RAE Systems’ stockholders vote to adopt the Merger Agreement. In concluding that the merger and the Merger Agreement are procedurally and substantively fair to, and in the best interests of, RAE Systems’ stockholders, it concluded that the merger and the Merger Agreement are procedurally and substantively fair to, and in the best interests of, RAE Systems’ unaffiliated stockholders.

In the course of reaching that determination and recommendation, the Special Committee and our board of directors considered a number of potentially positive factors in its deliberations, including the following:

•	the belief that, having engaged in a lengthy process during which 36 potential buyers were approached, including both strategic purchasers (including competitors) and private equity firms, we obtained the highest price per share that was reasonably available from any potential acquirer in a transaction that had reasonable certainty of being consummated with respect to the Battery Merger and Battery Merger Agreement, and the

$1.75 merger consideration represents an increase of per share merger consideration of approximately 9.38% from the $1.60 per share merger consideration proposed in the Battery Merger Agreement;

•	the fact that Battery Venture’s proposal for an increase in the merger consideration payable under the Battery Merger Agreement was conditioned on a requirement that the Rollover Holders reaffirm their obligations under the existing rollover agreement, which reaffirmation Mr. Chen had informed the Special Committee the Rollover Holders would not be willing to provide, as a result of which the Battery Ventures proposal did not represent a option that was available to us. The Special Committee did not attempt to negotiate the elimination of this condition when it was communicated on January 18, 2011 in view of the fact that this position was communicated moments before the time that the Vector proposal would expire, that Battery had indicated that this was their firm and final position, that Vector had advised the Special Committee that it would not extend its deadline, and that if Battery were to change its position, there would be no impediment to their making a new proposal, following execution of the merger agreement with Vector, that was not subject to this condition.

•	the view of the Special Committee and the disinterested members of our board of directors that even in the absence of such a condition that the Rollover Holders reaffirm this obligation, Battery Ventures’ proposal involved significant uncertainties regarding the status of the rollover agreement, and regarding the risk to our stockholders of such unenforceability, and in view of these uncertainties and risks, and Mr. Chen and Dr. Hsi’s stated intention to vote against the Battery proposal as stockholders, the Special Committee could not have confidence that the transaction set forth in the January 16, 2011 proposal by Battery Ventures could be consummated because of the resulting increased risk that the transaction might not obtain stockholder approval (since a very high percentage of our other stockholders would need to vote in favor of the merger, and since it might be expected that some portion of our stockholders would not vote or return proxies to vote their shares);

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the likelihood that the merger would be consummated, the absence of any financing condition to Vector Capital’s obligation to complete the merger, the guarantee by Vector Capital and the Special Committee’s belief, based on information provided by Vector Capital (including financial information provided by Vector Capital to UBS setting forth its available committed capital) which confirmed that Vector Capital has sufficient financial resources to complete the merger without the need to obtain any debt financing;

•	the business, market and execution risks associated with remaining independent and successfully implementing a stand-alone strategy given the highly competitive nature of our industry and our relatively small size and resources as compared to our competitors;

•	the costs and expenses of remaining a public company, and their effect on our profitability in view of the size of our business;

•	Our projected financial results, as described under “Important Information Concerning RAE Systems — Certain Projections”, the risks to our ability to achieve these projected results and the valuations of RAE Systems that would be implied by such projections, as set forth in the financial analyses presented by UBS;

•	the $1.75 per share merger consideration represents a premium of approximately (i) 68% to the $1.04 per share closing price of our common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 9.38% to the $1.60 per share merger consideration proposed in the Battery Merger, (iii) 5% to the $1.66 per share closing price of our common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger and (iv) −1.7% to the $1.78 per share closing price of our common stock on March 8, 2011, the last full trading day prior to the date of this proxy statement.

•	the fact that the Special Committee of our board of directors, in the exercise of its fiduciary duties in accordance with Delaware law and the Merger Agreement, can authorize our management to provide information to, and can engage in negotiations with a third party following receipt of an unsolicited proposal or offer that our board of directors (or the Special Committee thereof) believes in good faith is reasonably likely to lead to a superior offer in the manner provided in the Merger Agreement, subject to specified conditions;

•	the fact that our board of directors or Special Committee, in the exercise of its fiduciary duties in accordance with Delaware law and the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $3,710,000 termination fee;

•	the fact that the merger would be subject to the approval of our stockholders and the availability of appraisal rights to our stockholders; and

•	the financial presentation of UBS and its opinion dated September 19, 2010, to the Special Committee as to the fairness, from a financial point of view and as of that date, of the $1.60 per share consideration to be received by the holders of RAE Systems common stock (other than the Rollover Holders) in the Battery Merger, as more fully described below under “— Opinion of the Financial Advisor to RAE Systems’ Special Committee” beginning on page 34 and in the written opinion of UBS attached as Annex B to this proxy statement; and the fact that the $1.75 per share merger consideration represents a premium of approximately 9.38% to the $1.60 per share merger consideration proposed in the Battery Merger. In view of this premium, the Special Committee did not obtain an updated opinion from UBS with respect to the fairness of the consideration. In January 2011, the Special Committee was deciding between two alternative transactions, one at $1.60 per share and one at $1.75 per share, and was not deciding between the alternatives of remaining an independent company and entering into an agreement to be acquired, as it was in September 2010. Therefore, the Special Committee did not believe that an updated opinion was necessary in order to conclude that the $1.75 per share transaction was superior to the $1.60 per share transaction.

Since the Rollover Holders are all affiliates of the Company, the Special Committee believes that the determinations by the Special Committee with respect to the fairness of the terms of the merger to all holders of RAE Systems common stock other than the Rollover Holders, and the opinion of UBS, address the fairness to all unaffiliated stockholders.

In particular, the Special Committee and our board of directors believed that the process by which we entered into the Merger Agreement was fair, and in reaching that determination, the Special Committee and our board of directors took into account, in addition to the positive factors noted above, the following:

•	the consideration and negotiation of the transaction (and the entire strategic process) was conducted entirely under the oversight of the members of the Special Committee, and no limitations were placed on the authority of the Special Committee;

•	the Special Committee was free to reject the proposed merger and explore, as it did, transactions with other bidders;

•	the Special Committee had exclusive authority to review, evaluate and negotiate the terms of the transaction and the Special Committee was thus able to adequately represent our stockholders (other than the Rollover Holders), particularly as none of the members of the Special Committee has any financial interest in the merger that is different from our stockholders generally (other than the Rollover Holders), although the Merger Agreement does include customary provisions for indemnification and the continuation of liability insurance for our officers and directors;

•	the Special Committee was advised by legal counsel and an internationally recognized financial advisor selected by them (neither of which firms had any prior material relationship with RAE Systems or with the Rollover Holders); and

•	that although the merger was not conditioned on the approval of a majority of our disinterested stockholders, the Voting Parties holding 31% of the outstanding shares of RAE Systems common stock as of January 20, 2011, had agreed to vote those shares in favor of the adoption of the merger agreement, and that Vector Capital, holding 4.9% of RAE Systems common stock as of February 28, 2011, intends to vote those shares in favor of the merger, the adoption of the merger agreement would still require the approval of a significant number of our disinterested stockholders, who represent approximately 65.1% of our outstanding shares of common stock as of February 28, 2011. Accordingly, the adoption of the merger agreement will require the approval of holders of approximately 15.1% of our outstanding common stock, in addition to the Rollover Holders and Vector Capital, which has advised us that it intends to vote the 4.9% of RAE Systems’ outstanding common stock owned by it in favor of the merger.

In addition, the members of our board of directors who were not members of the Special Committee (other than Messrs. Chen and Hsi) considered the extensive discussions, review and analysis that had been conducted by the Special Committee, and our board of directors expressly adopted the Special Committee’s analysis and conclusions.

The Special Committee and our board of directors (other than Messrs. Chen and Hsi) also considered a number of additional potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that we will no longer exist as an independent company and our stockholders (other than the Rollover Holders) will no longer participate in our growth or from any future increase in the value of RAE Systems;

•	that, under the terms of the Merger Agreement, we cannot solicit other acquisition proposals and we must pay or cause to be paid to Vector Capital a termination fee of $3,710,000 in cash or reimburse Vector Capital for its expenses in connection with the Merger Agreement, up to a maximum of $900,000 (which amount will reduce the amount of the termination fee paid to Vector Capital), if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, including if we exercise our right to terminate the Merger Agreement, which payments may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	that the merger was not conditioned on the approval of a majority of our disinterested stockholders, the Voting Parties holding approximately 31% of the outstanding shares of RAE Systems common stock as of February 28, 2011, had agreed to vote those shares in favor of the adoption of the merger agreement and that Vector Capital, holding 4.9% of RAE Systems common stock as of February 28, 2011, intends to vote those shares in favor of the merger;

•	the fact that any gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, under the terms of the Merger Agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of Purchaser (which cannot be unreasonably withheld or delayed in certain circumstances specified in the Merger Agreement);

•	that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will harm our operating results; and

•	that when we signed the Battery Merger Agreement, we were in final discussions with the SEC and the Department of Justice regarding a settlement of their FCPA investigation, which we expected would not impose any liability that was inconsistent with our publicly-announced accrual, and that the announcement of such a settlement might have a positive effect on our stock price, and might be viewed favorably by prospective acquirors (this investigation was settled on December 10, 2010 for approximately $2.9 million, which was approximately $550,000 less than our publicly-announced accrual of $3.5 million and on terms otherwise were consistent with our expectations).

The Special Committee and our board of directors (other than Messrs. Chen and Hsi) also considered the interests of our directors and executive officers in the merger which existed as of the time of the Special Committee’s and board of directors’ determination, including the terms of the Rollover Holders’ agreements with respect to their shares of our common stock and their future employment following the merger, which are described below under “Special Factors — Interests of Our Directors and Executive Officers in the Merger.”

In considering the desirability of our being acquired at this point in time rather than a future date, the Special Committee gave significant weight to current trends in our industry and uncertainty regarding our ability to successfully address these trends. Our industry is undergoing a transition marked by the introduction of wireless sensors and intelligent applications that analyze and communicate the data from these sensors, and we believe that we must develop new technologies and products providing these, and other advanced functions, in order to be competitive. Continued development of new products in a timely manner will require significant investments in engineering resources, manufacturing, and marketing programs to promote the products, which we expect would require third party financing or the ability to generate more cash from our operations. The Special Committee believes that third party debt financing would be difficult to obtain at this time in view of continuing difficult conditions in credit markets, which have made it more difficult for smaller companies with a history of operating losses, such as us, to obtain debt financing. In addition, the Special Committee believes that equity financing would be difficult to obtain on terms that are not dilutive to our stockholders, due to our very small market capitalization and our history of operating losses, and the fact that as a result of these factors, we are no longer covered by any publishing securities analysts, which reduces the interest of new equity investors. The Special Committee believes that this financing challenge reduces our value as an independent company, and conversely increases our value to potential acquirers, such as larger industry participants or private equity firms, that were not subject to these constraints on their access to capital (as they would be in a better position to make these investments than is RAE Systems, and would have a lower cost of capital with respect to these investments).

In addition, in order to remain competitive and succeed as an independent public company, we would be required, in the near term, to develop and execute new cost reduction measures, such as consolidation of administrative functions and manufacturing operations. The Special Committee believes that it is particularly important that we implement these measures at this time due to the need to generate cash from operations to finance our product development initiatives.

The Special Committee considered the significant business and operating risks to executing these product development and cost reduction strategies, which created uncertainty as to our ability to execute these strategies and achieve our projected operating results at this time, including the following:

•	the need to recruit additional qualified engineering personnel, and the challenges to doing so that are presented by our history of operating losses;

•	the significant engineering and marketing resources that would be needed for the development and introduction of new products, which would require that we make significant investments before we can determine the commercial viability of the new products;

•	the concern that our status as a public company could make it more difficult to take these measures, as they could negatively affect our earnings per share in the short term (depressing our stock price and making it even more difficult to obtain equity financing); and

•	the concern that we may face greater difficulty reducing our manufacturing costs than our larger competitors, as our smaller revenue base and focus on specialized, lower volume products limit our ability to scale up our production volume and obtain increased volume efficiencies.

Finally, the Special Committee considered the fact that we compete against many larger better capitalized companies, such as, Mine Safety Appliances Company, Honeywell International Inc., Industrial Scientific Corporation and Draeger Safety Inc., which have longer operating histories, greater manufacturing scale, larger customer bases, greater financial and marketing resources, and better brand recognition, and we believe that recent consolidation in our industry (such as the acquisitions of BW Technologies by Honeywell and General Monitors by Mine Safety Appliances ) will further increase the competitive pressures on our business.

As a result of these current trends, and these challenges, the Special Committee determined that there was significant uncertainty regarding our ability to execute our business plan, and to achieve the projected operating results described under “Important Information Regarding RAE Systems — Certain Projections.” However, the Special Committee also believed that an acquirer of RAE Systems could potentially create value by using its resources to reduce these risks and to address and capitalize on trends in our industry, and that this value could be reflected in a per share price in an acquisition that was greater than our value as an independent company. Accordingly, the Special Committee determined that it would be advantageous to our unaffiliated stockholders to pursue a sale of the company at this time.

The Special Committee determined that it would not be appropriate to delay entering into an agreement to be acquired until we had settled our pending FCPA investigation, since it believed (based on discussions between us and the SEC and Department of Justice) that it was unlikely that the amount of the final settlement would be materially different than our publicly-announced accrual, and because we had no assurances as to when such a final settlement would be executed. On December 10, 2010, we entered into a final settlement of this investigation, for approximately $2.9 million, and on terms otherwise consistent with our prior expectations.

In considering the Battery Merger, the Special Committee considered possible acquisition transactions that did not involve a going-private transaction, as discussed under “Background of the Merger — Implementation of a Strategic Process” beginning on page 12 of this proxy statement. In particular, during the course of the strategic process conducted by the Special Committee, the Special Committee sought proposals from both strategic buyers and private equity sponsors, and did not focus on, or limit bids to, proposals for a going private transaction, but instead solicited proposals for acquisition transactions generally without limitation as to structure. The Special Committee did not evaluate other alternative methods of going private, such as a liquidation, stock repurchases, or a leveraged recapitalization, in view of the fact that they would not result in synergies, or provide increased access to capital or other resources, and thereby create value that could be provided to our stockholders beyond the elimination of the costs of being a public company, and the fact that since we did not have working capital or cash in excess of the requirements of our business, any alternative transaction would require debt financing, which the Special Committee did not believe would be available to us in view of current conditions in credit markets (which have made it difficult for small companies, with a history of operating losses, to obtain debt financing).

The Special Committee and our board of directors (other than Messrs. Chen and Hsi) did not consider whether or not the merger consideration constituted fair value in relation to RAE Systems’ liquidation value or book value, and did not attempt to calculate a specific going concern value. The Special Committee and our board of directors did not attempt to assess the liquidation value of RAE Systems’ assets, and such factor was not considered to be relevant in considering the substantive fairness of the merger, because they consider RAE Systems to be a viable going concern where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and our board of directors believed that the value of our assets that might be realized in a liquidation would be significantly less than its value as a going concern. Further, because our assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the Special Committee and our board of directors believes that we are not susceptible to a meaningful liquidation valuation. In addition, the Special Committee and our board of directors did not consider the net book value of our common stock in considering the substantive fairness of the Merger. The Special Committee and our board of directors believe that net book value is an accounting concept that does not reflect our value of the Company as a going concern. Accordingly, the Special Committee and our board of directors do not believe that net book value was relevant to its analysis. RAE Systems’ net book value per share was approximately $0.68 as of June 30, 2010 and September 30, 2010. The merger consideration represents a premium of 157% to net book value per share as of June 30, 2010 and September 30, 2010. Finally, the Special Committee did not establish a specific going concern value for RAE Systems in considering the fairness of the merger consideration, as any single value would be inherently subjective. However, the Special Committee did consider the range of values set forth in the discounted cash flow analysis prepared by UBS as part of its fairness analysis. With respect to those matters considered by the Special Committee included in UBS’s fairness analysis, the Special Committee relied on and participated in the presentation by UBS described under “— Opinion of the Financial Advisor to RAE Systems’ Special Committee.” Although the members of the Special Committee are not experts in the areas addressed by UBS, the Special Committee adopted the analysis presented by UBS.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by the Special Committee and our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Special Committee and our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the Special Committee and our board of directors may have given different weight to different factors.

After its consideration of the preceding factors and deliberations, the Special Committee and our board of directors determined that the merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems’ stockholders (other than the Rollover Holders) and approved the Merger Agreement and the transactions contemplated thereby, including the merger, and the voting agreements and recommended that RAE Systems’ stockholders vote to adopt the Merger Agreement.

Opinion of the Financial Advisor to RAE Systems’ Special Committee

On September 19, 2010, at a meeting of the Special Committee of the board of directors of RAE Systems held to evaluate the Battery Merger, UBS delivered to the Special Committee an oral opinion, which opinion was confirmed by delivery of a written opinion, dated September 19, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the $1.60 per share consideration to be received in the Battery Merger by holders of RAE Systems common stock (other than the Rollover Holders) in the Battery Merger was fair, from a financial point of view, to such holders. The Special Committee did not request that UBS deliver a fairness opinion to the Special Committee related to the $1.75 per share consideration to be paid in the merger.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this proxy statement by reference. Holders of RAE Systems common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of the Special Committee of the board of directors of RAE Systems in connection with, and for the purpose of, its evaluation of the $1.60 per share consideration in the Battery Merger from a financial point of view, does not address any other aspect of the Battery Merger and does not address any aspect of the merger. The opinion does not address the relative merits of the Battery Merger as compared to other business strategies or transactions that might be available with respect to RAE Systems or RAE Systems’ underlying business decision to effect the Battery Merger. The opinion does not constitute a recommendation to any stockholder of RAE Systems as to how to vote or act with respect to the merger. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to RAE Systems;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of RAE Systems that were not publicly available, including financial forecasts and estimates prepared by the management of RAE Systems that the Special Committee directed UBS to utilize for purposes of its analysis, consisting of the revised 2010 projections together with the 2012 recovery case projections for 2011 through 2014;

•	conducted discussions with members of the senior management of RAE Systems concerning the business and financial prospects of RAE Systems;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the Battery Merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of RAE Systems common stock;

•	reviewed a draft of the Battery Merger Agreement dated September 19, 2010; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Special Committee, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Special Committee, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of RAE Systems, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of the Special Committee, that such forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of RAE Systems as to the future financial performance of RAE

Systems. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the request of the Special Committee, UBS contacted third parties to solicit indications of interest in a possible transaction with RAE Systems and held discussions with certain of these parties prior to the date of UBS’ opinion. In addition, at the direction of the Special Committee, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the $1.60 per share consideration in the Battery Merger to the extent expressly specified in UBS’ opinion, of the Battery Merger Agreement or any related documents or the form of the Battery Merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Battery Merger, or any class of such persons, relative to the $1.60 per share consideration in the Battery Merger. In rendering its opinion, UBS assumed, with the consent of the Special Committee, that (i) the final executed form of the Battery Merger Agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the Battery Merger Agreement would comply with all material terms of the Battery Merger Agreement, and (iii) the Battery Merger would be consummated in accordance with the terms of the Battery Merger Agreement without any adverse waiver or amendment of any material term or condition of the Battery Merger Agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Battery Merger would be obtained without any material adverse effect on RAE Systems. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the Special Committee, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transaction analysis summarized below, no company or transaction used as a comparison was identical to either RAE Systems or the Battery Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of RAE Systems provided by RAE Systems in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of RAE Systems. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The per share consideration was determined through negotiation between the Special Committee and Battery Ventures, and the decision by RAE Systems to enter into the Battery Merger was solely that of the Special Committee and the board of directors (other than Messrs. Chen and Hsi). UBS’ opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Battery Merger and should not be viewed as determinative of the views of the Special Committee or RAE Systems’ management with respect to the Battery Merger or the per share consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Special Committee of the board of directors of RAE Systems on September 19, 2010 in connection with its opinion relating to the Battery Merger. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Public Companies Analysis

UBS compared selected financial and stock market data of RAE Systems with corresponding data of the seven publicly traded companies principally operating in the detection, safety and industrial instrumentation and sensors industry:

			Enterprise	Enterprise	Stock
			Value to	Value to	Price to
	Equity	Enterprise	Estimated	Estimated	Estimated
	Value	Value	2010	2011	2011
Company	(millions)	(millions)	EBITDA	EBITDA	EPS

Spectris plc	$1,851	$2,021	9.9x	9.0x	12.7x
Halma p.l.c	1,851	1,837	10.3x	9.7x	15.3x
Drägerwerk AG & Co. KGaA	1,259	1,724	5.7x	5.2x	10.4x
II-VI Incorporated	1,129	1,024	11.8x	9.5x	19.2x
Mine Safety Appliances Company	937	1,020	9.7x	7.9x	16.1x
FARO Technologies, Inc.	298	191	7.9x	5.5x	15.5x
Measurement Specialties, Inc.	252	301	7.7x	5.8x	10.4x

For the selected public companies, UBS considered, among other things: (1) diluted equity values (computed using closing stock prices as of September 17, 2010), (2) enterprise values (calculated as diluted equity value, plus book value of total debt, plus book value of minority interests, less cash and cash equivalents), (3) enterprise values as multiples of estimated calendar years 2010 and 2011 earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and (4) price-to-earnings ratios for estimated calendar year 2011. Financial data for the selected companies were based on public filings, estimates of the Institutional Brokers’ Estimate System and other publicly available information, including certain projections set forth under “Important Information Concerning RAE Systems — Certain Projections”. Financial data for RAE Systems were based on information provided by the management of RAE Systems. This analysis indicated the following implied high, median, mean and low multiples for the selected public companies, as compared to corresponding multiples implied for RAE Systems based on the $1.04 closing price of RAE Systems common stock as of September 17, 2010 and on the $1.60 per share consideration in the Battery Merger:

	Enterprise Value as a Multiple of:
	Estimated 2010		Estimated 2011
	EBITDA		EBITDA

Multiples for Selected Companies
High	11.8	x	9.7	x
Mean	9.0	x	7.5	x
Median	9.7	x	7.9	x
Low	5.7	x	5.2	x
Multiples for RAE Systems
Closing Price on September 17, 2010 of $1.04	14.3	x	12.1	x
Per Share Consideration of $1.60 in the Battery Merger	23.6	x	20.1	x

	Closing Stock Price as a Multiple of
	Estimated 2011 EPS

Multiples for Selected Companies
High	19.2	x
Mean	14.2	x
Median	15.3	x
Low	10.4	x
Multiples for RAE Systems
Closing Price on September 17, 2010 of $1.04	20.8	x
Per Share Consideration of $1.60 in the Battery Merger	32.0	x

Selected Transactions Analysis

UBS reviewed transaction values in the 18 transactions since October 2003 involving target companies principally operating in the detection, safety and industrial instrumentation and sensors industry:

			Enterprise	Enterprise
			Value	Value to
Date Announced	Target	Acquiror	(millions)	LTM EBITDA

September 2010	General Monitors, Inc.	Mine Safety Appliances Company	$260	10.4x
August 2010	ICx Technologies, Inc.	Flir Systems, Inc.	231	nm
May 2010	Sperian Protection	Honeywell International Inc.	1,385	13.8x
January 2010	Ahura Scientific, Inc.	Thermo Fisher Scientific Inc.	145	na
October 2008	LDS Test & Measurement Ltd	Spectris plc	86	na
July 2008	Xantrex Programmable Power	Ametek, Inc.	120	na
October 2007	Extech Instruments Corporation	Flir Systems Inc.	40	na
August 2007	Cameca SAS	Ametek, Inc.	112	na
February 2007	Mikron Infrared Inc.	LumaSense Technologies Inc.	62	10.1x
January 2006	SwissQual Holding AG	Spirent Communications plc	72	16.5x
December 2005	First Technology plc	Honeywell International Inc.	743	13.4x
August 2006	Solartron Group	Ametek, Inc.	75	na
May 2005	UbiNetics Holdings Limited - SPG Test and Measurement	Aeroflex Inc.	84	9.6x
April 2005	Zellweger Analytics	Honeywell International Inc.	na	na
June 2004	Inet Technologies, Inc.	Tektronix, Inc.	325	15.1x
June 2004	synOdys Group SA	American Capital Strategies Ltd.	72	na

May 2004	Imaging and Sensing Technology Corporation	American Capital Strategies Ltd.	45	na
October 2003	ICN Worldwide Dosimetry Services Inc.	American Capital Strategies Ltd.	49	na

UBS reviewed, among other things, transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of, to the extent publicly available, latest 12 months EBITDA. Financial data that were not publicly available were designated “na”. Multiples that were not meaningful because they were above 25x or zero or below were designated “nm”. UBS then compared these multiples derived for the selected transactions with the corresponding multiple implied for RAE Systems based on the $1.60 per share consideration in the Battery Merger. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to the corresponding multiple implied for RAE Systems:

	Enterprise Value as a Multiple
	of Latest Twelve Months EBITDA

Multiples for Selected Transactions
High	16.5	x
Mean	12.7	x
Median	13.4	x
Low	9.6	x
Multiples for RAE Systems
Per Share Consideration of $1.60 in the Battery Merger	24.4	x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of RAE Systems using financial forecasts and estimates relating to RAE Systems prepared by RAE Systems’ management. UBS calculated a range of implied present values (as of September 30, 2010) of the standalone unlevered, after-tax free cash flows that RAE Systems was forecasted to generate from October 1, 2010 until December 31, 2014 and of terminal values for RAE Systems based on RAE Systems’ calendar year 2014 estimated EBITDA. Implied terminal values were derived by applying to RAE Systems’ calendar year 2014 estimated EBITDA a range of latest 12 months estimated EBITDA terminal value multiples of 8.0x to 9.0x. Present values of cash flows and terminal values were calculated using discount rates ranging from 20.0% to 25.0%. The discounted cash flow analysis resulted in a range of implied present values of approximately $1.05 to $1.30 per outstanding share of RAE Systems common stock, as compared to the $1.60 per share consideration in the Battery Merger.

Miscellaneous

Under the terms of UBS’ engagement, RAE Systems agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee of $3.1 million, $1.0 million of which was paid in connection with UBS’ opinion and $2.1 million of which is contingent upon consummation of the merger. In addition, on September 18, 2010, RAE Systems approved the payment of an additional $500,000 that the terms of UBS’ engagement had provided was payable at the discretion of RAE Systems (which discretionary fee RAE Systems has agreed in the Merger Agreement not to pay during the period beginning on the date of the Merger Agreement and ending at the effective time of the merger). In addition, RAE Systems has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of RAE Systems and portfolio companies of Battery Ventures and its affiliates and, accordingly, may at any time hold a long or short position in such securities. RAE Systems selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and because of UBS’ familiarity with RAE Systems and its business. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Purposes and Reasons for the Merger of the Purchaser Group

Vector Capital, Purchaser and Merger Sub, collectively, the Purchaser Group, are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. If the merger is completed, RAE Systems will become a subsidiary of Purchaser. For Purchaser and the Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement. For Vector Capital and the Purchaser, the purpose of the merger is also to bear the rewards and risks of such ownership after the shares of RAE Systems’ common stock cease to be publicly traded. The Purchaser Group did not consider any alternatives for achieving these purposes.

The Purchaser Group believes that RAE Systems is well situated in its current segment of the market, but faces substantial execution risk in the near term if it were to remain independent as detailed elsewhere in this Proxy Statement as described under the caption “Special Factors — Reasons for the Merger of RAE Systems and Recommendation of the Board of Directors”. The Purchaser Group believes that this execution risk could be mitigated, and RAE System’s long-term market growth potential could be better realized, as a private company, particularly if it had the resources and support to pursue growth initiatives both organically and through strategic acquisitions.

The Purchaser Group believes that as a private company, RAE Systems could operate more efficiently and effectively. Operating as a public company entails substantial expense, which has been significantly increased by requirements arising from the Sarbanes-Oxley Act of 2002. The Purchaser Group believes that other improvements to RAE Systems’ long-term and strategic direction could be achieved, free of the market pressures imposed on a publicly traded company with quarterly reporting obligations. In addition, the Purchaser Group considered what it believed were competitive advantages of RAE Systems no longer being a public company, including less transparency to competitors and greater access to capital resources to capitalize on market opportunities, if any. The Purchaser Group has undertaken to pursue the transaction at this time for the reasons above.

The primary purposes of the Purchaser Group in structuring the transaction as a merger transaction (compared to other transaction structures) are that a merger transaction (i) will enable Purchaser to acquire all of the outstanding shares of RAE Systems (other than the Rollover Shares) at the same time, (ii) represents an opportunity for RAE Systems’ stockholders (other than the Rollover Holders) to receive fair value for their shares of common stock in the form of the merger consideration or, at the election of such stockholder, by pursuing appraisal rights and (iii) allows the Rollover Holders to maintain a portion of their investment in RAE Systems. Further, the Purchaser Group believes that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of RAE Systems in a single step, without the necessity of financing separate purchases of RAE Systems common stock in a tender offer and implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The primary purposes of the rollover transaction are to (i) reduce the amount of upfront liquidity required by the Purchaser Group in order to fund the merger consideration, (ii) encourage management continuity by allowing management to retain an indirect equity interest in RAE Systems through the exchange of the Rollover Shares for common stock and preferred stock of Purchaser, and to continue bearing the rewards and risks of such ownership after shares of RAE Systems common stock cease to be publicly traded and (iii) otherwise better align the incentives of the Rollover Holders with those of Vector Capital following the completion of the transaction. The primary purpose of the Purchaser Group in structuring the rollover as partial rollover (as compared to a 100% rollover) is to effect the Purchaser Group’s desired post-closing equity ownership and capital structure, including specifically, Vector Capital’s desire to obtain a substantial ownership position in RAE Systems after shares of RAE Systems common stock cease to be publicly traded. In structuring the transaction as a rollover, the Purchaser Group considered the potential tax effects to the Rollover Holders. The Purchaser Group structured the rollover to minimize the tax burden with respect to the illiquid stock received by the Rollover Holders in the transaction.

Position of the Purchaser Group as to the Fairness of the Merger

The rules of the SEC governing “going private” transactions require the Purchaser Group to express its belief as to the fairness of the merger to unaffiliated stockholders of RAE Systems. The Purchaser Group did not undertake a formal evaluation of the fairness of the proposed merger and is making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of the Purchaser Group should not be construed as a recommendation as to whether any RAE Systems stockholder should adopt the Merger Agreement.

As the acquiring parties in the merger, the Purchaser Group is not objective in its views with regard to the fairness of the merger to RAE Systems’ unaffiliated stockholders. The Purchaser Group did not engage the services of a financial advisor in connection with the proposed merger.

The stockholders of RAE Systems (other than the Rollover Holders) were, as described elsewhere in this proxy statement, represented by the Special Committee which negotiated with certain representatives of the Purchaser Group, with the assistance of outside legal counsel and independent financial advisors. The Purchaser Group was not a member of, and did not participate in the deliberations of, the Special Committee. The merger is not structured such that approval of at least a majority of RAE Systems’ unaffiliated stockholders is required.

The fact that the merger was not conditioned on the approval of a majority of RAE Systems’ unaffiliated stockholders did not significantly affect the Purchaser Group’s determination as to the procedural fairness of the terms and conditions of the merger, because of the factors described below, which, in the opinion of the Purchaser Group, provided substantial procedural safeguards to RAE Systems’ unaffiliated stockholders. Specifically, although the merger was not conditioned on the approval of a majority of our unaffiliated stockholders, the adoption of the merger agreement still requires the approval of a significant number of RAE Systems’ unaffiliated stockholders, representing approximately 20% of RAE Systems’ outstanding shares of common stock as of February 28, 2011 (approximately 15.1% excluding Vector Capital, which has advised us that it intends to vote the 4.9% of RAE Systems’ outstanding common stock owned by it in favor of the merger). In addition, the following procedural safeguards were considered, and given substantial weight, in the Purchaser Group’s determination that the terms and conditions of the merger were procedurally fair to RAE Systems’ unaffiliated stockholders (without the need for a separate condition requiring the approval of the merger agreement by a majority of RAE Systems’ unaffiliated stockholders): the fact that the Special Committee was advised by outside legal counsel and an independent financial advisor in relation to the merger; the fact that the Special Committee and its advisors took an active role in the negotiations with Battery Ventures and Vector Capital in the sales process, had exclusive authority to review, evaluate and negotiate the terms of the transaction and prevented Battery Ventures from negotiating separate terms with the Rollover Holders until Battery Ventures’ bid had been accepted by the Special Committee; the fact that the Rollover Holders did not, and were prevented by the Special Committee from, participating in the negotiations with Battery Ventures and then Vector Capital regarding the terms of the merger agreement; the fact that the Special Committee conducted a pre-signing market check over a period of five months prior to the signing of the Battery Merger Agreement, the fact that more than four months elapsed between the execution of the Battery Merger Agreement and the Merger Agreement, and more than three months elapsed between the submission of Vector Capital’s first bid and the execution of the Merger Agreement; the terms of the Merger Agreement detailed below, including the fact that the Special Committee can engage in negotiations with a third party under certain circumstances; and the fact the Merger Agreement can be terminated following receipt of a bona fide written superior offer subject to the payment of a fee as described below.

The Purchaser Group believes that the terms and conditions of the merger are substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. In making this determination, the Purchaser Group considered among others, the following factors:

•	the Special Committee, which is comprised of three independent directors who are not affiliated with Purchaser or Merger Sub, unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of RAE Systems, approved the Merger Agreement and the merger and recommended to the board of directors that the board of directors approve the merger agreement and that the Merger Agreement be submitted to the stockholders of RAE Systems for adoption;

•	the Special Committee was advised by outside legal counsel and an independent financial advisor in relation to the merger (neither of which firms had any prior material relationship with RAE Systems or with the Rollover Holders);

•	the fact that the Special Committee acted on behalf of the unaffiliated stockholders of RAE Systems and effectively led and managed the negotiations and discussions with Battery Ventures and Vector Capital, as evidenced by, among other things, the Special Committee’s refusal to conduct only a post-signing market check by means of a “go-shop,” its decision to conduct a pre-signing market check with over 36 potential bidders, the scope of the Special Committee’s market check, and the duration of the Special Committee’s market check (extending over a period of five months), the fact that more than four months elapsed between the execution of the Battery Merger Agreement and the Merger Agreement, and more than three months elapsed between the submission of Vector Capital’s first bid and the execution of the Merger Agreement;

•	the board of directors unanimously (with two abstentions, by Mr. Chen and Dr. Hsi) approved the Merger Agreement and recommended that the Merger Agreement be submitted to the stockholders of RAE Systems for adoption and this approval included a majority of RAE Systems’ directors who are not employees of RAE Systems;

•	the fact that, although the Purchaser Group is not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, UBS, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the $1.60 per share merger consideration to be received by the stockholders (other than the Rollover Holders) in the proposed merger pursuant to the Battery Merger Agreement was fair to such stockholders from a financial point of view; and the fact that the $1.75 per share merger consideration represents a premium of approximately 9% to the $1.60 per share merger consideration proposed in the Battery Merger;

•	the fact that the merger would be subject to the approval of RAE Systems’ stockholders and the availability of appraisal rights to RAE Systems’ stockholders;

•	the fact that, although the Voting Parties have entered into voting agreements, the Merger Agreement and the merger could be approved without the affirmative votes of the Voting Parties and further, that the voting agreements terminate if the Merger Agreement is terminated in accordance with its terms (including termination by RAE Systems in connection with a Superior Offer);

•	the Special Committee had the authority to reject any transaction proposed by the Purchaser Group;

•	the fact that the $1.75 per share merger consideration represents a premium of approximately (i) 68% to the $1.04 per share closing price of RAE Systems’ common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 9.38% to the $1.60 per share merger consideration proposed in the Battery Merger, (iii) 5% to the $1.66 per share closing price of RAE Systems’ common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger and (iv) −1.7% to the $1.78 per share closing price of RAE Systems’ common stock on March 8, 2011, the last full trading day prior to the date of this proxy statement.

•	the terms of the Merger Agreement do not contain a financing contingency, which the Purchaser Group believes is favorable to RAE Systems stockholders given the current market conditions;

•	the fact that the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can authorize RAE Systems’ management to provide information to and can engage in negotiations with a third party following receipt of a proposal or offer that RAE Systems’ board of directors (or the Special Committee thereof) believes in good faith is reasonably likely to lead to a superior offer in the manner provided in the Merger Agreement, subject to specified conditions;

•	the fact that RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $3,710,000 termination fee; and

•	the other factors referred to above as having been taken into account by the Special Committee and the board of directors, which the Purchaser Group adopts as its own, as described above under “Special Factors — Reasons for the Merger of RAE Systems and Recommendation of the Board of Directors” starting at page 28).

In addition, the Purchaser Group believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the RAE Systems’ unaffiliated stockholders. These procedural safeguards include the following:

•	the engagement by RAE Systems and its financial advisors in a lengthy process during which 36 potential buyers were approached and, the fact that more than four months elapsed between the execution of the Battery Merger Agreement and the Merger Agreement, and more than three months elapsed between the submission of Vector Capital’s first bid and the execution of the Merger Agreement;

•	the Special Committee and outside legal counsel negotiated all financial and other terms and conditions of the Merger Agreement on an arm’s-length basis with certain members of the Purchaser Group and its counsel, with the Special Committee benefiting from the advice of its independent financial advisor. The Purchaser Group did not participate in the deliberations of the Special Committee or the board of directors;

•	the Special Committee unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of RAE Systems, approved the Merger Agreement and the merger and recommended to the board of directors that the board of directors approve the Merger Agreement and that the Merger Agreement be submitted to the stockholders of RAE Systems for adoption;

•	the Special Committee had the authority to reject the transaction proposed by the Purchaser Group;

•	the fact that the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can authorize RAE Systems’ management to provide information to and can engage in negotiations with a third party following receipt of a proposal or offer that RAE Systems’ board of directors (or the Special Committee thereof) believes in good faith is reasonably likely to lead to a superior offer in the manner provided in the Merger Agreement, subject to specified conditions;

•	the fact that RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $3,710,000 termination fee; and

•	stockholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash.

The Purchaser Group also considered the interests of RAE Systems’ directors and executive officers in the merger which existed as of January 18, 2011, which are described below under “Special Factors — Interests of Our Directors and Executive Officers in the Merger,” and the other risks and potentially negative factors identified under “— Purposes and Reasons for the Merger of the Purchaser Group.”

The Purchaser Group has considered all of the foregoing factors as a whole to support its belief that the proposed merger is substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the proposed merger to the unaffiliated stockholders of RAE Systems, and the complexity of these matters, the Purchaser Group did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. Moreover, the Purchaser Group has not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above. The Purchaser Group did not engage a financial advisor for purposes of undertaking a formal evaluation of the fairness of the merger to RAE Systems’ unaffiliated stockholders.

The Purchaser Group did not consider any other material factors in evaluating the substantive and procedural fairness of the merger to unaffiliated stockholders of RAE Systems. The Purchaser Group did not consider whether the merger consideration constitutes fair value in relation to RAE Systems’ liquidation value and did not give consideration to RAE Systems’ book value, because they believed that those measures of asset value do not reflect, or have any meaningful impact on, the market value of RAE Systems common stock. In addition, the liquidation value of RAE Systems’ assets was not considered to be a material factor from the perspective of the Purchaser

Group because it believes that substantial value results from continuing RAE Systems as a going concern and any liquidation would destroy that value. Therefore, no appraisal of the liquidation value was attempted. Nonetheless, the Purchaser Group notes that RAE Systems’ net book value per share was approximately $0.68 as of June 30, 2010 and September 30, 2010. The merger consideration represents a premium of 157% to net book value per share as of June 30, 2010 and September 30, 2010.

The Purchaser Group believes that the factors discussed above provide a reasonable basis for their belief that the merger is fair to RAE Systems’ unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder to vote to approve the Merger Agreement. The Purchaser Group does not make any recommendation as to how our stockholders should vote their shares relating to the merger or any related transaction. The foregoing discussion of the information and factors considered by the Purchaser Group is not intended to be exhaustive but includes all material factors.

Purposes and Reasons of the Rollover Holders for the Merger and Position of the Rollover Holders as to the Fairness of the Merger

The Rollover Holders believe that RAE Systems is well situated in its current segment of the market, but faces substantial execution risk in the near term if it were to remain independent as detailed elsewhere in this Proxy Statement as described under the caption “Special Factors — Reasons for the Merger of RAE Systems and Recommendation of the Board of Directors”. The Rollover Holders believe that this execution risk could be mitigated, and RAE System’s long-term market growth potential could be better realized, as a private company, particularly if it had the resources and support to pursue growth initiatives both organically and through strategic acquisitions.

The Rollover Holders believe that as a private company, RAE Systems could operate more efficiently and effectively. Operating as a public company entails substantial expense, which has been significantly increased by requirements arising from the Sarbanes-Oxley Act of 2002. The Rollover Holders believe that other improvements to RAE Systems’ long-term and strategic direction could be achieved, free of the market pressures imposed on a publicly traded company with quarterly reporting obligations. In addition, the Rollover Holders considered what it believed were competitive advantages of RAE Systems no longer being a public company, including less transparency to competitors and greater access to capital resources to capitalize on market opportunities, if any. The Rollover Holders have undertaken to pursue the transaction at this time for the reasons above.

The purposes of the merger for the Rollover Holders are to: (i) to enable our stockholders to realize a premium on their shares of RAE Systems common stock (including 4,681,324 shares beneficially owned by the Rollover Holders which are not Rollover Shares) based on the closing price of shares of our common stock on September 17, 2010, and (ii) retain an indirect equity interest in RAE Systems through the exchange of the Rollover Shares for common stock and preferred stock of Purchaser, and to continue bearing the rewards and risks of such ownership after shares of RAE Systems common stock cease to be publicly traded. If the merger is completed, in addition to exchanging the Rollover Shares for equity interests in Purchaser, the Rollover Holders will also receive $1.75 per share for the remaining 4,681,324 shares of RAE Systems common stock they beneficially own. In addition, the Rollover Holders considered the potential tax effects of structuring the transaction as a rollover. The Purchaser Group and the Rollover Holders structured the transaction as a rollover to attempt to minimize the tax burden with respect to the illiquid stock received by the Rollover Holders in the transaction.

The rules of the SEC governing “going private” transactions require the Rollover Holders to express their belief as to the fairness of the merger to unaffiliated stockholders of RAE Systems. The Rollover Holders did not undertake a formal evaluation of the fairness of the proposed merger to RAE Systems’ unaffiliated stockholders and are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Rollover Holders should not be construed as a recommendation as to whether any RAE Systems stockholder should adopt the Merger Agreement.

The stockholders of RAE Systems (other than the Rollover Holders) were, as described elsewhere in this proxy statement, represented by the Special Committee which negotiated with certain representatives of the Purchaser Group, with the assistance of outside legal counsel and independent financial advisors. The Rollover Holders were not members of, and did not participate in the deliberations of, the Special Committee. The merger is not structured to require the approval of at least a majority of RAE Systems’ unaffiliated stockholders.

The fact that the merger was not conditioned on the approval of a majority of RAE Systems’ unaffiliated stockholders did not significantly affect the Rollover Holders’ determination as to the procedural fairness of the terms and conditions of the merger, because of the factors described below, which, in the opinion of the Rollover Holders, provided substantial procedural safeguards to RAE Systems’ unaffiliated stockholders. Specifically, although the merger was not conditioned on the approval of a majority of our unaffiliated stockholders, the adoption of the merger agreement still requires the approval of a significant number of RAE Systems’ unaffiliated stockholders, representing approximately 20% of RAE Systems’ outstanding shares of common stock as of February 28, 2011 (approximately 15.1% excluding Vector Capital, which has advised us that it intends to vote the 4.9% of RAE Systems’ outstanding common stock owned by it in favor of the merger). In addition, the following procedural safeguards were considered, and given substantial weight, in the Rollover Holders’ determination that the terms and conditions of the merger were procedurally fair to RAE Systems’ unaffiliated stockholders (without the need for a separate condition requiring the approval of the merger agreement by a majority of RAE Systems’ unaffiliated stockholders): the fact that the Special Committee was advised by outside legal counsel and an independent financial advisor in relation to the merger; the fact that the Special Committee and its advisors took an active role in the negotiations with Battery Ventures and Vector Capital in the sales process, had exclusive authority to review, evaluate and negotiate the terms of the transaction and prevented Battery Ventures from negotiating separate terms with the Rollover Holders until Battery Ventures’ bid had been accepted by the Special Committee; the fact that the Rollover Holders did not, and were prevented by the Special Committee from, participating in the negotiations with Battery Ventures and then Vector Capital regarding the terms of the merger agreement; the fact that the Special Committee conducted a pre-signing market check over a period of five months prior to the signing of the Battery Merger Agreement, the fact that more than four months elapsed between the execution of the Battery Merger Agreement and the Merger Agreement, and more than three months elapsed between the submission of Vector Capital’s first bid and the execution of the Merger Agreement; the terms of the Merger Agreement detailed below, including the fact that the Special Committee can engage in negotiations with a third party under certain circumstances; and the fact the Merger Agreement can be terminated following receipt of a bona fide written superior offer subject to the payment of a fee as described below.

The Rollover Holders believe that the terms and conditions of the merger are substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. In making this determination, the Rollover Holders considered among others, the following factors:

•	the Special Committee, which is comprised of three independent directors who are not affiliated with Purchaser or Merger Sub, unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of RAE Systems, approved the Merger Agreement and the merger and recommended to the board of directors that the board of directors approve the merger agreement and that the Merger Agreement be submitted to the stockholders of RAE Systems for adoption;

•	the Special Committee was advised by outside legal counsel and an independent financial advisor in relation to the merger (neither of which firms had any prior material relationship with RAE Systems or with the Rollover Holders);

•	the fact that the Special Committee acted on behalf of the unaffiliated stockholders of RAE Systems and effectively led and managed the negotiations and discussions with Battery Ventures and Vector Capital, as evidenced by, among other things, the Special Committee’s refusal to conduct only a post-signing market check by means of a “go-shop,” its decision to conduct a pre-signing market check with over 36 potential bidders, the scope of the Special Committee’s market check, and the duration of the Special Committee’s market check (extending over a period of five months), the fact that more than four months elapsed between the execution of the Battery Merger Agreement and the Merger Agreement, and more than three months elapsed between the submission of Vector Capital’s first bid and the execution of the Merger Agreement;

•	the board of directors unanimously (with two abstentions, by Mr. Chen and Dr. Hsi) approved the Merger Agreement and recommended that the Merger Agreement be submitted to the stockholders of RAE Systems for adoption and this approval included a majority of RAE Systems’ directors who are not employees of RAE Systems;

•	the fact that, although the Purchaser Group is not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, UBS, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the $1.60 per share merger consideration to be received by the stockholders (other than the Rollover Holders) in the proposed merger pursuant to the Battery Merger Agreement was fair to such stockholders from a financial point of view; and the fact that the $1.75 per share merger consideration represents a premium of approximately 9.38% to the $1.60 per share merger consideration proposed in the Battery Merger;

•	the fact that the merger would be subject to the approval of RAE Systems’ stockholders and the availability of appraisal rights to RAE Systems’ stockholders;

•	the fact that, although the Voting Parties have entered into voting agreements, the Merger Agreement and the merger could be approved without the affirmative votes of the Voting Parties and Vector Capital and further, that the voting agreements terminate if the Merger Agreement is amended to decrease the per share consideration, or Merger Agreement is terminated in accordance with its terms (including termination by RAE Systems in connection with a Superior Offer);

•	the Special Committee had the authority to reject any transaction proposed by the Purchaser Group;

•	the fact that Battery Venture’s proposal for an increase in the merger consideration payable under the Battery Merger Agreement was conditioned on a requirement that the Rollover Holders reaffirm their obligations under the existing rollover agreement, which reaffirmation Mr. Chen had informed the Special Committee the Rollover Holders would not be willing to provide, based on Mr. Chen’s assessment that Vector Capital was better positioned to develop and execute a strategic plan for RAE Systems following the merger and his belief that the investment by an affiliate of CITIC Capital might provide RAE Systems (through entities with which CITIC Capital is indirectly related) with financial resources and relationships in China, as a result of which the Battery Ventures proposal did not represent an option that was available to RAE Systems, and the view of the Special Committee and the disinterested members of RAE Systems’ board of directors that even in the absence of such a condition, Battery Ventures’ proposal involved significant uncertainties regarding the status of the rollover agreement, and regarding the risk to RAE Systems’ stockholders of such unenforceability, and in view of these uncertainties and risks, and Mr. Chen’s stated intention to vote against the Battery proposal as stockholders, the Special Committee could not have confidence that the transaction set forth in the January 16, 2011 proposal by Battery Ventures could be consummated;

•	the fact that the $1.75 per share merger consideration represents a premium of approximately (i) 68% to the $1.04 per share closing price of RAE Systems’ common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 9.38% to the $1.60 per share merger consideration proposed in the Battery Merger, (iii) 5% to the $1.66 per share closing price of RAE Systems’ common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger and (iv) −1.7% to the $1.78 per share closing price of RAE Systems’ common stock on March 8, 2011, the last full trading day prior to the date of this proxy statement.

•	the terms of the Merger Agreement do not contain a financing contingency, which the Purchaser Group believes is favorable to RAE Systems stockholders given the current market conditions;

•	the fact that the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can authorize RAE Systems’ management to provide information to and can engage in negotiations with a third party following receipt of a proposal or offer that RAE Systems’ board of directors (or the Special Committee thereof) believes in good faith is reasonably likely to lead to a superior offer in the manner provided in the Merger Agreement, subject to specified conditions;

•	the fact that RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $3,710,000 termination fee; and

•	the other factors referred to above as having been taken into account by the Special Committee and the board of directors, which the Purchaser Group adopts as its own, as described above under “Special Factors — Reasons for the Merger of RAE Systems and Recommendation of the Board of Directors” starting at page 28).

In addition, the Rollover Holders believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the RAE Systems’ unaffiliated stockholders. These procedural safeguards include the following:

•	the engagement by RAE Systems and its financial advisors in a lengthy process during which 36 potential buyers were approached;

•	the Special Committee and outside legal counsel negotiated all financial and other terms and conditions of the Merger Agreement on an arm’s-length basis with certain members of the Purchaser Group and its counsel, with the Special Committee benefiting from the advice of its independent financial advisor. The Rollover Holders did not participate in the deliberations of the Special Committee or the board of directors;

•	the Special Committee unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of RAE Systems, approved the Merger Agreement and the merger and recommended to the board of directors that the board of directors approve the Merger Agreement and that the Merger Agreement be submitted to the stockholders of RAE Systems for adoption;

•	the Special Committee had the authority to reject the transaction proposed by the Purchaser Group;

•	the fact that the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can authorize RAE Systems’ management to provide information to, and can engage in negotiations with a third party following receipt of a proposal or offer that RAE Systems’ board of directors (or the Special Committee thereof) believes in good faith is reasonably likely to lead to a superior offer in the manner provided in the Merger Agreement, subject to specified conditions;

•	the fact that RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $3,710,000 termination fee; and

•	stockholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash.

The Rollover Holders also considered the interests of our directors and executive officers in the merger which existed as of January 18, 2011 which are described below under “Special Factors — Interests of Our Directors and Executive Officers in the Merger,” and the other risks and potentially negative factors identified under “— Purposes and Reasons for the Merger of the Purchaser Group.”

The Rollover Holders have considered all of the foregoing factors as a whole to support their belief that the proposed merger is substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the proposed merger to the unaffiliated stockholders of RAE Systems, and the complexity of these matters, the Rollover Holders did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, the Rollover Holders have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above. The Rollover Holders did not engage a financial advisor for purposes of undertaking a formal evaluation of the fairness of the merger to RAE Systems’ unaffiliated stockholders.

The Rollover Holders did not consider any other material factors in evaluating the substantive and procedural fairness of the merger to unaffiliated stockholders of RAE Systems. The Rollover Holders did not consider whether the merger consideration constitutes fair value in relation to RAE Systems’ liquidation value and did not give consideration to RAE Systems’ book value, because they believed that those measures of asset value do not reflect, or have any meaningful impact on, the market value of RAE Systems’ common stock. In addition, the liquidation value of RAE Systems’ assets was not considered to be a material factor from the perspective of the Rollover Holders because they believe that substantial value results from continuing RAE Systems as a going concern and any liquidation would destroy that value. Therefore, no appraisal of the liquidation value was attempted. Nonetheless, the Rollover Holders note that RAE Systems’ net book value per share was approximately $0.68 as of June 30, 2010 and September 30, 2010. The merger consideration represents a premium of 157% to net book value per share as of June 30, 2010 and September 30, 2010.

The Rollover Holders believe that the factors discussed above provide a reasonable basis for their belief that the merger is fair to RAE Systems’ unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder to vote to approve the Merger Agreement. The Rollover Holders do not make any recommendation as to how our stockholders should vote their shares relating to the merger or any related transaction. The foregoing discussion of the information and factors considered by the Rollover Holders is not intended to be exhaustive but includes all material factors.

Purposes and Plans for RAE Systems After the Merger

The purpose of the merger is to enable our stockholders (other than the Rollover Holders) to immediately realize the value of their investment in us through their receipt of the per share merger consideration of $1.75 in cash. It is expected that, upon consummation of the merger, the operations of our company will be conducted substantially as they currently are being conducted except that we will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company.

At the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be directors of the surviving corporation. It is further contemplated that the officers of RAE Systems immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Purchaser does not have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Purchaser expects, however, that following the merger, RAE Systems’ management will evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of RAE Systems after the merger. Purchaser expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments.

Guarantee of Payment of Merger Consideration

Pursuant to a Guarantee Agreement between Vector Capital and RAE Systems, Vector Capital has guaranteed the obligations of Purchaser and Merger Sub to pay the aggregate cash merger consideration, up to $82.85 million. This guarantee will terminate upon the earlier of the effective time of the merger or the termination of the Merger Agreement.

Financing

The merger is not conditioned on Purchaser’s ability to obtain financing. Purchaser expects to fund the Merger Consideration with a combination of equity financing to be provided by Vector Capital and PSIL, potential debt financing and RAE Systems’ available cash balances; however, if debt financing is not available, Purchaser will fund the Merger Consideration with equity financing from Vector Capital and PSIL’s available capital.

In connection with the merger, Purchaser expects that the total amount of funds necessary to consummate the merger and the related transactions is approximately $119.57 million, which includes $106.29 million to be paid out to our stockholders and holders of our options, with the remainder to be applied to pay related fees and expenses in connection with the merger, any financing arrangements and related transactions and the assumption or repayment of indebtedness. This amount is expected to come from a combination of equity contributions by Vector Capital and PSIL, borrowings by Merger Sub or us, the cancellation of the Rollover Shares and our cash, cash equivalents and marketable securities on hand. As of February 28, 2011, we had approximately $14.1 million in cash, cash equivalents and marketable securities, and no restricted cash.

Equity Financing

As discussed above, Vector Capital has agreed to guarantee the obligations of Purchaser and Merger Sub to pay the aggregate cash merger consideration, up to $82.85 million. Such guarantee is subject to the conditions precedent to Purchaser’s and Merger Sub’s obligations under the Merger Agreement. Vector Capital and PSIL have each provided equity commitment letters to Purchaser related to the equity financing, which equity commitment letters obligate Vector Capital and PSIL to provide equity financing sufficient to pay the entire Merger Consideration if debt financing is not available.

Estimated Fees and Expenses

Except as set forth below, RAE Systems will not pay any fees or commissions to any broker, dealer or other person in connection with the merger. If the Merger Agreement is terminated under certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement,” RAE Systems has agreed to pay Purchaser a termination fee in the amount of $3,710,000 (less any expenses reimbursement paid or payable under the Merger Agreement).

The following is an estimate of fees and expenses to be incurred by RAE Systems in connection with the merger:

Termination fee paid to Battery Ventures	$3,390,000
Legal (excludes litigation fees)	1,300,000
Financial Advisors	3,250,000*
Printing	10,000
SEC Filing Fees	9,613
Accounting	99,000
Proxy Solicitation	15,000
Special Committee Fees	37,500
Miscellaneous	13,000
Processing and Mailing	30,000

Total	$8,154,113

On September 18, 2010, RAE Systems approved the payment for an additional $500,000 that the terms of UBS’ engagement had provided was payable at the discretion of RAE Systems (which discretionary fee RAE Systems has agreed in the Merger Agreement not to pay during the period beginning on the date of the Merger Agreement and ending at the effective time of the merger). The amount set forth in this table does not include this discretionary fee.

The estimated fees and expenses listed above do not include expenses incurred by Purchaser or Merger Sub that will be borne by the surviving corporation. None of the costs and expenses described above or to be borne by the surviving corporation will reduce the $1.75 per share merger consideration payable to our stockholders (other than the Rollover Holders with respect to the Rollover Shares).

RAE Systems has not retained UBS to provide any services, in the past or the future, other than those services described in this proxy statement with respect to the merger.

Rollover Agreements

Each of the Chen Revocable Trust DTD 5/8/2001 and the Hsi Family Trust has entered into a Rollover Agreement with Purchaser dated January 18, 2011 in which such Rollover Holder has agreed to contribute to Purchaser, immediately prior to the effective time of the merger, the Rollover Shares held by such Rollover Holder in exchange for common stock and preferred stock of Purchaser, as more fully described elsewhere in this proxy statement. Prior to the effective time of the merger, each Rollover Holder has agreed not to transfer any of the Rollover Shares, other than to Purchaser, and has granted Purchaser a lien upon and security interest in the Rollover Shares. The Rollover Agreements also contain customary representations and warranties of both Purchaser and the Rollover Holders party thereto.

Voting Agreements

Each of the Voting Parties has executed and delivered a Voting Agreement dated January 18, 2011 in which such Voting Party has agreed to vote shares beneficially owned by them (approximately 31% of the Company’s outstanding common stock as of February 28, 2011) in favor of the adoption of the Merger Agreement, the merger and other actions contemplated by the Merger Agreement and against any competing proposals and to grant Purchaser and Vector Capital a proxy to vote such shares in favor of the merger in the event such Voting Party fails to do so. The voting agreements terminate upon the earlier to occur of (i) consummation of the merger, (ii) the amendment of the Merger Agreement to provide for a decrease in the Merger Consideration or (iii) the termination of the Merger Agreement in accordance with its terms (including termination by RAE Systems in connection with a Superior Offer as described under “The Merger Agreement — Termination of the Merger Agreement”).

Certain Effects of the Merger

If the merger is consummated, Merger Sub will be merged with and into RAE Systems, with RAE Systems continuing as the surviving corporation and a wholly owned subsidiary of Purchaser.

Upon the consummation of the merger, each share of RAE Systems common stock issued and outstanding immediately prior to the effective time of the merger (other than the Rollover Shares and any Appraisal Shares) will be converted into the right to receive $1.75 in cash, without interest. Upon the consummation of the merger, each stock option to acquire RAE Systems common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be accelerated and canceled. In consideration of such cancellation, RAE Systems will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the excess, if any, of $1.75 over the per share exercise price of such stock option.

Pursuant to the terms of the Merger Agreement, RAE Systems’ 2007 Equity Incentive Plan, 2002 Stock Option Plan and 1993 Stock Plan shall terminate immediately prior to the effective time of the merger.

As of the date of this proxy statement, the Rollover Holders, collectively, own approximately 18,255,441 shares of our common stock (excluding any options held by the Rollover Holders). These shares are worth approximately $31.9 million at $1.75 per share. The shares owned by the Rollover Holders represent approximately 31% of the total number of shares of our common stock outstanding as of February 28, 2011.

In connection with the merger, the Rollover Holders have agreed to contribute to Purchaser, immediately prior to the effective time of the merger, 13,392,857 Rollover Shares, which will be valued at $1.75 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $23.4 million, in the aggregate, in the same class of stock, and at the same valuation, as Vector Capital’s cash investment. The remaining 4,681,324 shares of our common stock owned by the Rollover Holders will be cashed out in the merger at $1.75 per share (or a total of approximately $8.5 million). Accordingly, immediately following the effective time of the merger, the Rollover Holders will receive combined equity and cash in the total value of approximately $31.9 million, the same value as their shares of our common stock prior to the merger (valued at $1.75 per share).

Purchaser intends to raise approximately $30 million in debt (although it has not entered into any agreement with respect to debt financing at this time and Purchaser would fund the merger consideration solely with equity financing and RAE Systems’ available cash if it does not enter into any such agreement prior to the merger). Assuming the full amount is borrowed in connection with the merger and is used to purchase common stock, then the post-closing equity value of Purchaser after the merger will be approximately $83.49 million (determined based on the pre-merger equity value of our common stock and options and transaction expenses reduced by the amount of the debt incurred by Purchaser in connection with the merger (net of our expected costs at closing)) and the enterprise value will be approximately $97.06 million. Based on the above assumptions, to fund a portion of the merger consideration, Vector and PSIL have agreed to invest approximately $52.1 million and approximately $8.0 million, respectively, in cash in Purchaser in the form of an equity contribution (consisting of a combination of preferred stock and common stock). The Rollover Holders’ contribution and Vector’s investment in Purchaser will be made at the same valuation. As a result, immediately after the merger, (i) the Rollover Holders would hold equity in Purchaser valued at approximately $23.4 million (or approximately 28.1% of the total equity value of approximately $83.49 million), (ii) Vector would hold equity in Purchaser valued at $52.1 million (or approximately 62.4% of the total equity value of $83.49 million), and (iii) PSIL would hold equity in Purchaser valued at approximately $8.0 million (or approximately 9.6% of the total equity value of $83.49 million). The remainder of the capitalization of Purchaser would consist of $30 million in debt, which will not exist prior to the closing of the merger, and which would be arranged by Vector. To the extent debt financing is not available, or additional equity financing is otherwise required at closing, Vector Capital and PSIL have committed to increase their respective equity investment amounts (without cap), but in a manner such that PSIL’s percentage ownership of the initial equity of Purchaser will remain constant at 9.58%

It is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of this common stock equity pool, Mr. Chen and Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% and 1.5%, respectively, of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders and Vector on a pro rata basis.

A primary benefit of the merger to RAE Systems’ stockholders will be the right of such stockholders to receive a cash payment of $1.75, without interest, for each share of RAE Systems common stock held by such stockholders as described above. Additionally, such stockholders will avoid the risk of any possible decrease in the future earnings, growth or value of RAE Systems following the merger. The primary detriments of the merger to such stockholders include the lack of an interest of such stockholders in the potential future earnings or growth of RAE Systems. Additionally, the receipt of cash in exchange for shares of RAE Systems common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

The primary benefits of the merger to Purchaser, Vector Capital and the Rollover Holders include their right to all of the potential future earnings and growth of RAE Systems, which, if RAE Systems successfully executes its business strategies, could exceed the value of their original investment in RAE Systems. Additionally, immediately following the merger, RAE Systems will be a private company directly owned by Purchaser and the Rollover Holders and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that RAE Systems’ directors, officers and beneficial owners of more than 10% of the shares of RAE Systems common stock currently face as a result of the provisions of Section 16 of the Exchange Act.

The primary detriments of the merger to Purchaser, Vector Capital and the Rollover Holders include the fact that all of the risk of any possible decrease in the earnings, growth or value of RAE Systems following the merger will be borne by Purchaser and the Rollover Holders. Additionally, the shares of Purchaser will be illiquid, with no public trading market for such securities.

RAE Systems common stock is currently registered under the Exchange Act and is quoted on NYSE Alternext US under the symbol “RAE.” If the merger is completed, RAE Systems common stock will be delisted from NYSE Alternext US and will be deregistered under the Exchange Act.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the Special Committee and RAE Systems’ board of directors with respect to the merger, you should be aware that some of RAE Systems’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Special Committee and RAE Systems’ board of directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the merger.

Treatment of Stock Options

As of the record date, there were approximately 3,387,370 shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. The vesting of each unvested stock option to acquire RAE Systems common stock outstanding at the effective time of the merger will be accelerated, so that each stock option to acquire RAE Systems common stock will be fully vested and exercisable. Each such stock option will then be cancelled in the merger, and in consideration of such cancellation, RAE Systems will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the excess (if any) of $1.75 over the per share exercise price of such stock option.

The following table reflects the total cash consideration expected to be received by each of our directors and executive officers in connection with the merger, including the consideration that each of them will receive pursuant to the Merger Agreement in connection with the cancellation of their options:

		Cash Merger	Realizable	Realizable
		Consideration	Value of	Value
		to be	Vested Options	of All	Compensation
Name of Director		Received for	as a Result	Options at	of Members
and/or Executive		RAE Systems	of the	the Closing	of Special	Total Cash
Officer	Position	Common Stock	Merger(1)	of Merger(1)	Committee	Consideration

Robert I. Chen(2)	President, Chief Executive Officer and Chairman of the Board	$8,509,522	$58,800	$134,400		$8,643,922
Randall K. Gausman(3)	Vice President and Chief Financial Officer	$8,750	$86,625	$168,000		$176,750
Peter C. Hsi(2)	Chief Technology Officer and Director		$28,875	$56,000		$56,000
Ming-Ching Tang	Executive Vice President Operations		$45,719	$94,500		$94,500
Christopher Hameister	Vice President Asia-Pacific, Europe and Middle East Business Operations		$28,875	$56,000		$56,000
Fei-Zhou Shen	Vice President Corporate Development and Fushun Business Operations	$41,504	$132,413	$159,538		$201,042
Ryan Watson	Vice President Americas Sales	$7,905	$40,907	$73,500		$81,405
Dr. Keh-Shew Lu	Director	$472,500	$33,688	$77,000	$8,500	$558,000
Susan Wang	Director	—	$50,531	$115,500	$20,000	$135,500
Dr. Lyle D. Feisel	Director	$125,909	$93,500	$93,500		$219,409
Sigrun Hjelmqvist	Director	$35,000	$24,063	$35,000		$70,000
James W. Power	Director	$70,000	$20,006	$106,700	$9,000	$185,700

TOTAL		$9,271,090	$644,002	$1,169,638	$37,500	$10,478,228

(1)	This table excludes stock options with exercise prices greater than $1.75 per share as of February 28, 2011. All outstanding stock options will accelerate and vest in full as a result of the merger.

(2)	If the merger is completed, the 13,392,857 Rollover Shares registered under the name of Chen Revocable Trust DTD 5/8/2001 and Hsi Family Trust, which are beneficially owned by Robert I. Chen and Peter C. Hsi, respectively, will be valued at $1.75 per share and exchanged for a combination of preferred stock and common stock in Purchaser valued at approximately $23.4 million in the aggregate (“Value of Rollover Shares”). Total Cash Consideration does not include the Value of Rollover Shares.

(3)	See the description of the severance agreement and bonus described below in “Special Factors — Interests of Our Directors and Executive Offices in the Merger — Severance Agreement.”

Severance Agreement

In connection with the merger, and in order to provide Mr. Gausman with an incentive to continue his employment with us, we entered into a Change of Control Severance Agreement, dated September 19, 2010, with Mr. Gausman pursuant to which Mr. Gausman will receive a lump sum severance payment equal to 12 months of his base salary and reimbursement of COBRA premiums for up to 12 months, upon his termination of employment without “cause,” or for “good reason,” following the merger. In addition, upon the consummation of the merger, Mr. Gausman will receive a bonus equal to $62,500 (three months of base salary).

Positions with the Surviving Corporation

It is anticipated that two representatives of Vector Capital will be the initial officers of the surviving corporation.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that the surviving corporation will continue our indemnification obligations with respect to our directors and officers and that Purchaser will provide, or cause the surviving corporation to provide, for a period of not less than six years after the consummation of the merger, our officers and directors with an insurance and indemnification policy, in an amount not in excess of $300,000, that provides coverage for events occurring at or prior to the consummation of the merger that is no less favorable than the existing policy of RAE Systems.

Compensation of Members of the Special Committee

The members of the Special Committee received an aggregate of $37,500 in connection with the performance of their duties as members of the Special Committee equal to $500 per meeting for each member other than Ms. Wang, who served as the chairperson of the Special Committee, and $1,000 per meeting for the chairperson). James W. Power received an aggregate of $8,000 in connection with his services as a member of the Special Committee. Dr. Keh-Shew Lu received an aggregate of $7,500 in connection with his services as a member of the Special Committee, and Susan Wang received an aggregate of $18,000 in connection with her services as a member, and chairperson, of the Special Committee.

Transactions with the Rollover Holders

In connection with the merger, the Rollover Holders will contribute, immediately prior to the effect time of the merger, 13,392,857 Rollover Shares to Purchaser. The Rollover Shares will be valued at $1.75 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $23.4 million, in the aggregate, in the same classes of stock, and at the same valuation, as Vector Capital’s cash investment. The remaining 4,681,324 shares of our common stock owned by the Rollover Holders will be cashed out in the merger at $1.75 per share (or a total of approximately $8.5 million). Accordingly, immediately following the effective time of the merger, the Rollover Holders will receive combined equity and cash in the total value of approximately $31.9 million, the same value as their shares of our common stock prior to the merger (valued at $1.75 per share).

Cash Consideration Received by Rollover Holders in Connection with the Transaction

	Cash Merger
	Consideration	Realizable
	to be	Value of All
	Received for	Options at
	RAE Systems	the Closing of	Total Cash
Name of Rollover Holders	Common Stock	Merger	Consideration

Chen Revocable Trust DTD 5/8/2001	$8,509,522		$8,509,522
Robert I. Chen	—	$134,400	$134,400
Hsi Family Trust	—	—	—
Peter C. Hsi	—	$56,000	$56,000
Lien Q. Chen	—	—	—

Total	$8,509,522	$190,400	$8,699,922

Vector intends to raise approximately $30 million in debt. Assuming the full amount is borrowed in connection with the merger and is used to purchase common stock, then the post-closing equity value of Purchaser after the merger will be approximately $83.49 million (determined based on the pre-merger equity value of our common stock and options and transaction expenses reduced by the amount of the debt incurred by Purchaser in connection with the merger (net of our expected costs at closing)) and the enterprise value will be approximately $97.06 million. Based on the above assumptions, to fund a portion of the merger consideration, Vector and PSIL have agreed to invest approximately $52.1 million and approximately $8.0 million, respectively, in cash in Purchaser in the form of an equity contribution (consisting of a combination of preferred stock and common stock). The Rollover Holders’ contribution and Vector’s investment in Purchaser will be made at the same valuation. As a result, immediately after the merger, (i) the Rollover Holders would hold equity in Purchaser valued at approximately $23.4 million (or approximately 28.1% of the total equity value of approximately $83.49 million), (ii) Vector would hold equity in Purchaser valued at $52.1 million (or approximately 62.4% of the total equity value of $83.49 million), and (iii) PSIL would hold equity in Purchaser valued at approximately $8.0 million (or approximately 9.6% of the total equity value of $83.49 million). The remainder of the capitalization of Purchaser would consist of $30 million in debt, which will not exist prior to the closing of the merger, and which would be arranged by Vector.

It is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of this common stock equity pool, Mr. Chen and Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% and 1.5%, respectively, of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders and Vector on a pro rata basis.

The Rollover Holders have also entered into a stockholders agreement with Purchaser and Vector Capital, which will govern the rights and obligations of Vector Capital and the Rollover Holders as holders of equity in Purchaser following completion of the merger. Pursuant to the stockholders agreement, immediately following the merger, the board of directors of Purchaser will initially consist of five members, three of which initially will be designated by Vector Capital and two of which initially will be designated by the Rollover Holders. The stockholders agreement also sets forth certain requirements regarding the voting of the equity of Purchaser and certain restrictions on transfers of the equity of Purchaser and provides the Rollover Holders with certain information rights, preemptive rights, a guaranteed return on their rollover investment in certain circumstances and the right to effect a sale of the equity of Purchaser in the event Mr. Chen’s or Dr. Hsi’s (as applicable) employment with RAE Systems is terminated without cause after the merger. Pursuant to a registration rights agreement, the Rollover Holders will also be entitled to registration rights with respect to the registration under the Securities Act of 1933, as amended, of the equity of Purchaser they will own following the merger. Purchaser has agreed, contingent upon the closing of the merger, to reimburse the Rollover Holders for a portion of the expenses incurred by them in connection with the negotiation of the final terms with respect to the Rollover Shares and post-closing governance of the Purchaser and the employment agreements.

Mr. Chen, Dr. Hsi and Ms. Lien Q. Chen (Mr. Chen’s spouse) (collectively, the “executives”) have also entered into employment agreements with Purchaser, which will be effective as of the effective time of the merger and will govern their respective employment arrangements with RAE Systems after the effective time of the merger. Each employment agreement provides that the executive’s employment relationship with RAE Systems will be “at-will” and terminable by either the executive or RAE Systems with or without “cause.” Each employment agreement provides for an initial base salary for the executives, in the following amounts (i) $350,000 for Mr. Chen, (ii) $200,000 for Dr. Hsi, and (iii) $125,000 for Ms. Chen, which amounts are consistent with each executive’s current base salary. In addition, each executive will be eligible to receive an annual bonus, determined in the discretion of RAE Systems’ board of directors. The employment agreements provide that the executives are entitled (to the extent eligible) to participate on the same basis as similarly situated employees in RAE Systems’ benefit plans in effect from time to time during his or her employment. In addition, Mr. Chen and Dr. Hsi are each entitled to an annual automobile allowance in the amount of $16,000 and reimbursement (to the extent not otherwise covered by insurance) for an annual physical examination.

The employment agreements with Mr. Chen and Dr. Hsi further provide that such executives will be issued a restricted stock award for a number of shares of Purchaser’s common stock equal to (i) in the case of Mr. Chen, 1% of Purchaser’s then outstanding shares of common stock and (ii) in the case of Dr. Hsi, 1.5% of Purchasers’ then outstanding shares of common stock (determined, in each case, after giving effect to the merger and after giving effect to the equity pool reserve described elsewhere in this proxy statement), in each case subject to customary vesting schedules.

If any executive’s employment is terminated by RAE Systems without “cause” or by the executive for “good reason,” then (i) RAE Systems shall pay to such executive: (1) his or her then current monthly base salary plus (2) an amount equal to one-twelfth of his or her 100% on target annual bonus each month for a period of twelve

(12) months (or, in the case of Mr. Chen, eighteen (18) months), less applicable withholdings and deductions, (ii) in the case of Mr. Chen, his restricted stock award will accelerate vesting as to an additional eighteen (18) months of vesting and in the case of Dr. Hsi, his restricted stock award will accelerate vesting as to an additional twelve (12) months of vesting, and (iii) in the case of Mr. Chen, a lump sum payment of $45,000 and in the cases of Dr. Hsi and Ms. Chen, a lump sum payment of $30,000. Provision of the severance payments and benefits is contingent upon the executive executing (and not revoking) a valid general release of claims in favor of RAE Systems and its affiliates within 21 days of termination.

To the extent required to avoid a violation of Section 409A of the Code, any severance payments made to an executive at the time he or she qualifies as a “specified employee” (within the meaning of Section 409A) will be delayed for six months or until the date of the executive’s death (if earlier).

The employment agreements contain restrictive covenants, including a perpetual confidentiality covenant pursuant to which the executives have agreed not to disclose RAE Systems’ confidential information. In addition, the executives have agreed not to compete with RAE Systems and not to solicit its employees, consultants or customers for a period of two (2) years from the effective date of the employment agreement.

As of the date of this Proxy Statement, none of the other executive officers of RAE Systems has entered into any arrangement, agreement or understanding with Vector Capital, Purchaser or their affiliates regarding employment with, or the right to purchase or participate in the equity of, Purchaser or the surviving corporation. As more fully described above, it is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of such common stock equity pool, Mr. Chen will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1.5% of the outstanding Common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders and Vector Capital on a pro rata basis. The terms of the equity plan will be later determined by Purchaser in consultation with our management but Purchaser anticipates that the plan would provide financial equity incentives to management in amounts customary for transactions of this kind.

Appraisal Rights

If the merger is completed, holders of RAE Systems common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is a summary of all the material terms of your appraisal rights under Delaware law, but we urge you to read the entire text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of RAE Systems common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of adoption of the Merger Agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of RAE Systems common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of RAE Systems common stock” are to the record holder or holders of shares of RAE Systems common stock as of March 9, 2011. Except as set forth herein, stockholders of RAE Systems will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of RAE Systems common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the Merger Agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the Merger Agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with us before the taking of the vote on the Merger Agreement at the Special Meeting on April 7, 2011. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her RAE Systems common stock. The written demand for appraisal of shares is in addition to and separate from a vote against adoption of the Merger Agreement or an abstention from such vote.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in RAE Systems common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to RAE Systems at 3775 North First Street, San Jose, California 95134, Attention: Corporate Secretary.

Within ten days after the effective time of the merger, RAE Systems must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger, either RAE Systems or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on RAE Systems in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of RAE Systems to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that RAE Systems will file such a petition or that RAE Systems will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of RAE Systems common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from RAE Systems a statement setting forth the aggregate number of shares of RAE Systems common stock not voting in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by RAE Systems and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by RAE Systems or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of RAE Systems common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the Merger Agreement. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of RAE Systems common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to RAE Systems a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of RAE Systems and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any RAE Systems stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Material United States Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material United States federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to our stockholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by Internal Revenue Service (the “IRS”) or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary contains the material tax consequences and is for the general information of our stockholders (other than the Rollover Holders).

This summary does not contain an analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of a RAE Systems option, the acquisition or disposition of RAE Systems shares other than pursuant to the merger, or the exchange of Rollover Shares for Purchaser Equity. In addition, it does not address all aspects of federal income taxation that may affect particular RAE Systems’ stockholders in light of their particular circumstances, including:

•	stockholders that are insurance companies;

•	stockholders that are tax-exempt organizations;

•	stockholders that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	stockholders who are liable for the federal alternative minimum tax;

•	stockholders who are partnerships or other entity classified as a partnership for United States federal income tax purposes;

•	stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation;

•	stockholders whose functional currency for United States federal income tax purposes is not the U.S. dollar; and

•	stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

This summary applies only to U.S. holders of our stock who own such stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). A U.S. holder is any beneficial owner of shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is, in each case, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds shares, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

ACCORDINGLY, RAE SYSTEMS’ STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS.

Treatment of Holders of Common Stock

The conversion of RAE Systems common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that a RAE Systems stockholder (other than a Rollover Holder) will recognize a capital gain or loss equal to the difference between (1) the amount of cash the stockholder receives in the merger and (2) the stockholder’s adjusted tax basis in the common stock surrendered therefor. For this purpose, RAE Systems’ stockholders who acquired different blocks of RAE Systems shares at different times for different prices must calculate gain or loss separately for each identifiable block of RAE Systems shares surrendered in the exchange. This gain or loss will be long-term if the holder has held RAE Systems common stock for more than one year as of the date of the merger. The maximum U.S. federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law (scheduled to increase to 20% in 2011). The maximum U.S. federal income tax rate on both ordinary income and net long-term capital gain recognized by a corporation is 35% under current law. Those rates are subject to change and may depend on the stockholder’s particular circumstances. The deduction of capital losses is subject to limitations for both individuals and corporations.

Appraisal Rights

Under specified circumstances, a RAE Systems stockholder may be entitled to appraisal rights in connection with the merger. If a stockholder of RAE Systems common stock receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such stockholder’s tax basis in such RAE Systems common stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for federal income tax purposes. Stockholders of RAE Systems common stock who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding

A RAE Systems stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s RAE Systems shares in the merger. The current backup withholding rate for 2010 is 28%, but this rate could change at any time and is subject to increase to 31% for payments made after December 31, 2010. Backup withholding will generally not apply, however, to a RAE Systems stockholder who furnishes the paying agent with a correct taxpayer identification number on IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. RAE Systems’ stockholders who fail to provide their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of IRS Form W-8, for example by providing a properly completed IRS Form W-8BEN certifying such stockholder’s non-U.S. status. Each RAE Systems stockholder and, if applicable, each other payee, should complete and sign the IRS Form W-9 included with the letter of transmittal (or other applicable form such as a IRS Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a RAE Systems stockholder under the backup withholding rules are generally not an additional tax and may be refunded or allowed as a credit against RAE Systems stockholder’s United States federal income tax liability, provided that the stockholder furnishes the required information to the IRS.

THE FOREGOING DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR OUR STOCKHOLDERS’ (OTHER THAN THE ROLLOVER HOLDERS’) GENERAL INFORMATION ONLY. ACCORDINGLY, OUR STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Litigation Related to the Merger

On September 20, 2010, a putative class action suit, entitled Foley v. RAE Systems Inc., et al., No. 110CV182985, was filed in the Superior Court of California, County of Santa Clara, against the Company, members of its Board of Directors, the Company’s Chief Financial Officer, and entities affiliated with Battery Ventures. The suit alleges in summary that, in connection with a proposed acquisition of the Company by an affiliate of Battery Ventures, the individual defendants breached their fiduciary duties by conducting an unfair sale process and agreeing to an unfair price, would purportedly receive improper personal benefits in connection with the proposed acquisition, and were aided and abetted by the other defendants. Plaintiff seeks, among other things, a declaration that the suit can be maintained as a class action, an injunction against the proposed merger, rescission of the Merger Agreement, a directive that the defendants exercise their fiduciary duties to implement a process to secure the best possible consideration for stockholders, imposition of a constructive trust on allegedly improper benefits, and fees and costs. Four other lawsuits making similar allegations have also been filed in the Superior Court of the State of California, County of Santa Clara against the Company, its Board of Directors and Battery Ventures or its affiliates: Angles v. RAE Systems Inc., et al., No. 110CV183606; Greenbaum v. Chen, et al., No. 110CV183814; AC Photonics, Inc. v. RAE Systems Inc., et al., No. 110CV183942; and Mann v. RAE Systems Inc., et al., No. 110CV183960. On October 28, 2010 the California court consolidated all five California actions under the caption In re RAE Systems, Inc. Shareholder Litigation, Lead Case No. 110CV182985. On December 15, 2010, plaintiffs Mann and Angles filed an amended complaint continuing to set forth the claims set forth above and including additional disclosure claims based on allegations that the Company’s proxy filings contain materially false statements and fail to disclose material facts regarding, among other things, the Special Committee, the holders of the Rollover Shares, the process and events leading up to the proposed acquisition, the FCPA investigation, communications with Battery Ventures and other potential bidders, and the work performed by UBS and data underlying its analyses. On December 17, 2010, the California court issued an order staying all proceedings in California state court in favor of litigation pending in Delaware.

In addition, four putative class action suits with similar allegations have been filed in Delaware Chancery Court: Nelson v. RAE Systems Inc., et al., C.A. No. 5848-VCS; Venton v. RAE Systems Inc., et al., C.A. No. 5854-VCS; Quintanilla v. RAE Systems Inc., et al., C.A. No. 5872; Villeneuve v. RAE Systems Inc., et al., C.A. No. 5877. The Delaware actions have been consolidated under the caption In re RAE Systems, Inc. Shareholder Litigation, Consolidated C.A. No. 5848-VCS, and plaintiffs filed a Verified Consolidated Amended Class Action Complaint on or about October 28, 2010. In this pleading, plaintiffs continue to assert the claims set forth above, and in addition they allege that the Company’s Preliminary Proxy Statement, filed with the SEC on October 21, 2010, contains materially false statements or fails to disclose material facts regarding, among other things, the Special Committee, the holders of the Rollover Shares, the process and events leading up to the proposed acquisition, the FCPA investigation, communications with Battery Ventures and other potential bidders, and the work performed by UBS and data underlying its analyses. Plaintiffs request various forms of injunctive relief, as well as money damages allegedly suffered or to be suffered by the putative class. On December 17, 2010, two of the plaintiffs from the stayed California action (Mann and Angles) also filed a complaint in Delaware Chancery Court making essentially the same allegations as in their amended California complaint described above. Plaintiffs Mann and Angles subsequently voluntarily dismissed their Delaware complaint. On February 24, 2011, the remaining Delaware plaintiffs filed a motion requesting leave to file a Supplemental and Amended Verified Class Action Complaint. The proposed Supplemental Amended Verified Class Action Complaint asserts claims against the

Company, members of its Board of Directors, and entities affiliated with Vector Capital, and alleges in summary that, in connection with the proposed acquisition of the Company by an affiliate of Vector Capital, the individual defendants breached their fiduciary duties by conducting an unfair sale process and agreeing to an unfair price, are purportedly receiving improper personal benefits, and were aided and abetted by the other defendants. The proposed pleading also alleges that the Company’s Preliminary Proxy Statement, filed with the SEC on February 22, 2011, contains materially false statements or fails to disclose material facts regarding, among other things, the Special Committee, the holders of the Rollover Shares, the process and events leading up to the proposed acquisition, the work performed by UBS and data underlying its analyses, and communications with Battery Ventures, Vector Capital, and other potential bidders. Plaintiffs request various forms of injunctive relief, as well as money damages allegedly suffered or to be suffered by the putative class.

Two other actions have been also filed in the United States District Court for the Northern District of California against the Company, members of its Board of Directors, the Company’s Chief Financial Officer, and/or Battery Ventures, Rudy Merger Sub Corp. and Rudy Acquisition Corp. Those actions are entitled LaPlante v. RAE Systems Inc., et al., No. CV 10-4944, and Mabry v. Chen, et al., No. CV 10-5328. They make allegations similar to the other lawsuits, and add claims for alleged violation of the federal securities laws in connection with the preparation of the proxy statement filed by the Company in connection with the proposed acquisition. On January 10, 2011, the federal court issued an order pursuant to a stipulation of the parties staying proceedings in the LaPlante action in favor of litigation pending in Delaware. A similar order was entered by the federal court in the Mabry action on January 21, 2011, pursuant to stipulation of the parties.

The Company believes that the claims in the suits described above are without merit and intends to vigorously defend against them. However, there can be no assurances as to the outcome of the litigation.

Provisions for Unaffiliated Security Holders

No provision has been made to grant RAE Systems’ stockholders access to the corporate files of RAE Systems, any other party to the Merger Agreement or to obtain counsel or appraisal services at the expense of RAE Systems or any other such party.

Regulatory Matters

The merger and the conversion of shares of RAE Systems common stock into the right to receive the merger consideration is not subject to the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

FCPA Settlement

On December 10, 2010, we settled the SEC’s and Department of Justice’s Foreign Corrupt Practices Act (“FCPA”) investigation. In our settlement with the SEC, we agreed to pay $1,257,012 to the SEC in disgorgement of profits and pre-judgment interest, and in our settlement with the Department of Justice, we agreed to pay a $1.7 million penalty. In addition, we accepted responsibility for violating the internal controls and books and records provisions of the FCPA, agreed to cooperate with investigations by law enforcement authorities, and agreed to adhere to certain compliance and reporting obligations.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” that reflect our current views as to our financial condition, results of operations, plans, objectives, future performance, business, and the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “strategy,” “will” and “continue” or similar words. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against RAE Systems and others relating to the Merger Agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummate the merger;

•	the failure of the merger to close for any other reason;

•	the risk that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 12, 2010 and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 7, 2010, for the quarter ended June 30, 2010 filed with the SEC on August 6, 2010 and for the quarter ended September 30, 2010 filed with the SEC on November 5, 2010 and incorporated herein by reference. See “Other Matters — Where You Can Find More Information” beginning on page 89.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

RISK FACTORS

In addition to the risk factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 12, 2010 and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 7, 2010, for the quarter ended June 30, 2010 filed with the SEC on August 6, 2010 and for the quarter ended September 30, 2010 filed with the SEC on November 5, 2010, below please find two risk factors which relate to the proposed merger. You should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement.

If the proposed merger is not completed, our business could be harmed and our stock price could decline.

The consummation of the merger is conditioned upon, among other things, the adoption of the Merger Agreement by our stockholders, regulatory approvals and other customary closing conditions. Therefore, the merger may not be completed or may not be completed in a timely manner. If the Merger Agreement is terminated, the market price of our common stock will likely decline. In addition, our stock price may decline as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger prior to its closing that will not be recovered if the merger is not completed. If the Merger Agreement is terminated under certain circumstances, we may be obligated to pay Purchaser a termination fee of $3,710,000 (less the amount of any expense reimbursement paid or payable by us). As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the Merger Agreement, our business could be harmed in that concerns about our viability are likely to increase, making it more difficult to retain employees and existing customers and to generate new business.

The fact that there is a merger pending could harm our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products pending completion of the merger or termination of the Merger Agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of investors.

In addition, while the merger is pending, we are subject to a number of risks that may harm our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	we have and will continue to incur significant expenses related to the merger prior to its closing; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

THE PARTIES TO THE MERGER

RAE Systems Inc.

RAE Systems is a Delaware corporation with its headquarters in San Jose, California. RAE Systems was incorporated in 1991 and its principal executive offices are located at 3775 North First Street, San Jose, California 95134. RAE Systems’ website is located at http://www.raesystems.com and its telephone number is (408) 952-8200. Additional information regarding RAE Systems is contained in our filings with the SEC. See “Other Matters — Where You Can Find More Information” on page 89.

Ray Holding Corporation

Ray Holding Corporation, which we refer to as “Purchaser,” is a newly formed Delaware corporation that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Purchaser has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the Merger Agreement. The principal office address of Ray Holding Corporation is c/o Vector Capital Corporation, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105. Its telephone number is (415) 293-5000.

Ray Merger Sub Corporation

Ray Merger Sub Corporation, which we refer to as “Merger Sub,” is a newly formed Delaware corporation and a wholly owned subsidiary of Purchaser. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the Merger Agreement. Upon the consummation of the proposed merger, Merger Sub will cease to exist and RAE Systems will continue as the surviving corporation and a wholly owned subsidiary of Purchaser. The principal office address of Ray Merger Sub Corporation is c/o Vector Capital Corporation, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105. Its telephone number is (415) 293-5000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041, at 10:00 a.m., local time, on April 7, 2011.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt the Merger Agreement. The Special Committee has determined that the merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, RAE Systems’ stockholders (other than Rollover Holders) and recommended that our board of directors approve the Merger Agreement and the transactions contemplated thereby, including the merger, and that our board of directors recommend that RAE Systems’ stockholders vote to adopt the Merger Agreement. Our board of directors then determined that the merger and the Merger Agreement are procedurally and substantively fair to, and in the best interests of, RAE Systems and its stockholders, declared the Merger Agreement and the merger to be advisable and recommended that RAE Systems’ stockholders vote to adopt the Merger Agreement. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of adoption of the Merger Agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of RAE Systems common stock at the close of business on March 9, 2011, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, approximately 59,512,064 shares of RAE Systems common stock were issued and outstanding and held by approximately 270 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of RAE Systems common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of RAE Systems common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of RAE Systems common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of RAE Systems common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the Merger Agreement and “for” approval of the proposal to adjourn the Special Meeting, if necessary.

To vote, please complete, sign, date and return the enclosed proxy card or, to vote over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of RAE Systems common stock represented at the Special Meeting but not voted, including shares of RAE Systems common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the Merger Agreement, including properly executed proxies that do not contain specific voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement, but no effect on the proposal to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote against the adoption of the Merger Agreement and will have no effect on the proposal to grant authority to adjourn the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” the adoption of the Merger Agreement and on the proposal to grant the persons named as proxies the authority to adjourn the Special Meeting.

No business may be transacted at the Special Meeting other than the proposal to adopt the Merger Agreement and, if necessary, the proposal to adjourn the Special Meeting.

Voting over the Internet or by Telephone

You may also cause your shares to be voted over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares over the Internet or by telephone and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

Internet.  You may vote over the Internet until 11:59 P.M. Eastern Time on the day before the Special Meeting by going to the website for Internet voting on the proxy card and following the instructions on the screen. Votes cast through the internet are authenticated by use of a personal identification number. Specific instructions to be followed are set forth on the enclosed proxy card, and you should have your proxy card available when you access this web page. If you vote through the internet, you do not need to return your proxy card.

Telephone.  You may vote by telephone by calling the toll-free number on your proxy card, 24 hours a day and until 11:59 PM Eastern Time on the day before the Special Meeting and following the prerecorded instructions.

Votes cast by telephone are authenticated by use of a personal identification number. Specific instructions to be followed are set forth on the enclosed proxy card, and you should have your proxy card available when you call. If you vote by telephone, you do not need to return your proxy card.

For Shares Registered in the Name of a Broker or Bank

If you are the beneficial owner of shares held in “street” name (i.e., your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares), you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid legal proxy from your broker, bank or other nominee and present it at the meeting. Brokers and banks do not have discretionary authority to vote on either proposal.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 6, 2011. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies and Expense

The enclosed proxy is solicited on behalf of the board of directors and the Special Committee of RAE Systems. The cost of preparing, assembling, and mailing this proxy statement, the Notice of Special Meeting and the enclosed proxy will be borne by RAE Systems. RAE Systems is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy materials to their principals and request authority for the execution of proxies. RAE Systems may reimburse these persons for their expenses in so doing. In addition, RAE Systems has retained MacKenzie Partners, Inc. to assist in the solicitation. RAE Systems will pay MacKenzie Partners, Inc. approximately $15,000 plus out-of-pocket expenses for its assistance. The directors, officers and employees of RAE Systems and its subsidiaries may also solicit proxies by telephone, facsimile, electronic mail, telegram or in person. Such directors, officers, and employees will not be additionally compensated for this solicitation, but may be reimbursed for out-of-pocket expenses incurred.

RAE Systems has not authorized any person to provide any information or make any representation not contained in this proxy statement. You should not rely on any such information or representation as having been authorized.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of RAE Systems common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, or if you have additional questions about the merger or require assistance in submitting proxies or voting shares of our common stock, or if you would like to receive additional copies of the proxy statement or the enclosed proxy card, please notify your broker and direct your written request to MacKenzie Partners, Inc., our proxy solicitation agent, toll-free at (800) 322-2885 or call collect at (212) 929-5500, by email at proxy@mackenziepartners.com, or by mail at 105 Madison Avenue, New York, New York 10016. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement, but we urge you to read the entire text of the Merger Agreement, a copy of which is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about RAE Systems. Such information can be found elsewhere in this proxy statement and in the other public filings RAE Systems makes with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the merger, each outstanding share of RAE Systems common stock, other than 13,392,857 shares beneficially held by the Rollover Holders, which will be exchanged for capital stock of Purchaser (as more fully described below), and any Appraisal Shares, will be converted into the right to receive $1.75 in cash, without interest. The price of $1.75 per share was determined through negotiations between the Special Committee and Vector Capital. Upon completion of the merger, no shares of RAE Systems common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Pursuant to a Guarantee Agreement between Vector Capital and the Company, Vector Capital has guaranteed the obligations of Purchaser and Merger Sub to pay the cash merger consideration, up to $82.85 million, as described in more detail above under “Special Factors — Guarantee Agreement.” Additionally, there is no financing condition to the merger.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon completion of the merger, you will have the right to receive $1.75 per share in cash, without interest. Prior to the effective time of the merger, Purchaser will enter into an agreement with a bank or trust company to act as paying agent under the Merger Agreement. On or before the effective time of the merger, Purchaser will deposit with the paying agent cash sufficient to enable the paying agent to pay the aggregate cash merger consideration to RAE Systems’ stockholders, other than the Rollover Holders.

Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other documents as the paying agent may require, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate shall have been converted pursuant to the Merger Agreement, without any interest thereon. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if required by Purchaser, you post a bond in such reasonable amount as Purchaser may direct as indemnity against any claim that may be made with respect to that certificate against Purchaser.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

One year after the effective time, the paying agent will deliver to Purchaser any funds made available to the paying agent which have not been disbursed. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one year period may thereafter look only to Purchaser for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of RAE Systems common stock will be issued in full satisfaction of all rights relating to the shares of RAE Systems common stock.

Effect on RAE Systems Stock Options

At the effective time of the merger, the vesting of each unvested stock option to acquire RAE Systems common stock outstanding will be accelerated, so that each outstanding stock option to acquire RAE Systems common stock will be fully vested and exercisable. Each such stock option will then be cancelled in the merger, and in consideration of such cancellation, RAE Systems will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the excess (if any) of $1.75 over the per share exercise price of such stock option.

Effect on 13,392,857 Shares Beneficially Held by Rollover Holders

In connection with the merger, the Rollover Holders have agreed to contribute, immediately prior to the effective time of the merger, 13,392,857 Rollover Shares, which will be valued at $1.75 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $23.4 million, in the aggregate, in the same class of stock, and at the same valuation, as Vector Capital’s cash investment. The remaining 4,681,324 shares of our common stock owned by the Rollover Holders will be cashed out in the merger at $1.75 per share (or a total of approximately $8.5 million).

Effect on RAE Systems 2007 Equity Incentive Plan, 2002 Stock Option Plan and 1993 Stock Plan

RAE Systems’ 2007 Equity Incentive Plan, 2002 Stock Option Plan and 1993 Stock Plan shall terminate immediately prior to the effective time of the merger. We do not expect to grant any new options to employees, directors and officers prior to the effective time of the merger.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Purchaser and RAE Systems and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Purchaser and a party to the Merger Agreement, will merge with and into RAE Systems. RAE Systems will survive the merger as a wholly owned Delaware subsidiary of Purchaser.

Representations and Warranties

The Merger Agreement contains representations and warranties of each party to the agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. Although the material representations and warranties are summarized below, you are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement. However, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure schedule that RAE Systems provided to Purchaser in connection with the signing of the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in RAE Systems’ public disclosures.

The Merger Agreement contains customary representations and warranties of RAE Systems as to, among other things:

•	our organization, good standing and corporate power;

•	our capitalization;

•	our SEC documents and undisclosed liabilities;

•	certain changes or events since September 30, 2010;

•	ownership of our assets and real property;

•	intellectual property;

•	our material contracts;

•	compliance with legal requirements;

•	compliance with laws and permits;

•	the information supplied in this proxy statement;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	legal proceedings and orders;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of our stockholders, third parties and governmental authorities relating to, the Merger Agreement;

•	the vote required to approve the merger;

•	our Shanghai construction project;

•	opinion of financial advisor; and

•	brokers and other advisors.

In addition, the Merger Agreement contains representations and warranties by Purchaser and Merger Sub as to, among other things:

•	organization, good standing and corporate power;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the Merger Agreement;

•	the information supplied in this proxy statement;

•	availability of funds;

•	the solvency of the surviving corporation after the merger; and

•	no ownership of RAE Systems stock.

The representations and warranties of RAE Systems, Purchaser and Merger Sub will expire upon completion of the merger.

Covenants

Conduct of Business

We have agreed in the Merger Agreement that we will conduct our business and operations in the ordinary course, consistent with past practices, and in compliance in all material respects with all applicable laws, use reasonable efforts to preserve our current business organization, retain the services of our current officers and other employees, comply with the requirements of all our material contracts and maintain relations and goodwill of those having business relationships with us, promptly notify Purchaser of certain legal proceedings, use commercially reasonable efforts to transfer cash held by us outside the United States to the United States and preserve our cash balances consistent with past practice, subject to expenditures related to the merger.

In addition, we have agreed that, subject to specified exceptions, during the period commencing on the date of the Merger Agreement and ending at the effective time of the Merger, neither we nor any of our subsidiaries may, without Purchaser’s prior written consent (which, as to certain of the matters listed below, may not be unreasonably withheld or delayed):

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of our capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•	sell, issue, grant or authorize the sale, issuance or grant of: any capital stock or other security; any option, call, warrant or right to acquire any capital stock or other security; or any instrument convertible into or exchangeable for any capital stock or other security, except that we may issue shares of common stock upon the valid exercise of options outstanding as of January 18, 2011;

•	amend or waive any of our rights under any provision of: any of our stock option plans; any option or any agreement evidencing or relating to any outstanding stock option;

•	amend our certificate of incorporation or bylaws or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	form any subsidiary or acquire any interest in any other entity;

•	make any capital expenditure, except in the ordinary course of business and consistent with past practices not exceeding $100,000 individually or $250,000 in the aggregate, except for certain specified expenses;

•	other than in the ordinary course of business consistent with past practices, enter into any material contract, or amend or terminate, or waive or exercise any material right or remedy under any material contract;

•	surrender any owned or leased real property;

•	acquire, lease or license any right or asset, except in the ordinary course of business and consistent with past practices, or expressly waive, or relinquish any material right;

•	other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or indebtedness;

•	make any pledge of our assets except immaterial assets made in the ordinary course of business consistent with past practices;

•	lend money to any person (excluding advancement of reasonable expenses to employees in the ordinary course of business consistent with past practice), or incur or guarantee any indebtedness;

•	establish, adopt, or amend any benefit plan; pay any bonus or make any profit-sharing or similar payment, except customary bonus and commission payments consistent with past practices or in connection with the hiring of new employees in the ordinary course of business; or increase the amount of the wages, salary, commissions, fringe benefits or other compensation payable to officers, directors and employees;

•	hire any employee at the level of manager or above or with an annual base salary in excess of $155,000, promote any employee except in order to fill a position vacated after January 18, 2011, or terminate any employee with an annual base salary in excess of $155,000, except in the ordinary course of business or for cause;

•	change any of our accounting practices;

•	make any tax election;

•	commence or settle any legal proceeding;

•	enter into any material transaction or take any other material action outside the ordinary course of business;

•	pay UBS more than the fixed fee provided in its engagement letter, or any discretionary fee; or

•	agree or commit to take any of the forgoing actions.

The covenants in the Merger Agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Operation of the Company’s Business” in Annex A to this proxy statement.

No Solicitation of Transactions by RAE Systems

Subject to specified exceptions, we have agreed to not directly or indirectly:

•	solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (both as defined below);

•	furnish information to any third party in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any third party with respect to any Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend any Acquisition Proposal; or

•	execute or enter into any letter of intent with respect to any Acquisition Proposal or any other Acquisition Agreement.

We have also agreed that (1) our board of directors will not withdraw or modify, in a manner adverse to Purchaser, our board of directors’ recommendation that our stockholders approve and adopt the Merger Agreement and (2) our board of directors and Special Committee will not adopt or propose any resolution to withdraw or modify, in a manner adverse to Purchaser, the board of directors’ recommendation that our stockholders approve and adopt the Merger Agreement.

Notwithstanding these limitations:

•	We may furnish nonpublic information to, or enter into discussions with, any third party in response to a Superior Offer (as defined below) or an Acquisition Proposal or Acquisition Inquiry that the board of directors or the Special Committee believes in good faith is reasonably likely to result in a Superior Offer that is submitted to us and not withdrawn if: (1) the board of directors or the Special Committee concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors to comply with its fiduciary obligations to our stockholders under applicable law; (2) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions with, such third party, we give Purchaser written notice of the identity of such third party and of our intention to furnish nonpublic information to, or enter into discussions with, such third party; (3) we received from such third party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to us as those contained in the Mutual Nondisclosure Agreement between RAE Systems and Vector Capital, dated September 24, 2010, as amended from time to time (the “Confidentiality Agreement”); and (4) prior to furnishing any such nonpublic information to such third party, we furnish such nonpublic information to Purchaser (to the extent such nonpublic information has not been previously furnished by us to Purchaser).

•	Our board of directors or any committee of our board of directors may withdraw or modify its recommendation that our stockholders adopt the Merger Agreement, if (i) (1) we have provided Purchaser with at least two business days prior notice of any meeting of our board of directors or the Special Committee to consider a Superior Offer; (2) during such two-day period, if requested by Purchaser, we will engage in good faith negotiations with Purchaser to make such adjustments in the terms and conditions of the Merger Agreement in such a manner that obviates the need for our board of directors or the Special Committee withdraw or modify its recommendation that our stockholders adopt the Merger Agreement; (3) our board of directors or the Special Committee determines in good faith (after consulting with its independent financial advisor of nationally recognized reputation and taking into account any changes to the terms of the Merger Agreement proposed by Purchaser) that the offer of the third party constitutes a Superior Offer; (4) our board of directors or the Special Committee determines in good faith, after consulting with its outside legal counsel, that, the withdrawal or modification of its recommendations is required in order for the board of directors to comply with its fiduciary obligations to our stockholders; and (5) our board of directors recommendation is not withdrawn or modified in a manner adverse to Purchaser at any time prior to the time at which Purchaser receives written notice from us confirming that our board of directors has determined that an offer is a Superior Offer; or (ii) (1) in response to a material development or change in material circumstances occurring or arising after the date of the Merger Agreement, the existence of which was not known by our board of directors at or prior to date of the Merger Agreement (and not relating to any acquisition proposal) (such material development or change in circumstances, an “Intervening Event”), if our board of directors or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such Intervening Event, that the withdrawal or modification of its recommendation that our stockholders adopt the Merger Agreement is required in order for the board of directors to comply with its fiduciary obligations to our stockholders; (2) if we have provided Purchaser with at least three days prior notice (unless the Intervening Event arises fewer than three days prior to the Stockholders’ Meeting in which case such notice shall be given as promptly as practicable) advising Parent that the board of directors or Special Committee intends to take such action and specifying the reasons therefor in reasonable detail; and (3) during such three day period, if requested by Parent, we will engages in good faith negotiations with Parent to make such adjustments in the terms and conditions of the Merger Agreement in such a manner that obviates the need for our board of directors or the Special Committee to withdraw or modify its recommendation that our stockholders adopt the Merger Agreement as a result of the Intervening Event.

•	We may terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Offer, however, in the event of such a termination, RAE Systems would be required to pay a $3,710,000 termination fee (reduced by any expense reimbursement paid or payable under the Merger Agreement) to Purchaser as described below under “Fees and Expenses.”

Under the Merger Agreement,

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Purchaser) that could reasonably be expected to lead to an Acquisition Proposal; and

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Purchaser) contemplating or otherwise relating to any transaction or series of transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization recapitalization, tender offer, exchange offer or other similar transaction: (1) in which RAE Systems or any of our subsidiaries is a constituent corporation; (2) in which a third party or “group” of such third party directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of RAE Systems or any of our subsidiaries; or (3) in which RAE Systems or any of our subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such issuing entity;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (1) 15% or more of our consolidated net revenues, consolidated net income or consolidated book value of the assets; or (2) 15% or more of the fair market value of our assets; or

•	any liquidation or dissolution of RAE Systems of any of our subsidiaries.

Under the Merger Agreement, “Superior Offer” means a bona fide written offer by a third party, not solicited by us in violation of the Merger Agreement, to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of our common stock, that: (1) was not obtained or made as a direct or indirect result of a breach of the Merger Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which RAE Systems or any of our subsidiaries has any rights or obligations; and (2) is on terms and conditions that our board of directors or the Special Committee determines, in its reasonable, good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, to be: (a) more favorable, from a financial point of view, to our stockholders than the terms of the merger; and (b) likely to be consummated. However, an offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party (as determined in good faith by our board of directors or the Special Committee), or if the consummation of such transaction is contingent on any such financing being obtained.

Other Covenants

The Merger Agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the Special Meeting;

•	recommendation by our board of directors that our stockholders adopt the Merger Agreement;

•	use of reasonable best efforts to consummate the merger, including obtaining regulatory clearance;

•	employee benefits;

•	indemnification and insurance;

•	access to information;

•	fees and expenses;

•	notification by us to Purchaser of breaches of representations and warranties, breaches of covenants and certain other matters;

•	stockholder litigation; and

•	export control

Conditions to the Merger

Our obligation and Purchaser’s obligation to complete the merger are subject to the adoption of the Merger Agreement by the requisite vote of our stockholders.

Purchaser’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties set forth in the Merger Agreement regarding certain aspects of our capitalization, the corporate power and authority to enter into the Merger Agreement and the binding nature of the Merger Agreement, the inapplicability of certain anti-takeover statutes, the required stockholder vote, and the fairness opinion are true and correct in all respects, and our representations and warranties set forth in the Merger Agreement regarding the authorization of, issuance of our outstanding shares are true and correct in all respects that are material to us, in each case as of the date of the Merger Agreement and as of the closing of the merger;

•	our representations and warranties set forth in the Merger Agreement that are qualified as to “material adverse effect” on us are true and correct on and as of the closing of the merger with the same force and effect as if made on and as of such date, except for those representations and warranties that are qualified as to “material adverse effect” on us that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date;

•	all of our other representations and warranties set forth in the Merger Agreement are true and correct on and as of the closing of the merger with the same force and effect as if made on and as of such date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a “material adverse effect” on us, and for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a “material adverse effect” on us;

•	we must have performed in all material respects each of our covenants and obligations under the Merger Agreement at or prior to the closing of the merger;

•	we must not have suffered a “material adverse effect;”

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger (or any transaction contemplated thereby) shall have been issued by any court of competent jurisdiction or other government body and remain in effect, and there shall not be any foreign, U.S. federal or state legal requirement enacted or deemed applicable to the merger (or any transaction contemplated thereby) that makes consummation of the merger (or any transaction contemplated thereby) by Purchaser and Merger Sub illegal;

•	there shall not be pending, and there shall not have been threatened in writing, any legal proceeding in which a governmental body is or has threatened to become a party: (1) challenging or seeking to restrain or prohibit the consummation of the merger (or any transaction contemplated thereby); (2) related to the merger or any of the transactions contemplated thereby, seeking to obtain any damages or other relief that may be material to Purchaser or us; (3) seeking to prohibit or limit in any material respect Purchaser’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; (4) that could materially and adversely affect the right or ability of Purchaser or us to own the assets or operate the business of RAE Systems; or (5) seeking to compel us, Purchaser or any subsidiary of Purchaser to dispose of or hold separate any material assets as a result of the merger (or any transaction contemplated thereby); and

•	there must not be any other pending legal proceedings in which there is a reasonable possibility of an outcome that would have a “material adverse effect” on us or Purchaser.

Our obligations to complete the merger are also subject to the following conditions:

•	the representations and warranties of Purchaser and Merger Sub in the Merger Agreement must be true and correct on and as of the date of the closing of the merger with the same force and effect as if made on and as of such date, except (1) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the contemplated transaction or the ability of Purchaser and Merger Sub to fully perform their respective covenants and obligations under the Merger Agreement, (2) for changes contemplated by the Merger Agreement, and (3) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the merger or prevent or materially delay the consummation of the transactions contemplated under the Merger Agreement or the ability of Purchaser and Merger Sub to fully perform their respective covenants and obligations under the Merger Agreement;

•	all of the covenants and obligations in the Merger Agreement that Purchaser and Merger Sub are required to comply with or to perform at or prior to the closing of the merger shall have been complied with and performed in all material respects; and

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger by us shall have been issued by any U.S. court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state legal requirement enacted or deemed applicable to the merger that makes consummation of the merger by us illegal.

The Merger Agreement provides that a “material adverse effect” on us means any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (1) our business, condition (financial or otherwise), capitalization, assets (including intellectual property), liabilities (accrued, contingent or otherwise), operations, or financial performance; (2) our ability to consummate the merger or any of the other transactions contemplated by the Merger Agreement or to perform any of our obligations under the Merger Agreement; or (3) Purchaser’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the surviving corporation.

The Merger Agreement also provides that a “material adverse effect” on us shall not include the effect of (1) any changes in general economic or political conditions (to the extent such changes do not disproportionately affect us relative to other companies in our industry), (2) any changes in applicable legal requirements, regulations or GAAP (to the extent such changes do not disproportionately affect us relative to other companies in our industry), (3) the announcement of the Merger Agreement (or transactions contemplated thereby), (4) any failure to meet analyst projections or any change in analyst recommendations, (5) any failure by us to meet any internal projections, estimates or budgets for any period on or after the date of the Merger Agreement, (6) any change in the market price or trading volume of our common stock (provided that the underlying causes or causes of any failure or change referred to in clauses (4), (5) or (6) may be taken into account in determining whether a material adverse effect on us shall have occurred) or (7) any legal proceedings made or brought by any of the current or former stockholders of RAE Systems (on their own behalf or on behalf of RAE Systems) or any other person against RAE Systems or our directors or officers which arise out of the Battery Merger Agreement or the Merger Agreement, or the transactions contemplated thereby or hereby.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the closing of the merger:

by mutual written consent of us and Purchaser;

by either us or Purchaser if:

•	the merger is not completed by July 31, 2011; provided that a party may not so terminate the Merger Agreement if the failure of the merger to be completed was attributed to the failure of such party to perform any of its obligations under the Merger Agreement;

•	a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	the required vote of our stockholders is not obtained to adopt the Merger Agreement at a meeting of our stockholders duly convened therefore or at any adjournment thereof, subject to certain limitations;

by Purchaser:

•	if the board of directors (or the Special Committee, if applicable) fails to unanimously (with two abstentions) recommend that our stockholders vote to adopt and approve the Merger Agreement or withdraw or modify such recommendation in a manner adverse to Purchaser;

•	if we fail to include in the proxy statement the board recommendation or a statement to the effect that the board of directors (or the Special Committee, if applicable) has unanimously (with two abstentions) determined and believes that the merger is advisable and fair to and in the best interests of our stockholders;

•	if our board of directors (or the Special Committee, if applicable) fails to reaffirm publicly the its recommendation, or fails to reaffirm its determination that the merger is advisable and fair to and in the best interests of our stockholders, within five business days after Purchaser requests in writing that such recommendation or determination be reaffirmed publicly;

•	if our board of directors or the Special Committee shall have approved, endorsed or recommended any Acquisition Proposal;

•	if we shall have executed any letter of intent, memorandum of understanding or similar document or any contract relating to any Acquisition Proposal (with certain limitations);

•	if a tender or exchange offer relating to securities of the Company shall have been commenced and we have not sent to our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that we (or our board of directors or the Special Committee) recommends rejection of such tender or exchange offer;

•	if any of our representations and warranties contained in the Merger Agreement are inaccurate as of the date of the Merger Agreement, or become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on and as of such subsequent date), or any of our covenants or obligations contained in the Merger Agreement are breached; provided, however, that Purchaser may not terminate the Merger Agreement on account of such inaccuracy or breach prior to the end of the 15-day period commencing on the date on which we receive notice of such inaccuracy or breach, or after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a continuing breach of any covenant or obligation us;

by us:

•	if any of Purchaser’s representations and warranties contained in the Merger Agreement are inaccurate as of the date of the Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on and as of such subsequent date), or any of Purchaser’s covenants or obligations contained in the Merger Agreement are breached; provided, however, that we may not terminate the Merger Agreement on account of such inaccuracy or breach prior to the end of the 15-day period commencing on the date on which Purchaser receives notice of such inaccuracy or breach; or after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a continuing breach of any covenant or obligation of Purchaser; or

•	in order to enter into an acquisition agreement with respect to a Superior Offer but only if the Board has first complied with the procedures as set forth in the Merger Agreement with respect to a Superior Offer. However, in the event of such termination, we would be required to pay a $3,390,000 termination fee (reduced by any expense reimbursement also paid or payable under the Merger Agreement) as described below under “Fees and Expenses.”

Fees and Expenses

Pursuant to the Merger Agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such fees or expenses. However, we must reimburse Purchaser for certain expenses incurred by it in connection with or related to the Merger Agreement and related transactions, up to a maximum of $900,000, in the event the Merger Agreement is terminated under the certain provisions allowing for termination which include the termination of the Merger Agreement if our stockholders do not adopt the Merger Agreement. In addition, we must pay to Purchaser an amount equal to $3,710,000, less any reimbursed expenses as described in the preceding sentence, if the Merger Agreement is terminated in the following circumstances:

•	We terminate the Merger Agreement pursuant to the provision allowing for termination by us after receipt of a Superior Offer (as defined above);

•	Purchaser terminates the Merger Agreement pursuant to the provision allowing for termination following:

•	Our board of directors’ or the Special Committee’s withdrawal of their recommendation to our stockholders to adopt the Merger Agreement or a modification of such recommendation in a manner adverse to Purchaser;

•	Our board of directors’ or the Special Committee’s failure to reaffirm their determination that the merger is advisable and fair to and in the best interest of our stockholders within five business days after Purchaser’s requests in writing that such reaffirmation be publicly made;

•	Our breach, in any material respect, of our covenants not to solicit any Acquisition Proposal;

•	our board of directors’ or the Special Committee’s approval, endorsement or recommendation of any Acquisition Proposal;

•	our execution of any letter of intent, memorandum of understanding or similar document or any contract relating to any Acquisition Proposal; or

•	the commencement of a tender or exchange offer relating to our securities and we have not sent to our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that we or our board of directors or the Special Committee recommends rejection of such tender or exchange offer;

•	we or Purchaser terminate the Merger Agreement pursuant to the provision allowing for termination for failure to obtain our stockholders’ approval or the merger fails to be consummated by March 31, 2011 and the following conditions are satisfied: (1) an Acquisition Proposal had been publicly announced, commenced, submitted or made and not publicly withdrawn; and (2) we either consummate an Acquisition Transaction or enter into an acquisition agreement with any third party within 12 months following such termination.

Termination of Battery Merger Agreement

On September 20, 2010, RAE Systems entered into the Battery Merger Agreement, which provided a price per share to our stockholders of $1.60. On January 18, 2011, in order to enter into the Merger Agreement, RAE Systems terminated the Battery Merger Agreement and paid a termination fee of $3.39 million to Battery.

IMPORTANT INFORMATION CONCERNING RAE SYSTEMS

Selected Historical Financial Data

Set forth below is certain selected historical consolidated financial data relating to RAE Systems and our consolidated subsidiaries, which should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements, the notes to those statements, Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. The selected financial data set forth below as of December 31, 2009 and 2008 and for the fiscal years ended December 31, 2009, 2008 and 2007 have been derived from the audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which information is incorporated by reference in this proxy statement. The selected financial data set forth below as of December 31, 2007, 2006 and 2005 and for the fiscal years ended December 31, 2006 and 2005 have been derived from our audited consolidated financial statements which information is not incorporated by reference in this proxy statement. The selected financial data set forth below as of and for the nine months ended September 30, 2010 and 2009 have been derived from our unaudited financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which information is incorporated by reference in this proxy statement. The unaudited financial statements have been prepared on the same basis as our audited financial statements and include all adjustments consisting of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Results for interim periods are not necessarily indicative of the results for a full year. More comprehensive financial information is included in our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, both of which are incorporated herein by reference, and other documents filed by us with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information,” beginning on page 89.

No separate financial information is provided for Purchaser because Purchaser is a newly-formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. We do not believe that such information is material to stockholders in evaluating the proposed merger and Merger Agreement because (i) the proposed merger consideration is all-cash, and (ii) if the merger is completed, our common stock will cease to be publicly-traded.

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except share and per share data)

Operating Data:
Net sales	$60,293	$67,721	$90,836	$95,383	$83,172	$58,929	$67,043
Gross profit	$35,603	$35,523	$46,408	$48,215	$40,979	$29,471	$38,556
Operating income (loss) from continuing operations	$(1,588)	$(2,871)	$(4,171)	$(6,089)	$(7,323)	$(7,031)	$1,237
Income (loss) from continuing operations	$(821)	$(1,418)	$(10,536)	$(7,383)	$(6,714)	$(6,727)	$132
Basic income (loss) per share from continuing operations	$(0.01)	$(0.03)	$(0.18)	$(0.12)	$(0.10)	$(0.11)	$—
Diluted income (loss) per share from continuing operations	$(0.01)	$(0.03)	$(0.18)	$(0.12)	$(0.10)	$(0.11)	$—
Basic outstanding shares	67,688	58,425	58,852	59,204	59,367	59,359	59,415
Diluted outstanding shares	67,688	58,425	58,852	59,204	59,367	59,359	59,636

	Year Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except share and per share data)

Balance Sheet Data:
Working capital	$41,366	$36,641	$40,850	$37,146	$31,676	$31,676	$31,895
Total assets	$76,264	$89,753	$85,343	$81,175	$78,874	$78,874	$79,981
Long-term liabilities	$2,962	$5,441	$10,442	$8,358	$7,822	$35,319	$35,452
Total Shareholders’ equity	$54,573	$56,179	$46,356	$43,216	$39,029	$43,555	$44,529

Certain Projections

RAE Systems does not as a matter of course make public projections as to future sales, earnings, or other results. However, our management has prepared the prospective financial information set forth below to provide stockholders with information that was presented to UBS, Battery Ventures, Vector Capital and other prospective acquirers. The accompanying prospective financial information was prepared in accordance with generally accepted accounting principles. However, it was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflected the best currently available estimates and judgments at the time this information was prepared, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of RAE Systems as of the time this information was prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. Neither RAE Systems’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, this projected financial information:

•	necessarily makes numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•	does not necessarily reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur;

•	is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the estimates will be achieved.

In May and June 2010, we provided Battery Ventures and other prospective bidders with projected financial results through 2014 that were based upon the following material assumptions:

•	we remain a public company;

•	we achieve organic business growth, as opposed to business expansions involving mergers and acquisitions or alternative business models;

•	we significantly reduce our general and administrative expenses by, among other things, completion of the FCPA investigation and consolidation of administrative functions for our Beijing and Shanghai operations;

•	we sell our Beijing facility in 2011 for proceeds of $5.7 million;

•	we consolidate the manufacturing operations of RAE KLH and our joint venture in Shanghai beginning in 2010;

•	our pending FCPA investigation is settled for an amount equal to the $3.5 million that we accrued in 2009;

•	credit markets in the U.S. and China remain tight through 2011 (which can adversely affect demand for our products from certain customers); and

•	macroeconomic conditions experience slow and uncertain growth through 2011, and worldwide economic growth resumes in 2012.

The projected financial information in the table below represents the 2012 recovery case forecast described above under “— Background of the Merger.”

	Actual	Projected Year Ending December 31,
	2009	2010	2011	2012	2013	2014
	(in millions, unless noted)

Revenue	$83.2	85.7	92.1	100.8	110.3	120.9

Gross profit	41.0	43.7	46.1	50.4	55.0	60.1
Sales and marketing expense	(18.8)	(20.8)	(22.1)	(23.5)	(24.3)	(25.6)
Research and development expense	(6.4)	(7.7)	(7.8)	(8.0)	(8.1)	(8.5)
General and administrative expense	(23.1)	(15.2)	(15.0)	(14.9)	(14.9)	(15.3)
Total operating expenses	$(48.3)	(43.8)	(44.9)	(46.3)	(47.4)	(49.5)

Operating income (loss)	(7.3)	(0.1)	1.2	4.1	7.6	10.7
Net income(loss)	$(5.8)	(0.5)	2.7	2.7	5.3	7.5

Capital expenditures(1)	(4.1)	(6.0)	(1.4)	(1.4)	(1.6)	(1.9)
Cash and cash equivalents (end of period)	$20.7	15.8	21.3	24.5	26.8	34.2

(1)	Includes capital for new building in Shanghai of $5.1 million, $0.1 million, and $0.1 million in 2010, 2011, and 2012, respectively.

We also prepared, and in May and June 2010 provided Battery Ventures and other prospective bidders with, projected financial information based on a more optimistic assumption that a general economic recovery will occur in 2011. Under this 2011 recovery case forecast, we projected that our revenue would increase from approximately $85.7 million in 2010 to approximately $151.8 million in 2014, that our gross profit would increase from approximately $43.7 million in 2010 to approximately $79.7 million in 2014, that our operating income would grow from a net loss of approximately $0.1 million in 2010 to net income of approximately $18.4 million in 2014, and that we would achieve a net loss of $523,000 in 2010 and that our net income would thereafter increase to approximately $12.6 million in 2014. In addition, the 2011 recovery case projected that our year-end cash would grow from $15.8 million in 2010 to $42.7 million in 2014. The assumptions for this more optimist financial projection are generally the same as described above for the 2012 recovery case forecast except for the assumption that a general economic recovery will occur in 2011 and that credit markets will remain tight through 2010. We believed that the 2012 recovery case forecast was more likely to be achieved than the 2011 recovery case forecast, and we provided Battery Ventures and prospective bidders with the 2011 recovery case forecast for illustrative purposes.

In August 2010, we provided Battery Ventures and the remaining prospective bidders with updated projected financial information that we developed through an analysis and update to our budget that we regularly conduct after the second quarter of each fiscal year. These revised 2010 projections reflected the following differences from the 2010 forecast reflected in the 2012 recovery case forecast: (1) revenue of $85.2 million; (2) gross profit of $46.9 million; (3) total operating expenses of $46.2 million (primarily reflecting an increase in anticipated 2010 total general and administrative expenses, primarily relating to expenses incurred in connection with the merger and our strategic process, and with our FCPA investigation); (4) operating income of $0.7 million; and (5) net income of $0.5 million.

On November 3, 2010, we announced our financial results for the three and nine months ended September 30, 2010, and disclosed that as of that date, we expected our revenues for 2010 to be between $88 million and $90 million.

In December 2010, our management presented to the board of directors updated projected proforma financial information for 2010 and 2011 (“December Projections”), which we provided to Battery Ventures and Vector Capital. The December Projections differ from previously provided projections, primarily because they exclude the results of our RAE Fushun joint venture that is expected to be sold in the first quarter of 2011. The December Projections, as compared to the August 2010 projected financials for 2010 and the 2012 recovery case projections provided in May and June 2010 for 2011, exclude projected revenue from the Fushun joint venture of $4.1 million in 2010 and $8.7 million in 2011 and an operating loss from the Fushun joint venture of $3.6 million in 2010 and $0.5 million in 2011. While the updated 2010 Projections do not include Fushun revenue, they reflect an improvement in net income due to the exclusion of the Fushun operating losses. In addition, the December Projections include three quarters of actual 2010 results and an update for the remainder of the year that reflected an improved business outlook for the full year 2010.

The December Projections for the year ended December 31, 2010, which exclude Fushun, differ from the August 2010 projected financials for the year ended December 31, 2010, which included Fushun, as follows: (1) revenue increased to $85.8 million from $85.2 million, (2) gross profit increased to $50.9 million from $46.9 million, (3) total operating expenses decreased to $45.0 million from $46.2 million, (4) operating income increased to $5.9 million from $0.7 million, and (5) net income increased to $4.7 million from $0.5 million. In addition, the December Projections for 2011 differ from the 2011 projections included in the 2012 recovery case projections provided in May and June 2010 as follows: (1) revenue decreased to $89.1 million from $92.1 million, (2) gross profit increased to $51.1 million from $46.1 million, (3) total operating expenses decreased to $44.7 million from $44.9 million, (4) operating income increased to $6.4 million from $1.2 million and (5) net income increased to $4.8 million from $2.7 million.

This projected financial information provided in the proxy statement is not a guarantee of performance. This projected financial information, and the underlying assumptions and estimates are inherently uncertain, and are subject to a wide variety of business, economic, and competitive risks and uncertainties that we can not control or predict could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, including risks described in the documents incorporated by reference in this proxy statement as set forth under “Other Matters — Where You Can Find More Information.” Accordingly, our future financial results may materially differ from the projected financial information. We cannot assure you that the estimates in the projected financial information will be realized. Furthermore, we do not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions or in our business, or otherwise.

The projected financial information contains forward-looking statements. For information on factors that may cause RAE Systems’ future financial results to vary materially, see “Caution Regarding Forward-Looking Statements” on page 61.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the fiscal years ended December 31, 2005, 2006, 2007, 2008 and 2009, and for the nine months ended September 30, 2009 and 2010, which should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, see “Where You Can Find More Information” on page 89.

						9 Months	9 Months
						Ended	Ended
	2005	2006	2007	2008	2009	9/30/2009	9/30/2010

FIXED CHARGES:
Interest expense	$180	$249	$705	$397	$402	$314	$149
Capitalized interest	—	—	—	—	—	—	155
Deemed interest on operating leases	183	148	290	688	637	478	410
Total fixed Charges	$363	$397	$995	$1,085	$1,039	$792	$714
EARNINGS:
Add:
Income (loss) from continuing operations before income taxes	$(1,102)	$(2,106)	$(4,656)	$(6,888)	$(7,489)	$(7,175)	$1,044
Fixed charges	363	397	995	1,085	1,039	792	714
Deduct:
Capitalized Interest	—	—	—	—	—	—	(155)
Net loss (income) attributable to the noncontrolling interest	62	49	(6)	220	955	773	622
Total earnings	$(677)	$(1,660)	$(3,667)	$(5,583)	$(5,495)	$(5,610)	$2,225
Ratio of Earnings to Fixed Charges	(1.9)	(4.2)	(3.7)	(5.1)	(5.3)	(7.1)	3.1
Deficiency	$1,040	$2,057	$4,662	$6,668	$6,534	$6,402	$—

Book Value Per Share

Our net book value per share as of September 30, 2010 was $0.68.

Market Price and Dividend Data

Our common stock traded on the American Stock Exchange (“AMEX”) under the trading symbol “RAE” beginning on August 29, 2003. Effective October 1, 2008, the AMEX was acquired by NYSE Euronext, the holding company created by the combination of NYSE Group, Inc. and Euronext N.V. in April 2007. Since October 1, 2008, our common stock has traded on the NYSE Alternext US (“NYSE-Alt”). The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as derived from publicly reported AMEX and NYSE-Alt daily trading data. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	2006		2007		2008		2009		2010
	High	Low	High	Low	High	Low	High	Low	High	Low

First Quarter	$3.93	$3.26	$3.75	$2.52	$2.81	$1.07	$1.00	$.028	$1.17	$0.77
Second Quarter	$4.54	$3.27	$2.95	$2.23	$1.92	$1.30	$1.70	$0.42	$0.89	$0.67
Third Quarter	$4.14	$2.40	$3.35	$1.90	$2.18	$1.03	$2.23	$1.00	$1.59	$0.65
Fourth Quarter	$4.05	$2.81	$3.68	$2.40	$1.72	$0.38	$1.48	$0.65	1.61	1.58

The high and low sales prices per share for RAE Systems common stock as reported by the NYSE Alternext US on March 8, 2011, the latest practicable trading day before the filing of this proxy statement were $1.78 and $1.77, respectively.

As of March 9, 2011, there were approximately 270 stockholders of record who held shares of our common stock.

We have never declared or paid dividends on our common stock. We do not have any plans to pay dividends in the foreseeable future so that we may reinvest our earnings in the development of our business. The payment of dividends in the future will be at the discretion of the board of directors.

Following the merger, our common stock will not be traded on any public market.

Directors and Executive Officers of RAE Systems

The following information sets forth, as of February 28, 2011, the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, neither we nor our current executive officers or directors have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business number for all of the directors is (408) 952-8200. As of February 28, 2011, the directors and executive officers of RAE Systems held and were entitled to vote, in the aggregate, shares of our common stock representing approximately 34.1% of the outstanding shares. We believe our directors and executive officers intend to vote all of their shares of our common stock FOR the approval and adoption of the Merger Agreement and FOR the adjournment proposal, and the Voting Parties have entered into voting agreements in which each Voting Party agreed to, among other things, vote in favor of the adoption of the Merger Agreement and against any competing proposals. All of our directors and officers are U.S. citizens except Sigrun Hjelmqvist (Sweden) and Christopher Hameister (Australia).

Name of Director
and/or Executive
Officer	Position	Age

Robert I. Chen	President, Chief Executive Officer and Chairman of the Board	63
Randall K. Gausman	Vice President and Chief Financial Officer	61
Peter C. Hsi	Chief Technology Officer and director	61
Ming-Ching Tang	Executive Vice President Operations	60
Christopher Hameister	Vice President Asia-Pacific, Europe and Middle East Business Operations	56
Fei-Zhou Shen	Vice President Corporate Development and Fushun Business Operations	48
Ryan Watson	Vice President Americas Sales	38
Dr. Keh-Shew Lu	Director	64
Susan Wang	Director	60
Dr. Lyle D. Feisel	Director	75
Sigrun Hjelmqvist	Director	54
James W. Power	Director	81

Robert I. Chen co-founded RAE Systems in 1991 and has served as President, Chief Executive Officer and a director since our inception. From 1981 to 1990, Mr. Chen served as President and Chief Executive Officer of Applied Optoelectronic Technology Corporation, a manufacturer of computer-aided test systems, a company he founded and subsequently sold to Hewlett-Packard. Mr. Chen currently serves on the board of directors of Shanghai Ericsson Simtek Electronics Company, Limited, a telecommunications and electronics company. Mr. Chen received a BS in electrical engineering from Taiwan National Cheng Kung University, an MS in electrical engineering from

South Dakota School of Mines and Technology, an advanced engineering degree from Syracuse University and graduated from the Harvard Owner/President program.

Randall K. Gausman joined RAE Systems in October 2006 as Chief Financial Officer. From May 2006 until joining the Company, Mr. Gausman worked as an independent financial consultant. From April 2002 to May 2006, Mr. Gausman served as Chief Financial Officer of Tut Systems, Inc., which delivered industry leading content processing and distribution products for deploying next-generation video and IP services over broadband networks. Previously he served as co-founder and Chief Financial Officer of Zantaz, Inc. and a senior finance executive at American President Companies. Mr. Gausman holds both a BS and MBA from the University of Southern California, as well as a certificate in corporate finance from the University of Michigan School of Business Administration.

Dr. Peter C. Hsi co-founded RAE Systems in 1991 and has served as Chief Technology Officer and a director since our inception. Prior to co-founding RAE Systems, Dr. Hsi was the chief architect for semiconductor test systems at Applied Optoelectronic Technology Corporation. He was also the general manager for Shanghai Simax Technology Co. Ltd. Dr. Hsi has filed 21 patent applications, of which 16 have been granted and 5 are pending. Dr. Hsi received a BS in electrical engineering from the National Chiao-Tung University, and a MS and PhD in electrical engineering from Syracuse University.

Dr. Ming-Ching Tang joined RAE Systems in June 2007 as Vice President Manufacturing and was promoted to Executive Vice President Operations in August 2009. Prior to joining the Company, Dr. Tang was Senior Vice President of TDK China from 2004 to 2007, and was President of Trace Storage Technology, a thin film magnetic recording media company in Taiwan from 2001 to 2004. Prior to 2001, Dr. Tang held senior executive positions in hard drive technology development with Western Digital, Seagate Technology and IBM. Dr. Tang received a BS in mechanical engineering from National Taiwan University, an MS in mechanical engineering from Massachusetts Institute of Technology and a PhD in mechanical engineering from University of California, Berkeley.

Christopher Hameister has served as Vice President of Asia-Pacific, Europe, and Middle East Business Operations since January 2007. Previously, Mr. Hameister served as Vice President of Worldwide Sales with RAE Systems from July 2006 to January 2007. In the last 25 years, Mr. Hameister’s experiences have all been with instrumentation companies, including seven years, prior to rejoining the Company in July 2005, as Director of Marketing and Sales with RAE Systems and six years with Thermo Instruments as Business Operation Manager. Mr. Hameister holds a BS from the University of Adelaide, South Australia and a certificate in marketing from University of New South Wales.

Fei-Zhou Shen joined RAE Systems in May 2001 and has served in various key roles including Vice President of Worldwide Manufacturing. Mr. Shen is currently Vice President Corporate Development and Fushun Business Operations. Mr. Shen has over 20 years of business experience serving in key business and strategic management roles. Mr. Shen has a BS in mechanical engineering from Shanghai Jiao-Tong University and a MS in mechanical engineering from the University of Idaho.

Ryan Watson joined RAE Systems in May 1999 as the Midwestern Regional Sales Manager. He has also served as Sales Director for the Eastern US and Canada and Central US Regional Sales Manager. He was promoted to Vice President of Americas Sales in March 2008. Mr. Watson has over 14 years of field experience selling into multiple market segments including industrial, first responder, government/military, oil-gas and petrochemical as well as environmental applications. Mr. Watson has a BS in human environmental sciences from the University of Missouri.

Dr. Keh-Shew Lu has served as a member of our board of directors since 2009. Dr. Lu has also served as President and Chief Executive Officer of Diodes Incorporated since June 2005 after serving on its Board of Directors since 2001. Dr. Lu is also a Board member of Lite-On Technology Corporation, a publicly held company in Taiwan, as well as LedEngin, Inc., Lorentz Solution, Inc. and Nuvoton Technology Corporation, three privately held companies. Dr. Lu is the founding Chairman of the Asia American Citizen’s Council, the Vice Chairman of the governing Board of the Plano Chinese Alliance Church, a Board member of the Texas Tech foundation, and a Board member of the Advisory Board to the Southern Methodist University’s Asian Studies Program. From 2001 to 2005, Dr. Lu was a partner of the WK Technology Venture Fund. From 1998 to 2001, Dr. Lu served as Senior Vice

President of Texas Instruments and General Manager of Worldwide Mixed-Signal and Logic Products. His responsibilities included all aspects of the analog, mixed-signal and logic products for Texas Instruments worldwide business, including design, process and product development, manufacturing and marketing. From 1996 to 1998, Dr. Lu was the manager of TI’s worldwide memory business. In addition, he served as the President of Texas Instruments Asia from 1994 to 1997 where he supervised all of Texas Instruments’ activities in Asia, excluding Japan. Dr. Lu holds a Bachelor’s degree in engineering from the National Cheng Kung University in Taiwan, and a MS and a PhD in electrical engineering from Texas Tech University.

Susan Wang has served as a member of our board of directors since March 2009. Ms. Wang retired from Solectron Corporation in 2002 from her position as Executive Vice President, Corporate Development and Chief Financial Officer. From 2003 to 2008, she also served as Chairperson of the Audit Committee and a member of the Executive Committee of Calpine Corporation. From 2002 to 2009 she also served as Chairperson of the Audit Committee and a member of the Compensation Committee of Avanex Corp. She is currently a director and Chairperson of the Audit Committee of Altera Corporation, and a director and Chairperson of the Audit Committee and a member of the Nominating and Governance Committee of Nektar Therapeutics. She also serves as a member of the Audit Committee of Suntech Power. Ms. Wang is a CPA and holds a BA in Accounting from the University of Texas and an MBA in Finance from the University of Connecticut

Dr. Lyle D. Feisel has served as a member of our board of directors since March 2001 and is currently Interim Executive Director of the American Society for Engineering Education. In 2001, he retired as the Dean of the Thomas J. Watson School of Engineering and Applied Science and Professor of Electrical Engineering at the State University of New York (SUNY) at Binghamton, where he was responsible, inter alia, for personnel, curriculum, and finance. Dr. Feisel joined the faculty of SUNY Binghamton in 1983. Dr. Feisel is a Life Fellow of the Institute of Electrical and Electronics Engineers and of the American Society for Engineering Education, and is a fellow of the National Society of Professional Engineers. He is active in the affairs of those organizations and in the development and accreditation of engineering education worldwide. Dr. Feisel received his BS, MS, and PhD degrees in Electrical Engineering from Iowa State University.

Sigrun Hjelmqvist has served as a member of our board of directors since March 2004 and is currently chairperson of the board of directors for C2SAT AB as well as chairperson of two of Almi Invest’s regional VC funds in Sweden. From 2000 to 2005, Ms. Hjelmqvist was investment manager and one of the founding partners of BrainHeart Capital, a venture capital company focusing on wireless communication. From 1998 to 2000, Ms. Hjelmqvist was President of Ericsson Components AB, and from 1994 to 1997, General Manager of the Microelectronics Business Unit at Ericsson Components AB. Ms. Hjelmqvist currently serves on the board of directors of Silex Microsystems AB, Atea ASA, Addnode AB, Fingerprint Cards AB, OneMedia AB, Setra Group AB and Bluetest AB. During the past five years, Ms. Hjelmqvist also served on the boards of E&T Förlag, AU Systems AB, Sandvik AB, Svenska Handelsbanken AB, E.ON Sverige AB, Seamless Distribution AB, AudioDev AB, IBS AB, Micronic Laser Systems AB, Sight Executive AB, and Symsoft AB. Ms. Hjelmqvist received an MS in Engineering Physics and a Licentiate of Engineering in Applied Physics from the Royal Institute of Technology in Stockholm, Sweden.

James W. Power has served as a member of our board of directors since May 2006, and is currently the principal partner in J.W. Power & Associates, a security systems development and marketing consultant group, which he founded in 1992. From 2004 to 2009, Mr. Power served as chairman of the board of directors of MDI, Inc., a security controls systems company. Since December 2005, Mr. Power has also been a member of the board of directors of Henry Bros. Electronics, Inc., a security systems sales and integration company. From 1994 to 2003, Mr. Power served as the chairman of the board of directors for InfoGraphic Systems Corp., a security systems development, manufacturer and sales company.

Directors and Executive Officers of the Purchaser Group

The following persons are the members of the purchaser group (collectively, the “Purchaser Group”): (i) Purchaser, (ii) Merger Sub, (iii) Vector Capital III, L.P., a Delaware limited partnership (“VC III LP”), (iv) Vector Entrepreneur Fund III, L.P., a Delaware limited partnership (“VEF III LP”), (v) Vector Capital IV, L.P., a Delaware limited partnership (“VC IV LP”), (vi) Vector Capital Partners III, L.L.C., a Delaware limited liability company (“VCP III LLC”), (vii) Vector Capital Partners IV, L.L.C., a Delaware limited liability company (“VCP IV LLC”) and Alex Slusky. VCP III LLC is the sole General Partner of each of VC III LP and VEF III LP. VCP IV LLC is the sole General Partner of VC IV LP. VC III LP and VC IV LP own 100% of Purchaser, and Purchaser is the sole shareholder of Merger Sub. The business address for each entity is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105, and the business telephone number of each entity (415) 293-5000.

During the past five years, none of the members of the Purchaser Group or their executive officers, directors, or managing members listed below have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name and principal occupation of each director and executive officer of Ray and Merger Sub, and the managing member of VCP III LLC and VCP IV LLC, are as follows:

Alex Slusky, age 43, is a director of each of Purchaser and Merger Sub, and Managing Member of VCP III LLC and VCP IV LLC. Mr. Slusky is the founder and Managing Partner of Vector Capital. Prior to Vector, Mr. Slusky led the technology equity practice at Ziff Brothers Investments. Prior to Ziff Brothers, Mr. Slusky held positions at New Enterprise Associates, McKinsey & Company, and Microsoft Corporation.

David Fishman, age 40, is a director of each of Purchaser and Merger Sub. Mr. Fishman is a Partner of Vector Capital. Prior to Vector, Mr. Fishman was a Managing Director at Goldman, Sachs & Co. where he focused on Mergers & Acquisitions. Previously, Mr. Fishman worked at JP Morgan.

Andrew Fishman, age 30, is a director of each of Purchaser and Merger Sub. Mr. Fishman is a Vice President of Vector Capital. Prior to Vector, Mr. Fishman held positions at Silver Lake Partners, Goldman, Sachs & Co, Vlingo, Sun Microsystems, and the MIT Artificial Intelligence Lab.

David Baylor, age 51, is President of each of Purchaser and Merger Sub. Mr. Baylor is the Chief Operating Officer of Vector Capital. Prior to Vector, Mr. Baylor was the COO and CFO of Thomas Weisel Partners Group, Inc. Prior to Thomas Weisel Partners, Mr. Baylor held positions at Montgomery Securities, and Howard, Rice, Nemerovski, Canady, Falk and Rabkin, and Deloitte & Touche.

Roy Kelvin, age 48, is Secretary of each of Purchaser and Merger Sub. Mr. Kelvin is the Chief Financial Officer of Vector Capital. Previously, Mr. Kelvin was the CFO of Zephyr Management, LP. Prior to Zephyr, Mr. Kelvin held positions at Wasserstein Perella Group, Ryka Inc., and Arthur Andersen & Co.

Each of the individuals listed above is a U.S. citizen, his business address is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105, and his business number is (415) 293-5000.

Directors and Executive Officers of Voting Parties

The Voting Parties consist of Robert I. Chen, the President, Chief Executive Officer and Chairman of RAE Systems, and Peter C. Hsi, the Chief Technology Officer and a director of RAE Systems, and the shares that are subject to the Voting Agreements include shares held by them personally, as well as shares held by the Chen Revocable Trust DTD 5/8/2001, the Chen Family Foundation and the Hsi Family Trust.

Robert I. and Lien Q. Chen serve as the trustees of the Chen Revocable Trust DTD 5/8/2001 (the “Chen Trust”). The Chen Trust is organized under the laws of the State of California for the purpose of holding assets of Robert and Lien. Chen in trust. The business address of the Chen Revocable Trust DTD 5/8/2001 is c/o Robert I. Chen, RAE Systems Inc., 3775 North First Street, San Jose, California 95134. The telephone number for the Chen Trust is (408) 952-8200. Lien Q. Chen is Mr. Chen’s spouse and the IT director of RAE Systems, which position she has held for over five years. Ms. Chen’s business address is RAE Systems Inc., 3775 North First Street, San Jose, California 95134, and the telephone number for Ms. Chen is (408) 952-8200.

Robert I. and Lien Q. Chen serve as directors of the Chen Family Foundation. The Chen Family Foundation is a corporation organized under the laws of the State of California to hold certain assets of Robert and Lien Chen for estate planning purposes. The business address of Chen Family Foundation is c/o Robert I. Chen, RAE Systems Inc., 3775 North First Street, San Jose, California 95134. The telephone number for the Chen Family Foundation is (408) 952-8200.

Peter and Sandy Hsi serve as the trustees of the Hsi Family Trust. The Hsi Family Trust is organized under the laws of the State of California for the purpose of holding assets of Peter C. Hsi and Sandy Hsi in trust. The business address of the Hsi Family Trust is c/o Peter C. Hsi, RAE Systems Inc., 3775 North First Street, San Jose, California 95134. The telephone number for the Hsi Family Trust is (408) 952-8200. Sandy Hsi is Dr. Hsi’s spouse. Ms. Hsi’s principal business occupation is director of Seed2Sprout Learning Center located at 7485 Village Parkway, Dublin, California, which position she has held for over five years. Ms. Hsi’s business number is (925) 828-2468.

Each of Mr. Chen, Dr. Hsi, Ms. Chen and Ms. Hsi is a U.S. citizen and during the last five years none of them, and none of the Chen Trust, the Hsi Family Trust or the Chen Foundation, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2011, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock (ii) each of our directors, (iii) each executive officer listed in “Important Information concerning RAE Systems — Directors and Officers of RAE Systems” above, and (iv) all of our directors and executive officers as a group.

Except where otherwise indicated, the address for each of the persons listed the following table is c/o RAE Systems Inc., 3775 North First Street, San Jose, CA 95134.

	Number of Shares
Beneficial Owner	Beneficially Owned(1)	Percent

5% Holders:
Kopp Investment Advisors, LLC(2)	7,094,277	11.9%
Vector Capital(3)	21,451,772	36.0%
Executive Officers
Robert I. Chen(4)	15,809,942	25.5%
Randall K. Gausman(5)	486,250	*
Peter C. Hsi(6)	2,751,748	4.4%
Ming-Ching Tang(7)	224,999	*
Christopher Hameister(8)	260,416	*
Fei-Zhou Shen(9)	372,851	*
Ryan Watson(10)	122,016	*
Directors
Dr. Keh-Shew Lu(11)	371,916	*
Susan Wang(12)	71,875	*
Dr. Lyle D. Feisel(13)	319,448	*
Sigrun Hjelmqvist(14)	192,916	*
James W. Power(15)	175,208	*
Directors and executive officers as a group (12 persons)(16)	21,105,585	34.1%

*	Less than 1%

(1)	Calculated on the basis of 59,512,064 shares of common stock outstanding as of February 28, 2011, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after

February 28, 2011, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership. All shares of our common stock subject to currently exercisable options or options exercisable within 60 days after February 28, 2011, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of our common stock as beneficially owned by them.

(2)	Based solely upon a Schedule 13D filed with the SEC by Kopp Investment Advisors, LLC on February 18, 2011. Consists of shares owned by clients and held in discretionary accounts managed by Kopp Investment Advisors, LLC (“KIA”). Kopp Holding Company, LLC (“KHCLLC”) is the parent entity of KIA and indirect beneficial owner of the shares beneficially owned by KIA and LeRoy C. Kopp, by virtue of his position as the control person of KHCLLC, may be deemed indirect beneficial owner of the shares. The business address of each of the KIA, KHCLLC and LeRoy C. Kopp is 8400 Normandale Lake Boulevard, Suite 1450, Bloomington, Minnesota 55437.

(3)	Based solely on a Schedule 13D filed with the SEC by Ray Holding Corporation, Ray Merger Sub Corporation, Vector Capital III, L.P., Vector Entrepreneur Fund III, L.P., Vector Capital IV, L.P., Vector Capital Partners III, L.P., Vector Capital Partners IV, L.P., Vector Capital, L.L.C., and Alex Slusky on January 28, 2011. Consists of 1,432,600 shares of common stock held by Vector Capital III, L.P., 34,800 shares of common stock held by Vector Entrepreneur Fund III, L.P. and 1,432,600 shares of common stock held by Vector Capital IV, L.P., and shares of common stock beneficially owned by the Voting Parties, and reported as beneficially owned by Ray Holding Corporation and Ray Merger Sub Corporation, affiliates of Vector Capital, because of the rights of Ray Holding Corporation and Ray Merger Sub Corporation under the Voting Agreements. The principal address of each of Ray Holding Corporation, Ray Merger Sub Corporation and Vector Capital is One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105.

(4)	Represents 15,382,849 shares of common stock held by Chen Revocable Trust DTD 5/8/2001, Robert I. Chen and Lien Q. Chen, as trustees; 181,260 shares of common stock held by the Chen Family Foundation; and 245,833 shares subject to options that may be exercised within 60 days after February 28, 2011.

(5)	Represents 5,000 shares owned by Mr. Gausman and 481,250 shares subject to options that may be exercised within 60 days after February 28, 2011.

(6)	Represents 2,691,332 shares owned by the Hsi Family Trust, Peter C. Hsi and Sandy Hsi, as trustees and 60,416 shares subject to options that may be exercised within 60 days after February 28, 2011.

(7)	Represents 224,999 shares subject to options that may be exercised within 60 days after February 28, 2011.

(8)	Represents 260,416 shares subject to options that may be exercised within 60 days after February 28, 2011.

(9)	Represents 23,717 shares owned by Mr. Shen and 349,134 shares subject to options that may be exercised within 60 days after February 28, 2011.

(10)	Represents 4,517 shares owned by Mr. Watson and 117,499 shares subject to options that may be exercised within 60 days after February 28, 2011.

(11)	Represents 270,000 shares owned by Dr. Lu and 47,916 shares subject to options that may be exercised within 60 days after February 28, 2011.

(12)	Represents 71,875 shares subject to options that may be exercised within 60 days after February 28, 2011.

(13)	Represents 71,948 shares owned by Dr. Feisel and 247,500 shares subject to options that may be exercised within 60 days after February 28, 2011.

(14)	Represents 20,000 shares owned by Ms. Hjelmqvist and 172,916 shares subject to options that may be exercised within 60 days after February 28, 2011.

(15)	Represents 40,000 shares owned by Mr. Power and 135,208 shares subject to options that may be exercised within 60 days after February 28, 2011.

(16)	Includes 2,414,962 shares subject to options that may be exercised within 60 days after February 28, 2011.

In addition, as described above under “Special Factors — Interests of Our Directors and Executive Officers in the Merger,” immediately prior to the effective time of the merger, stock options held by our executive officers and directors, like all other stock options held by our other employees, will immediately vest and become exercisable. All stock options will be automatically converted into an amount in cash equal to, for each share of common stock of RAE Systems underlying such option, the excess (if any) of $1.75 over the exercise price per share of such option.

Prior Public Offerings

During the last three years, none of RAE Systems, the Rollover Holders or the Purchaser Group have not made any underwritten public offering of securities for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Transactions in Shares

Securities Transactions Within 2 Years

None of RAE Systems, the Rollover Holders or the Purchaser Group has purchased any shares of RAE Systems common stock within the last two years except for 2,900,000 shares of our common stock acquired in open market transactions on September 21 and 22, 2010 by affiliates of Vector Capital.

Securities Transactions Within 60 Days

Other than the execution of the Voting Agreement by the Voting Parties and Purchaser, none of our company, the Purchaser Group, the Rollover Holders, any executive officer or director of ours, the Purchaser Group or the Rollover Holders, any pension, profit-sharing or similar plan of ours or any associate or majority owned subsidiary of our company has effected any transactions with respect to our common stock during the past 60 days.

OTHER MATTERS

No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the Merger Agreement. The Special Committee and our board of directors recommend that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

We will hold an Annual Meeting of Stockholders in 2011, or the 2011 Annual Meeting, only if the merger is not completed. Proposals of stockholders that are intended to be presented at the 2011 Annual Meeting were due at our executive offices in San Jose, California no later than December 31, 2010 to be included in the proxy statement and proxy card related to such meeting. No stockholder proposals were received.

Pursuant to our bylaws, stockholders who wish to bring matters to be transacted or propose nominees for director at our 2011 annual meeting of stockholders, if any, must provide certain information to us before December 31, 2010. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Purchaser has supplied all information contained in this proxy statement relating to Purchaser and Merger Sub and we have supplied all information relating to RAE Systems.

In some cases, the SEC allows RAE Systems to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that RAE Systems can disclose important information to you, where permitted, by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. RAE Systems incorporates by reference into this proxy statement the following documents or information that it filed with the SEC under the Exchange Act:

•	Annual Report on Form 10-K, for the year ended December 31, 2009.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

•	Current Report on Form 8-K filed with the SEC on June 14, 2010.

•	Current Report on Form 8-K filed with the SEC on August 12, 2010.

•	Current Report on Form 8-K filed with the SEC on September 20, 2010.

•	Current Report on Form 8-K filed with the SEC on November 3, 2010.

•	Current Report on Form 8-K filed with the SEC on January 6, 2011.

•	Current Report on Form 8-K filed with the SEC on January 19, 2011.

RAE Systems undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing from MacKenzie Partners, Inc., our proxy solicitation agency toll-free at (800) 322-2885 or call collect at (212) 929-5500, by email at proxy@mackenziepartners.com, by mail at 105 Madison Avenue, New York, New York 10016, or from the SEC as described above.

Because the merger is a “going-private” transaction, RAE Systems, Ray Holding Corporation, Ray Merger Sub Corporation, Vector Capital, and the Rollover Holders have filed with the SEC a Rule 13e-3 Transaction Statement or Schedule 13E-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto (including the financial analysis materials prepared by UBS in connection with its presentation to the Special Committee) are available for inspection and copying at RAE Systems’ principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by making a request in writing from MacKenzie Partners, Inc., our proxy solicitation agency toll-free at (800) 322-2885 or call collect at (212) 929-5500, by email at proxy@mackenziepartners.com, by mail at 105 Madison Avenue, New York, New York 10016, or from the SEC as described above.

* * *

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 9, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of January 18, 2011 by and among: Ray Holding Corporation, a Delaware corporation (“Parent”); Ray Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and RAE Systems Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The boards of directors of Parent and Merger Sub have approved this Agreement and the Merger.

C. The board of directors of the Company (the “Board of Directors”), after considering the recommendation of a committee (the “Special Committee”) formed for the purpose of, among other matters, evaluating and making a recommendation to the Board of Directors with respect to this Agreement and the Merger, (i) concluded that the Merger and the transactions contemplated by this Agreement constitute a Superior Offer (as such term is defined in the Agreement and Plan of Merger dated September 19, 2010 by and among Rudy Acquisition Corp, Rudy Merger Sub and the Company (the “Prior Merger Agreement”)), (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to terminate the Prior Merger Agreement, and (iii) has determined that the Merger is in the best interest of the Company and its stockholders and declared it advisable to enter into this Agreement and the Merger, upon the terms and conditions provided herein.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain beneficial owners (the “Rollover Holders”) of Company Common Stock are entering into Rollover Agreements (the “Rollover Agreements”), pursuant to which the Rollover Holders are agreeing, among other things, to contribute the Rollover Shares to Parent immediately prior to the Effective Time of the Merger.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements in favor of Parent (the “Voting Agreements”).

F. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Vector Capital IV, L.P. and Vector Capital III, L.P. (collectively, the “Sponsors”) have executed and delivered a guarantee of the payment obligations of Parent and Merger Sub hereunder (the “Guarantee”).

G. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company (other than the Rollover Shares) and all outstanding options, warrants and other rights to receive shares of the Company’s capital stock shall be converted into the right to receive cash.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  Description of Transaction.

1.1 Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time.  The consummation of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, CA 94104 at 10:00 a.m. on a date to be designated by Parent, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to conform to Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Effect on Capital Stock; Conversion of Shares.

(a) Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.75 in cash, without interest (the “Merger Consideration”); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) Certain Adjustments.  If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be proportionately adjusted to reflect such change.

1.6 Company Options.

(a) At the Effective Time, each then-outstanding Company Option, whether vested or unvested, shall be cancelled as follows: (i) in the case of a Vested Company Option having a per share exercise price less than the Merger Consideration, such Vested Company Option shall be cancelled in exchange for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time and (2) the amount by which the Merger Consideration exceeds the per share exercise price of such Vested Company Option, or

(ii) in the case of an Unvested Company Option or a Company Option having a per share exercise price equal to or greater than the Merger Consideration, such Company Option shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option. The aggregate amount paid or payable in respect of the cancellation of the Company Options as set forth in this Section 1.6 is referred to herein as the “Option Consideration.”

(b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.6, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(c) The Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time.

(d) Prior to the Effective Time, the Company shall deliver to the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

1.7 Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (other than the Rollover Shares) outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.8(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Surrender of Certificates.

(a) Not less than five (5) business days prior to the Closing Date, Parent shall designate and enter into an agreement with a bank or trust company to serve as Paying Agent in the Merger (the “Paying Agent”). On or before the Effective Time, Parent shall deliver to the Paying Agent, for the benefit of the stockholders of the Company and otherwise for payment in accordance with this Section 1, sufficient cash necessary for the payment of the Merger Consideration as provided in Section 1.5(a)(iii). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Parent (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

(b) As promptly as practicable (and no later than five (5) business days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Company Stock Certificate (i) a letter of transmittal in a form reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon actual delivery of the Company Stock Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably specify, and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for the Merger Consideration, without any interest thereon. Upon surrender of Company Stock Certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the holder of such Company Stock Certificates shall be entitled to receive in exchange therefor a check in the amount of the Merger Consideration for each share of Company Common Stock formerly represented thereby to be mailed within ten (10) business days of receipt of such Company Stock Certificate and letter of transmittal, in accordance with Section 1.5(a)(iii), and the Company Stock Certificates so surrendered shall be canceled. At the sole discretion of Parent, Parent may make similar arrangements with the Paying Agent for the payment of the Option Consideration to the holders of the Company Options; provided, however, that the payment of the applicable Option Consideration shall, in all events, be conditioned upon the holder of the applicable Company Option delivering to Parent or the Paying Agent, as applicable, a written termination agreement releasing the Company, Parent and their respective Affiliates from any and all claims the holder thereof may have in respect of such Company Option.

(c) Promptly following the date that is twelve (12) months after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Company Stock Certificate shall thereafter look only to Parent for payment of the Merger Consideration and may surrender such Company Stock Certificate to the Surviving Corporation or Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed, the Paying Agent (or if more than twelve (12) months after the Effective Time, the Surviving Corporation), shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration deliverable in respect thereof determined in accordance with this Section 1. When authorizing such issuance in exchange therefor, the board of directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Stock Certificate to deliver to the Paying Agent (or if more than twelve (12) months after the Effective Time, the Surviving Corporation) a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against the Surviving Corporation with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed.

(e) Except as required by law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate.

(f) All cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.8.

(g) The Surviving Corporation (and/or any of its Affiliates) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holders of Company Options such amounts as the Surviving Corporation (and/or any of its Affiliates) is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Legal Requirement, including any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, or the holder of Company Options, with respect to which such deduction and withholding was made.

1.9 Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.  Representations and Warranties of the Company.

Except as disclosed in the Company Disclosure Schedule (as to which a disclosure in one section of the Company Disclosure Schedule shall be deemed disclosed in each other section where it is reasonably apparent on its face that the matter disclosed is responsive to the representations and warranties in such section), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule. Except as set forth in Part 2.1(a)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not constitute a Company Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.  The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. Part 2.2 of the Company Disclosure Schedule lists, and the Company has delivered to Parent, accurate and complete copies of: (a) the charters of all committees of the Board of Directors; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, of which 59,512,064 shares have been issued and are outstanding as of the business day preceding the date of this Agreement. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(b)(i) of the Company Disclosure Schedule: (1) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (2) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (3) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(b)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.

(c) As of the date of this Agreement: (i) 3,189,167 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”); (ii) 1,986,188 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2002 Stock Option Plan (the “2002 Plan”); (iii) 90,666 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1993 Stock Plan (the “1993 Plan” and, together with the 2002 Plan and the 2007 Plan, collectively, the “Option Plans”); (iv)  100,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding outside of the Option Plans; and (v) 1,919,124 shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 2007 Plan.

(d) Part 2.3(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (1) the name of the optionee; (2) the number of shares of Company Common Stock subject to such Company Option; (3) the exercise price of such Company Option; (4) the date on which such Company Option was granted; (5)  the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (6) the date on which such Company Option expires; and (7) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any Company Options are outstanding, and the forms of all stock option agreements evidencing such options. The Company has the right and authority pursuant to the terms of the Option Plans and the applicable stock option agreements and other related documents to take all of the actions and conduct set forth in Section 1.6 of this Agreement with respect to the Company Options without obtaining the consent or authorization of any holder of such Company Options.

(e) Except as set forth in Part 2.3(e) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(f) All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and (other than director’s qualifying shares) of record by the Company, free and clear of any Encumbrances (other than Encumbrances described in Part 2.3(d) of the Company Disclosure Schedule.

2.4 SEC Filings; Financial Statements.

(a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2007 (the “Company SEC Documents”) as well as all comment letters received by the Company from the SEC since January 1, 2007 and all responses to such comment letters provided to the SEC by or on behalf of the Company. All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents (as so amended or superseded) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents (as so amended or superseded) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 under the Exchange Act; and (3) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC pursuant to the Securities Act or the Exchange Act.

(b) The Acquired Corporations maintain disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed, and to the knowledge of the Company, effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Part 2.4(b) of the Company Disclosure Schedule lists, and the Company has delivered to Parent, accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in compliance with the applicable listing and other rules and regulations of the NYSE Amex and has not since January 1, 2007 received any notice from the NYSE Amex asserting any non-compliance with such rules and regulations.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. The financial statements required to be delivered to Parent pursuant to Section 2.4(a): (1) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that such financial statements may not contain footnotes and may be subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (2) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby.

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e) The Proxy Statement and the Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Schedule 13E-3”) shall not, (i) on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company, (ii) at the time of the Company Stockholders’ Meeting, or (iii) in the case of the Schedule 13E-3 (including any amendment or supplement or document to be incorporated by reference), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of the Parent or Merger Sub for inclusion in the Proxy Statement or the Schedule 13E-3. If at any time prior to the Company Stockholders’ Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Company, the Company shall, promptly after becoming aware thereof, inform the Parent of such fact or event.

(f) The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) Part 2.4(g) of the Company Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since January 1, 2007.

2.5 Absence of Changes.  From the date of the Unaudited Interim Balance Sheet through the date of this Agreement, except as set forth in Part 2.5 of the Company Disclosure Schedule:

(a) there has not been any Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii)  repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(c) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of the Company’s stock option plans; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) none of the Acquired Corporations has made any capital expenditure that, when added to all other capital expenditures made on behalf of the Acquired Corporations since September 30, 2010, exceeds $250,000 in the aggregate;

(i) none of the Acquired Corporations has made any expenditures or series of related expenditures in excess of $250,000, other than payment of accounts payable in the ordinary course of business;

(j) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(k) none of the Acquired Corporations has written off as uncollectible, or established any reserve with respect to, any account receivable or other indebtedness, other than in the ordinary course of business;

(l) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business and consistent with past practices;

(m) none of the Acquired Corporations has: (i) lent money to any Person (excluding advancements of expenses to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Benefit Plan or Company Benefit Agreement; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees at the director level or above (other than periodic increases in the base salaries of employees in connection with the Company’s customary employee review process, not in excess of 5% for any employee);

(o) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

(p) none of the Acquired Corporations has made any material Tax election;

(q) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

(r) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have or result in, a Company Material Adverse Effect; and

(s) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.6 Title to Assets.  Except with regard to Company IP (as to which all representations are contained in Section 2.10 below), the Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. Except with regard to Company IP (as to which all representations are contained in Section 2.10 below), all of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable (or those being contested in good faith by appropriate proceedings, which proceedings are described with particularity in Part 2.17 of the Company Disclosure Schedule); (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Company Disclosure Schedule. Except with regard to Company IP (as to which all representations are contained in Section 2.10 below), the Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (1) all assets reflected as leased on the Unaudited Interim Balance Sheet; and (2) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations, and enjoy undisturbed possession of such leased assets.

2.7 Receivables; Customers; Inventories.

(a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected): represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

(b) Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list of each loan or advance made by any of the Acquired Corporations to any Company Associate, other than routine travel advances made to employees in the ordinary course of business.

(c) Part 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each of the 20 largest customers (by revenue contribution) of the Acquired Corporations in each of the fiscal years ended December 31, 2008 and December 31, 2009. Except as set forth in Part 2.7(c), to the knowledge of the Company, none of the Acquired Corporations has received any notice indicating that any customer identified in Part 2.7(c) of the Company Disclosure Schedule intends to cease dealing with any of the Acquired Corporations or intends to otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

2.8 Equipment.  All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.

2.9 Real Property.

(a) Part 2.9 of the Company Disclosure Schedule lists each parcel of real property leased by an Acquired Corporation (the “Leased Real Property”). Part 2.9 of the Company Disclosure Schedule lists each parcel of real property owned or purported to be owned in the Company’s Form 10-K filed with the SEC on March 12, 2010 by an Acquired Corporation (the “Owned Real Property”).

(b) In the case of Owned Real Property, the Acquired Corporation has good and marketable title over such Owned Real Property free and clear of any Encumbrances, except as set forth on Part 2.9 of the Company Disclosure Schedule.

(c) In the case of the Leased Real Property, the Acquired Corporation has valid and outstanding leasehold interests in all such Leased Real Property and the improvements thereon. The Acquired Corporations’ use and occupation of any and all Leased Real Property and Owned Real Property, and the construction or improvements thereon comply in all respects with the applicable Legal Requirements, including zoning regulations and building codes.

2.10 Intellectual Property; Privacy.

(a) Products and Services. Part 2.10(a) of the Company Disclosure Schedule accurately identifies and describes each material Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by any of the Acquired Corporations.

(b) Registered IP. Part 2.10(b) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c) Inbound Licenses. Part 2.10(c) of the Company Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (1) agreements between any of the Acquired Corporations and their respective employees in the Acquired Corporations’ standard forms thereof and (2) non-exclusive licenses to third-party software that is not incorporated into any Company Product and that is not otherwise material to the business of any of the Acquired Corporations); and (ii) whether the licenses or rights granted to the Acquired Corporations in each such Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Part 2.10(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. None of the Acquired Corporations are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e) Royalty Obligations. Part 2.10(e) of the Company Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by any of the Acquired Corporations to any other Person (other than sales commissions paid to employees according to the Acquired Corporations’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

(f) Ownership Free and Clear. The Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Acquired Corporations, as identified in Part 2.10(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.10(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Perfection of Rights.  All documents and instruments necessary to establish, perfect, and maintain the rights of the Acquired Corporations in the material Company IP that is Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Employees and Contractors.  Each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to such Acquired Corporation and confidentiality provisions protecting the Company IP. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of any of the Acquired Corporations is (1) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Acquired Corporations or (2) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of any of the Acquired Corporations.

(iii) Government Rights.  No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP, other than the Intellectual Property jointly owned by the Company and Shanghai University set forth in Part 2.10(f)(iii) of the Company Disclosure Schedule.

(iv) Protection of Proprietary Information.  Each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Acquired Corporations or any Company Product. Without limiting the generality of the foregoing, other than the license agreement set forth in Part 2.10(f)(iv) of the Company Disclosure Schedule, no portion of the source code for any software ever owned or developed by any of the Acquired Corporations has been disclosed or licensed to any escrow agent or other Person.

(v) Past IP Dispositions.  Since January 1, 2007 none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi) Standards Bodies.  None of the Acquired Corporations is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(vii) Sufficiency.  Each of the Acquired Corporations owns or otherwise has, and immediately after the Closing, the Surviving Corporation will have, all Intellectual Property Rights needed to conduct its business as currently conducted and, with respect to the Company Products, as currently planned to be conducted (subject, to the Company’s knowledge, to the rights of holders of patents).

(g) Valid and Enforceable.  All Company IP is valid, subsisting, and enforceable; the foregoing representation is made to the Acquired Corporations’ knowledge as to patents. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct.  None of the Acquired Corporations has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii) Trademarks.  To the knowledge of the Company, no trademark or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by any of the Acquired Corporations.

(iii) Legal Requirements and Deadlines.  As to each item of Company IP that is Registered IP: (1) each such item of Company IP is and at all times has been in compliance with all legal requirements and is properly subsisting and (2) all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations at any time since January 1, 2007 has been abandoned, allowed to lapse, or rejected. Part 2.10(g)(iii) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv) Interference Proceedings and Similar Claims.  No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2007 has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(h) Third-Party Infringement of Company IP.  To the knowledge of the Company, since January 1, 2007 no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.10(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2007 by or to any of the Acquired Corporations or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Effects of This Transaction.  Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(j) No Infringement of Third Party IP Rights.  None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person (other than rights under patents), and to the knowledge of the Company, none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any patents of any other Person. None of the Acquired Corporations has received any written notice from any third party alleging such infringement. None of the Acquired Corporations has engaged in unfair competition. No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person (provided that with respect to Intellectual Property Rights consisting of patent rights of third parties, this representation is made only to the knowledge of the Company). To the knowledge of the Company, there is no legitimate basis for a claim that any of the Acquired Corporations or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims.  As of the date of this Agreement, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the knowledge of the Company, threatened against any of the Acquired Corporations or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding. As of the date of this Agreement, none of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Acquired Corporations, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(ii) Other Infringement Liability.  None of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Acquired Corporations’ standard forms of Company IP Contracts and its customers’ standard terms and conditions of purchase, to which it may be subject, accurate and complete copies of which have been delivered to Parent).

(iii) Infringement Claims Affecting In-Licensed IP.  To the knowledge of the Company, as of the date of this Agreement, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (1) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations, or (2) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(k) Part 2.10(k) of the Company Disclosure Schedule accurately identifies and describes (i)  each item of Open Source Code that is contained in or distributed with, or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.

(l) No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Product.

(m) Part 2.10(m) of the Company Disclosure Schedule contains each Company Privacy Policy in effect at any time since January 1, 2007 and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii)  whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Each of the Acquired Corporations has complied at all times and in all material respects with all of the Company Privacy Policies.

2.11 Contracts.

(a) Part 2.11(a) of the Company Disclosure Schedule identifies each Company Contract that, as of the date of this Agreement, constitutes a “Material Contract.” For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract: relating to the employment of, or the performance of services by, any employee or consultant; (1) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment in excess of $25,000 to any current or former employee or director (except as required by any applicable Legal Requirements in the case of employees outside the United States and except for offer letters providing for “at will” employment with no right to severance other than in accordance with the Company’s standard severance policies as identified in reasonable detail in Part 2.18(i) of the Company Disclosure Schedule, copies of which have been made available to Parent); or (2) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director (except for severance payments required by any applicable Legal Requirements outside of the United States);

(ii) any Contract under which the Company leases any of the Leased Real Property;

(iii) any Company IP Contract;

(iv) any Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of any Acquired Corporation (other than Contracts for transactions consummated prior to January 1, 2007 under which no Acquired Corporation has any obligations);

(v) any Contract in which another Person is appointed as an exclusive distributor, reseller or sales representative with respect to, or otherwise is authorized to exclusively market, promote, distribute, resell, sublicense, support or solicit orders for, any Company Product;

(vi) any Contract with any of the top ten (10) distributors or resellers of Company Products (based on revenue recognized from sales through, and to, the Company’s distributors and resellers) for each of fiscal year 2009 and the first six (6) months of fiscal year 2010;

(vii) any Contract that provides for indemnification of any Company Associate (an “Indemnification Contract”);

(viii) any Contract imposing any restriction on the right or ability of any Acquired Corporation: (1) to compete with any other Person; (2) to acquire any product or other asset or any services from any other Person; (3) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (4) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (5) to perform services for any other Person; or (6) to transact business or deal in any other manner with any other Person;

(ix) any Contract (other than Contracts evidencing Company Options): (1) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (2) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (3) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(x) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (1) Contracts substantially similar in all material respects to the standard forms of end-user licenses previously delivered by the Company to Parent and (2) product or service warranties in the ordinary course of business consistent with past practice;

(xi) any Contract relating to any currency hedging;

(xii) any Contract: (1) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations; or (2) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xiii) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xiv) any Contract that provides for the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in fiscal year 2010 (other than Contracts for the sale of Company Products, or procurement of inventory, in the ordinary course of business); and

(xv) any Contract that could reasonably be expected to have or result in a material effect on: (1) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), liabilities (accrued, contingent or otherwise), operations, financial performance or prospects of any of the Acquired Corporations; or (2) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and

(xvi) any other Contract, if a breach of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.

The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract (other than Company IP Contracts that do not need to be specifically identified in Part 2.10 of the Company Disclosure Schedule).

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in the applicable subsections of Part 2.11(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has in any material respect violated or breached, or committed any material default under, any Material Contract; and, to the knowledge of the Company, no other Person has in any material respect violated or breached, or committed any material default under, any Material Contract; (ii) no Material Contract will expire according to its terms on or before December 31, 2011; to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (1) result in a violation or breach of any of the provisions of any Material Contract; (2) give any Person the right to declare a default under any Material Contract; (3) give any Person the right to receive or require a rebate, chargeback, penalty in excess of $25,000; (4) give any Person the right to materially change the delivery schedule under any Company Contract; (5) give any Person the right to accelerate the maturity or performance of any Material Contract; or (6) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) since January 1, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract which remains unresolved.

2.12 Sale of Products; Performance of Services.

(a) Except as set forth in Part 2.12(a) of the Company Disclosure Schedule, each product, system, program, item of Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract (subject to warranty claims in the ordinary course of business) and with all applicable Legal Requirements.

(b) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed in conformity with the terms and requirements of all applicable warranties and other Contracts (subject to warranty claims in the ordinary course of business) and with all applicable Legal Requirements.

(c) Except as set forth in Part 2.12(c) of the Company Disclosure Schedule, since January 1, 2007, no customer or other Person has asserted or, to the knowledge of the Company, threatened to assert any material claim against any of the Acquired Corporations under or based upon any warranty provided by or on behalf of any of the Acquired Corporations outside of the ordinary course of business or in excess of warranty reserves set forth in the financial statements contained or incorporated by reference in the Company SEC Documents (or consistent therewith for periods after September 30, 2010).

2.13 Liabilities.  None of the Acquired Corporations has, and none of the Acquired Corporations is or may become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities included or adequately reserved against in the Unaudited Interim Balance Sheet; (b) current liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts; and (d) liabilities described in Part 2.13 or Part 2.29 of the Company Disclosure Schedule.

2.14 Compliance with Legal Requirements.

(a) Each of the Acquired Corporations is, and has at all times since January 1, 2007, been, in compliance in all material respects with all applicable Legal Requirements. To the knowledge of the Company, each Person who is or was a director or officer of any Acquired Corporation is, and has at all times since January 1, 2007 been, in connection with his or her position as a director or officer of the Company, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2007, none of the Acquired Corporations has received any written notice from any Governmental Body or other Person regarding any actual or possible material violation of, or failure to comply with, any material Legal Requirement.

(b) Without limiting the generality of Section 2.14(a), each of the Acquired Corporations is in compliance with its obligations under any licenses issued or granted to such Acquired Company by the Federal Communications Commission (the “FCC”) and all applicable Legal Requirements of the FCC. There is not pending or, to the knowledge of the Company, threatened before the FCC, any Legal Proceeding against any Acquired Company that would reasonably be expected to either (i) materially impact the ability of the Company to conduct its business as currently conducted or as currently proposed to be conducted or (ii) result in any monetary Liability in excess of $100,000.

2.15 Certain Business Practices.

(a) Except as set forth on Part 2.15 of the Company Disclosure Schedule, none of the Acquired Corporations, and (to the knowledge of the Company) no director, officer, other employee or agent of any of the Acquired Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(b) The Company has disclosed all matters described in Part 2.15 of the Company Disclosure Schedule to the Department of Justice and the SEC. The Company is compliance with the Consent and Final Judgment entered by the SEC on December 1, 2010 (the “Final Judgment”). None of the Acquired Corporations has in any material respect violated or breached, or committed any material default under, the Final Judgment.

2.16 Governmental Authorizations.

(a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material

Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any product or service.

(b) Part 2.16(b) of the Company Disclosure Schedule accurately and completely describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.16(b) of the Company Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.16(b) of the Company Disclosure Schedule.

2.17 Tax Matters.

(a) Each of the Acquired Corporations has filed all material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All material Taxes due and owing by each of the Acquired Corporations (whether or not shown on any Tax Return) have been paid. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Corporations.

(b) Each of the Acquired Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Legal Proceedings are pending or being conducted with respect to any of the Acquired Corporations. None of the Acquired Corporations has received from any Governmental Body any (i)  written notice indicating an intent to open an audit or other review, or written request for information related to Tax matters, or (ii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Acquired Corporations.

(d) Part 2.17(d) of the Company Disclosure Schedule lists all income Tax Returns filed with respect to each of the Acquired Corporations for taxable periods ended on or after December 31, 2007, and all sales and use tax and VAT returns for taxable periods ended on or after December 31, 2008, and lists those Tax Returns that have been audited, and those that currently are the subject to audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Corporations filed or received since January 1, 2008.

(e) None of the Acquired Corporations has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of the Acquired Corporations is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Each of the Acquired Corporations has disclosed on its federal income Tax Returns all positions taken therein that would, in the event of an adverse determination, give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. None of the Acquired Corporations is a party to or bound by any Tax allocation or Tax sharing agreement. Each of the Acquired Corporations has (1) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (2) no Liability for the Taxes of any Person (other than such Acquired Corporation) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Acquired Corporations did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns. Since the date of the Unaudited Interim Balance Sheet, none of the Acquired Corporations has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(h) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period entered into on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law) entered into or arising on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) None of the Acquired Corporations has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(j) No activity giving rise to a permanent establishment, or Taxes, or Tax reporting obligations for the Acquired Corporations in a jurisdiction outside the United States has been conducted by any of the Acquired Corporations or any other person acting on behalf of the Acquired Corporations.

(k) Each Company Benefit Plan is either exempt from the application of Section 409A of the Code, or has been maintained in form and in operation in compliance with Section 409A of the Code and the applicable regulations and guidance thereunder.

2.18 Employee and Labor Matters; Benefit Plans.

(a) Part 2.18(a) of the Company Disclosure Schedule accurately sets forth, as of the date of the Prior Agreement, with respect to each employee of each of the Acquired Corporations (other than the PRC JVs) at the Manager level or above (including any employee of any of such Acquired Corporations who is on a leave of absence or on layoff status):

(i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation and the latest employment contract with such employee;

(ii) such employee’s title, employment location and current status (i.e., full-time, part-time; or other);

(iii) such employee’s base salary and bonus during the twelve (12) months ended June 30, 2010;

(iv) any outstanding amounts due as compensation or otherwise to such employees, including accrued and unused vacation entitlements; and

(v) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the businesses of the Acquired Corporations.

The Company has made available to Parent a correct and complete list that accurately sets forth, as of the date hereof, the names, employer and principal work locations of all other employees (including employees of the PRC JVs) of the Acquired Corporations below the level of Manager.

(b) Part 2.18(b) of the Company Disclosure Schedule accurately identifies as of the date of the Prior Agreement each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations (other than COBRA continuation coverage at such former employee’s expense) and Part 2.18(b) of the

Company Disclosure Schedule accurately describes such benefits as of the date of the Prior Agreement.

(c) The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will (except as otherwise required by applicable Legal Requirements or as set forth on Part 2.18(c) of the Company Disclosure Schedule). The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials and policy statements relating to the employment of the Company Associates.

(d) To the knowledge of the Company:

(i) as of the date of this Agreement, no employee of any of the Acquired Corporations intends to terminate his employment with the Company; and

(ii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of the Acquired Corporations.

(e) The Company has made available to Parent a correct and complete list that accurately sets forth, with respect to each Person who is or was, at any time since January 1, 2009, an independent contractor of any of the Acquired Corporations and who has received or may be entitled to receive in excess of $50,000 from any of the Acquired Corporations:

(i) the name of such independent contractor, the Acquired Corporation with which such independent contractor is or was under contract and the date as of which such independent contractor was originally hired by such Acquired Corporation;

(ii) a description of such independent contractor’s services;

(iii) the fees or compensation payable to such independent contractor in 2010; and

(iv) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(f) Except as set forth in Part 2.18(f) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to, bound by, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations.

(g) As of the date of this Agreement, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees.

(h) None of the Acquired Corporations is or has ever been engaged, in any unfair labor practice within the meaning of the National Labor Relations Act, or unlawful labor practices under the relevant Legal Requirements of its respective jurisdiction. As of the date of this Agreement, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, employee welfare and benefits, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(i) Part 2.18(i) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Benefit Plan and each Company Benefit Agreement. None of the Acquired Corporations has any plan or commitment to create any additional Company Benefit Plan, or to modify or change any existing Company Benefit Plan (other than to comply with applicable Legal Requirements as previously disclosed to Parent in writing) in a manner that would materially affect any Company Associate.

(j) With respect to each Company Benefit Plan, the Company has made available to Parent: (i)  an accurate and complete copy of all documents setting forth the terms of such Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the most recent plan year; (iii) if such Company Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Company Benefit Plan’s assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all written materials provided to any Company Associate relating to such Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Company Affiliate; (viii) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (ix) all forms and related notices required under COBRA with respect to such Company Benefit Plan; (x) all insurance policies, if any, in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for such Company Benefit Plan; (xi) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; (xii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion letter, if applicable) received with respect to such Company Benefit Plan; and (xiii) if such Company Benefit Plan is a Foreign Plan, all Governmental Authorizations received from any foreign Governmental Body with respect to such Company Benefit Plan.

(k) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. Each of the Acquired Corporations and Company Affiliates has performed all obligations required to be performed by them under each Company Benefit Plan and none of the Acquired Corporations is in default or violation of the material terms of any Company Benefit Plan. To the knowledge of the Company, there has been no default or violation by any other party with respect to any term of any Company Benefit Plan. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the knowledge of the Company, there has not been any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code (or, in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign Legal Requirement). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA), has occurred with respect to any Company Benefit Plan. There are no claims or Legal Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan. To the knowledge of the Company, no breach of fiduciary duty has occurred with respect to which any Acquired Corporation or any of its fiduciaries could reasonably be expected to incur a material liability. Each Company Benefit Plan (other than any Company Benefit Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses). No Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the IRS, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the knowledge of the Company, threatened. None of the Acquired Corporations nor any Company Affiliate has ever incurred any material penalty or material tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code, ERISA or any foreign Legal Requirement with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Unaudited Interim Balance Sheet.

(l) None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) Company Benefit Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a “plan asset” within the meaning of DOL Regulations Section 2510.3-101. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement, nor the consummation of any of the Contemplated Transactions, will cause any of the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan or Foreign Plan.

(m) No Company Benefit Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a part of a group of Company Associates) or any other Person that such Company Associate or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n) Except as set forth in Part 2.18(n) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any payment (including bonus, severance or otherwise) or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement. Without limiting the generality of the foregoing (and except as set forth in Part 2.18(n) of the Company Disclosure Schedule), the consummation of the Contemplated Transactions will not result in the acceleration of vesting of any Unvested Company Options.

(o) Except as set forth in Part 2.18(o) of the Company Disclosure Schedule, each of the Acquired Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all material amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice). Since January 1, 2004, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “mass layoff,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

(p) To the knowledge of the Company, no stockholder nor any Company Associate is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Associate in connection with the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Associates is now bound.

(q) In connection with employment by the Acquired Corporations in People’s Republic of China (“PRC”):

(i) no Acquired Corporation is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Acquired Corporations, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could materially affect the Acquired Corporations;

(ii) there are no strikes, slowdowns, lock-outs, controversies material to the relevant Acquired Corporation, or work stoppages pending or threatened between the Acquired Corporations and any of the employees, and no Acquired Corporation has experienced any such strike, slowdown, lock-outs, controversy, or work stoppage within the past three (3) years;

(iii) the Acquired Corporations are and have been in compliance in all material respects with all applicable Legal Requirements, (including without limitation,

PRC Labor Contract Law) relating to the employment of labor, (including without limitation those related to wages, hours and collective bargaining), and is not liable for any arrears of wages, taxes, allowances, benefits, severance pay, penalties or other sums for failure to comply with any of the foregoing;

(iv) the Acquired Corporations have paid in full to all current and former directors, officers and employees or adequately accrued for in accordance with Legal Requirements all wages, salaries, commissions, bonuses, benefits allowances, severance pay and other compensation due to or on behalf of their respective current and former directors, officers and employees;

(v) there are no Legal Proceedings that have been asserted or are now pending or threatened with respect to the Acquired Corporations for unfair labor practices, payment of withholding taxes, payment of wages, salary or severance, employee benefit contribution, safety and health standards or discrimination in employment practices; and

(vi) the Acquired Corporations have made all required contributions, concerning national pension, national medical insurance, worker’s compensation insurance, unemployment insurance, housing fund and other mandatory social security matters.

2.19 Environmental Matters.

(a) Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Requirements (as defined in Section 2.19(f)); and (ii) possesses all permits and other Environmental Authorizations (as defined in Section 2.19(f)), and is in compliance with the terms and conditions thereof.

(b) As of the date of this Agreement, none of the Acquired Corporations has received any written notice, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Requirement or Environmental Authorization, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Requirement or Environmental Authorization in the future.

(c) To the knowledge of the Company: (i) all property that is or was owned in fee by, leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.19(f)) or material environmental contamination of any nature; (ii) none of the property that is or was owned in fee by, leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was owned in fee by, leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.19(f)).

(d) No Acquired Corporation has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Requirements.

(e) No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Requirement: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Requirement or to make payment for the cost of cleaning up any site.

(f) For purposes of this Section 2.19: (i) “Environmental Requirement” means any federal, state, local or foreign Legal Requirement, order, writ, injunction, directive, authorization, judgment, decree, grant, franchise, Contract or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Environmental Authorization” means any Governmental Authorization required under applicable Environmental Requirements; (iii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Requirement or that is otherwise a danger to health, reproduction or the environment; and (iv) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.20 Insurance.

(a) The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquired Corporations, including, without limitation, the liability and property insurance policies with respect to the real property required to be disclosed pursuant to Part 2.9 of the Company Disclosure Schedule. Each of such insurance policies is in full force and effect and is sufficient in amount (subject to reasonable deductions) to allow it to replace any of the assets of the Acquired Corporations that might be damaged or destroyed. Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, since January 1, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

(b) The Company has delivered to Parent accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”). The Company has delivered to Parent accurate and complete copies of all directors’ and officers’ liability insurance policies issued to the Company incepting on or after January 1, 2007. Part 2.20(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing D&O Policies.

2.21 Transactions with Affiliates.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.22 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.22(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Company Associate (in his or her capacity as such) or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. The Legal Proceedings identified in Part 2.22(a) of the Company Disclosure Schedule have not had and could not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.23 Authority; Binding Nature of Agreement.  The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption and approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 4.5(a)); and (d) to the extent necessary, unanimously adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions; provided that any action by the Board of Directors shall be considered unanimous for all purposes under this Agreement if approved by the vote of all disinterested members of the Board of Directors (with any interested members abstaining). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.24 Inapplicability of Anti-takeover Statutes.  The Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.

2.25 No Discussions.  None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. Since January 1, 2009, none of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

2.26 Vote Required.  The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement and approve the Merger or the other Contemplated Transactions.

2.27 Non-Contravention; Consents.  Except as set forth in Part 2.27 of the Company Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired

Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) a rebate, chargeback, penalty, or change in the delivery schedule under any Material Contract; (iii) accelerate the maturity or performance of any Material Contract; or (iv) cancel, terminate or modify any term of any Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f) result in the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, and any foreign antitrust Legal Requirement, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.28 Fairness Opinion.  The Special Committee of the Board of Directors has received the written opinion of UBS Securities LLC, financial advisor to the Company (the “Financial Advisor”), dated the date of the Prior Merger Agreement, to the effect that the Merger Consideration (as defined in the Prior Merger Agreement) was fair, from a financial point of view, to the Company Stockholders (other than the Rollover Holders).

2.29 Financial Advisor.  Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor. Part 2.29 of the Disclosure schedule contains a good faith estimate of the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby that are (a) accrued but unpaid through the date of this Agreement; (b) payable conditioned upon the consummation of the Merger and (c) reasonably expected to be incurred from the date of this Agreement through the Effective Time, and such estimates are based upon information provided to the Company by the respective Person.

2.30 Shanghai Construction Project.  Prior to the date hereof, the Company has furnished to Parent a forecast of cash payments to be made by, or on behalf of, the Acquired

Corporations after the date hereof under the Shanghai Construction Contract. Such forecast was prepared in good faith based upon reasonable assumptions and consistent with the terms of the Shanghai Construction Contract. The Company has not made (and will not make) any payments under the Shanghai Construction Contract, other than (a) such payments as are required to be made by the express terms of the Shanghai Construction Contract (as in effect on the date hereof); or (b) payments not in excess of $100,000 in the aggregate.

Section 3.  Representations and Warranties of Parent and Merger Sub.

Except as disclosed in the Parent Disclosure Schedule (as to which a disclosure in one section of the Parent Disclosure Schedule shall be deemed disclosed in each other section where it is reasonably apparent on its face that the matter disclosed is responsive to the representations and warranties in such section), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement.  Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention; Consents.  Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will: (a)  conflict with or result in any breach of the certificate of incorporation or bylaws of Parent or Merger Sub; (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Parent Material Adverse Effect, or (c) result in a violation by Parent or Merger Sub of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that will not have a Parent Material Adverse Effect. Except as may be required by any foreign antitrust Legal Requirement, neither Parent nor Merger Sub was, is and will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions.

3.4 Schedule 13E-3; Proxy Statement; Other Information.  None of the information furnished by Parent or its Subsidiaries in writing to be included in the Proxy Statement or the Schedule 13E-3 shall (a) on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company, (b) at the time of the Company Stockholders’ Meeting, or (c) in the case of the Schedule 13E-3 (including any amendment or supplement or document to be incorporated by reference), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

3.5 Availability of Funds; Guarantee.  Parent will have available to it upon the consummation of the Merger sufficient funds to consummate the transactions contemplated hereby, including payment in full of the aggregate Merger Consideration. The Sponsors have delivered the Guarantee to the Company in the form attached hereto as Exhibit C. The Guarantee is in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of either Parent or Sponsors under any term or condition of any Guarantee.

3.6 Solvency.  Assuming, (a) satisfaction of the conditions to the Parent’s obligations to consummate the Merger as set forth herein and (b) the accuracy of the representations and warranties of the Company set forth in Section 2 hereof, (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business. Neither the Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Parent or the Surviving Corporation.

3.7 Management and Stockholder Arrangements.  As of the date hereof, except as disclosed in Schedule 3.7 hereto, none of Parent, Merger Sub or any of their Affiliates have (a) entered into any Contract with any of the executive officers of the Company directly related to the Merger and/or any of the other transactions contemplated by this Agreement or (b) entered into any Contract with any holder of the Company’s capital stock concerning any investments to be made in, or contributions to be made to, Parent, Merger Sub or the Surviving Corporation in connection with the Merger and/or any other transactions contemplated by this Agreement.

3.8 No Additional Representations.  Parent and Merger Sub acknowledge and agree that the Company has not made any representation or warranty, express or implied, as to any matter or as to the accuracy or completeness of any information provided, except as expressly set forth in this Agreement.

3.9 Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge, any of their respective Affiliates, beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible or exchangeable into, or exercisable for, Company Common Stock (except as may be set forth or contemplated by the Rollover Agreements with respect to the Rollover Shares). Other than the Voting Agreements, there are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Company Common Stock or other equity interest of the Company or any of its Subsidiaries. Other than this Agreement and the Contemplated Transactions (and except as may be set forth or contemplated by the Rollover Agreements with respect to the Rollover Shares), there are no agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries. Neither Parent nor Merger Sub, nor to Parent’s knowledge, any of their respective Affiliates, has been an “interested stockholder” of the Company within the last three years prior to the date of this Agreement as those terms are used in Section 203 of the DGCL.

Section 4.  Certain Covenants of the Company.

4.1 Access and Investigation.  Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and Managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) the unaudited monthly consolidated balance sheets of the Acquired Corporations as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered by the Company to Parent within twenty days after the end of such calendar month;

(ii) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(iii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Acquired Corporations relating to any pending or threatened Legal Proceeding involving or affecting any of the Acquired Corporations; and

(vii) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(d) In order to assist with obtaining third party financing for the Contemplated Transactions, at the request of Parent, the Company shall, and the Company shall cause its Subsidiaries to, use their reasonable best efforts to provide such assistance and cooperation as Parent and Merger Sub may reasonably request, including (i) making senior management of the Company and its Subsidiaries reasonably available for customary meetings, (ii) cooperating with prospective lenders, and their respective advisors in performing their due diligence, (iii) providing existing financial statements and financial and other information reasonably required by lenders, (iv) entering into customary agreements with lenders (to become effective no earlier than the Effective Time), and (v) helping procure and obtain other reasonably requested certificates or documents, including pledge and security documents, customary perfection certificates, legal opinions, intellectual property filings and ownership information and real estate title documentation; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Corporations.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (1) in the ordinary course and in accordance with past practices; and (2) in compliance in all material respects with all applicable Legal Requirements; (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees, complies with the requirements of all Company Contracts that constitute Material Contracts, and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the

Company shall keep in full force all insurance policies referred to in Section 2.20 (other than any such policies that are immediately replaced with substantially similar policies); (iv) the Company shall promptly notify Parent of: (1) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (2) any Legal Proceeding against or involving any of the Acquired Corporations that is commenced, or, to the knowledge of the Company, threatened against, any of the Acquired Corporations; (v) the Company shall (to the extent reasonably requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company’s business; (vi) the Company shall (to the extent reasonably requested by Parent) use its commercially reasonable efforts to (and otherwise cooperate with Parent to) transfer any cash, cash equivalents and short-term investments (“Cash”) held by the Company outside of the United States to (and hold such Cash in) the United States and to minimize any Tax Liabilities resulting therefrom (it being understood, however, that the Company shall not be required to incur any material Tax Liabilities as a result of such transfers unless either (1) such Tax Liabilities relate exclusively to post-Closing periods or (2) Parent agrees to reimburse the Company for any such Tax Liabilities if the Closing does not occur); (vii) subject to clause (vi), the Company shall preserve and maintain its Cash balances in a manner consistent with past practice (subject to expenditures related to the Contemplated Transactions); and (viii) the Company shall comply in all material respects with the terms and conditions of the Final Judgment.

(b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed in the case of clauses (vi), (vii), (xiii), or (xiv)) permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than dividends or other distributions from a Subsidiary to the Company or another Subsidiary), or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than repurchases of shares of capital stock in accordance with the Option Plans in connection with the termination of employees or other service providers);

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (1) any capital stock or other security; (2) any option, call, warrant or right to acquire any capital stock or other security; or (3) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement;

(iii) amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of: (1) any of the Company’s stock option plans; (2) any Company Option or any agreement evidencing or relating to any outstanding stock option or warrant; (3) any restricted stock purchase agreement; or (4) any other Contract evidencing or relating to any equity award (whether payable in cash or stock), other than pursuant to rights to acceleration disclosed in Part 2.3(d) and Part 2.5(e) of the Company Disclosure Schedule;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except a capital expenditure that: (1) is in the ordinary course of business and consistent with past practices; (2) does not exceed $100,000 individually; and (3) when added to all other capital expenditures made by or on behalf of the Acquired Corporations since the date of this Agreement, does not exceed $250,000 in the aggregate);

(vii) other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) surrender or cause to be surrendered any Owned Real Property or Leased Real Property;

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or expressly waive, or relinquish any material right;

(x) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xi) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business consistent with past practices;

(xii) lend money to any Person (excluding advancement of reasonable expenses to employees in the ordinary course of business consistent with past practice), or incur or guarantee any indebtedness;

(xiii) (1) establish, adopt, enter into or amend any Company Benefit Plan or Company Benefit Agreement (except that Company Benefit Plans or Company Benefit Agreements may be amended to the extent required by applicable Legal Requirements); (2) pay any bonus or make any profit-sharing or similar payment to (except that the Company may make customary bonus and commission payments consistent with past practices, (A) in accordance with bonus and commission plans and programs in effect on the date of this Agreement, in the ordinary course of business or (B) in connection with the hiring of new employees in the ordinary course of business; or (3) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees;

(xiv) hire any employee at the level of Manager or above or with an annual base salary in excess of $155,000, promote any employee except in order to fill a position vacated after the date of this Agreement or, except in the ordinary course of business or for “cause,” terminate the employment of any employee with an annual base salary in excess of $155,000;

(xv) change any of its methods of accounting or accounting practices in any respect;

(xvi) make any Tax election;

(xvii) subject to Section 5.6, commence or settle any Legal Proceeding;

(xviii) enter into any material transaction or take any other material action outside the ordinary course of business;

(xix) (1) pay to the Financial Advisor (A) any amounts described as non-discretionary in the engagement letter between the Company and the Financial Advisor dated March 19, 2010 (the “Engagement Letter”) in excess of those set forth on Part 2.29 of the Disclosure Schedule or (B) pay any amounts described as discretionary in the Engagement Letter or (2) amend or modify in any manner the Engagement Letter; or

(xx) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(a).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv)  any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or, in the good faith judgment of the Company, materially less likely or that has had or could reasonably be expected to have or result in a Company

Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, any of the Acquired Corporations or (to the knowledge of the Company) any director or officer or key employee of any of the Acquired Corporations (in their capacities as such). No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) The Company shall (to the extent directed by Parent in writing) timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period. The Company shall use reasonable efforts to notify Parent in writing at least ten days in advance of any such repurchase right or option becoming exercisable.

(e) During the Pre-Closing Period, the Company shall provide Parent and its Representatives with copies of all federal and state income Tax Returns promptly upon receipt from the preparer (and at least one (1) business day prior to the due date for filing), and shall consider in good faith any changes to such Tax Returns reasonably requested by Parent (provided that the Company shall not be required to delay the filing of any Tax Returns as a result thereof).

(f) During the Pre-Closing Period, the Company shall use its reasonable best efforts to complete all approvals, filings and registrations to reflect that an Acquired Corporation owns at least 92.49% shares in RAE-KLH (Beijing) Co., LTD.

4.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not directly or indirectly do, and shall ensure that no Representative of any of the Acquired Corporations directly or indirectly does, any of the following: (i) solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv)  approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent with respect to an Acquisition Proposal or any other Acquisition Agreement; provided, however, that, notwithstanding anything contained in this Section 4.3(a) (but subject to the other provisions of this Agreement), from the date hereof until the adoption and approval of this Agreement by the Required Stockholder Vote, the Company may furnish nonpublic information regarding the Acquired Corporations to, or enter into discussions with, any Person in response to a Superior Offer (or an Acquisition Proposal or Acquisition Inquiry that the Board of Directors or the Special Committee believes in good faith is reasonably likely to result in a Superior Offer) that is submitted to the Company by such Person (and not withdrawn) if: (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached (or taken any action inconsistent with) any of the provisions set forth in this Section 4.3; (2) the Board of Directors (or the Special Committee thereof) concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (3) at least one business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (4) the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to the Company as those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); and (5) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of any of the Acquired Corporations (whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.

(b) If any Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). The Company shall keep Parent fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d) The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by Parent. The Company shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

4.4 Proxy Statement; Schedule 13E-3.  As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and the Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the Schedule 13E-3 (including any amendment or supplement to the Proxy Statement or Schedule 13E-3) or responding to any comments of the SEC with respect thereto, (a) the Company shall cooperate and provide the Parent with a reasonable opportunity to review and comment on the Proxy Statement and responses relating thereto and shall consider in good faith and include in such documents and responses comments reasonably proposed by the Parent and (b) the Company and the Parent shall cooperate and provide each other with a reasonable opportunity to review and comment on the Schedule 13E-3 and responses relating thereto and shall consider in good faith comments reasonably proposed by the other party. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.4 to comply with all applicable Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

4.5 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption and approval of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as reasonably practicable after the date hereof. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 4.5(c): (i) the Proxy Statement shall include a statement to the effect that the Board of Directors unanimously (with two abstentions) recommends, based on the recommendation of the Special Committee, that the Company’s stockholders vote to adopt and approve this Agreement at the Company Stockholders’ Meeting (such recommendation of the Board of Directors that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed; provided, however, that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if (1) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholders’ Meeting to constitute a quorum at the Company Stockholders’ Meeting, (2) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Legal Requirement or a request from the SEC or its staff, or (3) the Board of Directors or the Special Committee shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any withdrawal or modification of the Company Board Recommendation). The Proxy Statement shall include the opinion of the Financial Advisor referred to in Section 2.29.

(c) Notwithstanding anything to the contrary contained in Section 4.5(b), at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if:

(i) (1) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (2) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has any rights or obligations; (3) the Company’s Board of Directors or the Special Committee has determined in good faith (after consulting with its independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (4) the Company has provided Parent with notice of such offer and the determination of the Company’s Board of Directors or the Special Committee, and for a period of two business days after the date of such notice, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to make such adjustments in the terms and conditions of this Agreement in such a manner that obviates the need to withdraw or modify the Company Board Recommendation as a result of such offer; (5) the Company’s Board of Directors or the Special Committee determines in good faith (after consulting with its independent financial advisor of nationally recognized reputation and taking into account any changes to the terms of this Agreement proposed by Parent) that such offer continues to constitute a Superior Offer; (6) the Company’s Board of Directors or the Special Committee determines in good faith, after consulting with its outside legal counsel, that, the withdrawal or modification of the Company Board Recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; and (7) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time prior to the time at which Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined that such offer is a Superior Offer; or

(ii) in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence of which was not known by the Board of Directors at or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), if the Board of Directors or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such Intervening Event, that the withdrawal or modification of the Company Board Recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; provided, that, the Company Board of Directors shall not be entitled to exercise its right to withdraw or modify the Company Board Recommendation pursuant to this sentence unless the Company has (1)  provided to Parent at least three days’ prior notice (unless the Intervening Event arises fewer than three days prior to the Company Stockholders’ Meeting in which case such notice shall be given as promptly as practicable) advising Parent that the Board of Directors or Special Committee intends to take such action and specifying the reasons therefor in reasonable detail and (2) during such three day period, if requested by Parent, the Company engages in good faith negotiations with Parent to make such adjustments in the terms and conditions of this Agreement in such a manner that obviates the need to withdraw or modify the Company Board Recommendation as a result of the Intervening Event.

(d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 4.5(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

(e) Nothing in this Agreement shall prohibit or restrict the Company, the Special Committee or the Board of Directors from (i) complying with its disclosure obligations under applicable Legal Requirements with regard to any Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders); or (ii) making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act (and any communication of the type described in this subsection (e) shall not be a “Triggering Event” for purposes of this Agreement).

Section 5.  Certain Covenants of the Parties.

5.1 Regulatory Approvals.  Each party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger.

5.2 Employee Benefits.

(a) All employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall become employees of the Surviving Corporation. Nothing in this Section 5.2(a) or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment. Except for Indemnified Persons (as defined in Section 5.3(a)) to the extent of their respective rights pursuant to Section 5.3, no Company Associate or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

(b) If requested by Parent prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld). If requested, the Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

5.3 Indemnification of Officers and Directors.

(a) All rights to indemnification by any of the Acquired Corporations existing in favor of each individual who is an officer or director of any Acquired Corporation as of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of the Company or any Acquired Corporation occurring prior to the Effective Time, as provided in the certificate of incorporation or bylaws (or other similar organizational documents) (as in effect as of the date of this Agreement) and as provided in the Indemnification Contract between the Acquired Corporation and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law) for a period of six years from the date on which the Merger becomes effective, and Parent shall cause (and enable) the Surviving Corporation to perform its obligations thereunder. In addition, for a period of six years following the Effective Time, Parent and the Surviving Corporation shall cause the Surviving Corporation and its Subsidiaries to cause the certificate of incorporation (and other organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation of liability and advancement of expenses that are at least as favorable as those provisions of the current certificate of incorporation (or other organizational documents) of the Acquired Corporations.

(b) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the Existing D&O Policies, to the extent that directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policies a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policies (or for any substitute policies) that exceed, in the aggregate, an amount equal to $300,000 (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Prior to the Effective Time, the Company may purchase a six-year “tail” pre-paid policy (the “Tail Policy”) on the Existing D&O Policies which Tail Policy shall be (1) on terms and conditions with respect to coverage and amounts no less favorable, in the aggregate, than the Existing D&O Policies, (2) be for an amount not to exceed the Maximum Premium and (3) name Parent as a successor in interest of such Tail Policy. In the event the Company purchases such Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their obligations thereunder in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.3(b).

5.4 Additional Agreements.

(a) Subject to the terms and conditions set forth in this Agreement (including Section 5.4(b) below), Parent and the Company shall use reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.4(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii)  shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions. The Company shall provide Parent with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give Parent a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. The Company shall promptly deliver to Parent a copy of each such filing or other submission made, each notice given and each Consent obtained by the Company during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

(c) With respect to the Contract identified on Schedule 5.4, the Company will enter into an amendment thereto, or will otherwise take such actions as are necessary, so that (i) the last payment thereunder in respect of the services performed thereunder shall not be due at any time earlier than February 28, 2011; and (ii) if the Contract is terminated prior to any services being performed, then any amounts paid by the Company in advance under such Contract shall be refunded in full.

5.5 Disclosure.  Parent and the Company will reasonably consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company will issue any such press release or make any such public statement without the prior written consent of the other party, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Legal Requirements or the rules or regulations of the NYSE Amex, in which case that party consult with the other party and will consider the other party’s comments in good faith, and unless the Board of Directors (or Special Committee) believes in good faith that such comments are inappropriate, will implement them, before issuing any such release or making any such public statement.

5.6 Stockholder Litigation.  To the extent permitted by applicable Legal Requirements, in the event that any stockholder litigation relating to the Contemplated Transactions is brought or threatened against the Company or any members of the Company’s Board prior to the Effective Time, the Company shall promptly notify Parent and keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or any members of the Company Board relating to the transaction contemplated by this Agreement, at Parent’s cost. The Company agrees to use commercially reasonable efforts to enter into such joint defense agreement with Parent, if requested by Parent. The Company shall not agree to any settlement of any stockholder litigation for an amount in excess of $250,000 in the aggregate without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.7 Export Control.  Prior to the Closing, the Company shall use commercially reasonable efforts to take the actions set forth on Part 5.7 of the Company Disclosure Schedule. With respect to the foregoing, the Company shall (x) promptly notify Parent of any material communication between the Company or its Affiliates and any Governmental Authority; (y) consult with Parent in advance of any substantive meeting or discussion with any Governmental Authority and, to the extent permitted by such Governmental Authority, give Parent or Parent’s Affiliates or Representatives, the opportunity to attend and participate thereat; and (z) subject to applicable Legal Requirements, furnish Parent or Parent’s Representatives with copies of written correspondence and communications between the Company and/or its Affiliates and/or its Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, including providing Parent or Parent’s Representative with the opportunity to review such material communications in advance of their submission.

Section 6.  Conditions Precedent to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) The representations and warranties of the Company set forth in Section 2.3(a), Section 2.3(c), Section 2.3(d), Section 2.3(e), Section 2.23, Section 2.24, Section 2.26 and Section 2.28 of this Agreement shall be true and correct in all respects, and the representations and warranties of the Company set forth in Section 2.3(g) shall be true and correct in all respects that are material to the Company, in each case as of the date of this Agreement and as of the Closing Date;

(b) the representations and warranties of the Company set forth in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date; and

(c) all other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

6.2 Performance of Covenants.  Each of the covenants or obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

6.3 Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

6.4 No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

6.5 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any foreign, U.S. federal or state Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions by Parent and Merger Sub illegal.

6.6 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.  There shall not be pending, and there shall not have been threatened in writing, any Legal Proceeding in which a Governmental Body is or has threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.

6.7 No Other Proceedings.  There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Parent Material Adverse Effect or a Company Material Adverse Effect.

Section 7.  Conditions Precedent to Obligation of the Company.

The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (a) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Contemplated Transaction or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, (b) for changes contemplated by this Agreement, and (c) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the Contemplated Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

7.2 Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

7.4 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any U.S. court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

Section 8.  Termination.

8.1 Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption and approval of this Agreement by the Required Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 2011 (the “Outside Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Termination Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt and approve this Agreement; and (ii) this Agreement shall not have been adopted and approved at the Company Stockholders’ Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Stockholder Vote; provided, however, that a (1) party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted and approved by the Required Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time; and (2) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made, or shall concurrently make, any payment required to be made to Parent pursuant to Section 8.4(a) and shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.4(c);

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach: (1)  prior to the end of the 15-day period commencing on the date on which the Company receives notice of such inaccuracy or breach; or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a continuing breach of any covenant or obligation of the Company;

(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach: (1) prior to the end of the 15-day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a continuing breach of any covenant or obligation of Parent; or

(h) by the Company in order to enter into an Acquisition Agreement with respect to a Superior Offer; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have first complied with the procedures set forth in Section 4.5(c) with respect to the related Acquisition Proposal and shall have determined that it constitutes a Superior Offer and (ii) contemporaneously the Company makes the payment required by Section 8.4(c) in full to Parent.

8.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.4 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation or warranty, or any breach of any covenant or other obligation contained in this Agreement.

8.3 Frustration of Conditions.  Neither Parent or Merger Sub, on the one hand, nor the Company, on the other, may rely on the failure of any condition set forth in Section 6 (in the case of Parent or Merger Sub) or Section 7 (in the case of the Company) to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

8.4 Expenses; Termination Fees.

(a) Expenses.  Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that upon any termination of this Agreement pursuant to Section 8.1(d), 8.1(e), or 8.1(h) (other than a termination that would not have occurred: (1) but for the failure of Parent or Merger Sub to fulfill its or their obligations hereunder or (2) but for, with respect to a termination pursuant to Section 8.1(d) only, the failure of the Rollover Holders (and Parent, by proxy under the Voting Agreements) to vote the Rollover Shares at the Company Stockholders’ Meeting in favor of the adoption and approval of this Agreement), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.4(c)), the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.4(b), in an amount equal to the lesser of (1) the amount of all Parent Expenses and (2) $900,000, in each case subject to Section 8.4(d). The term “Parent Expenses” means the aggregate amount of all fees and expenses of Parent and its Affiliates that have been paid or that may become payable in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the other Contemplated Transactions, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, and all filing fees (including the Antitrust Filing Fees).

(b) Timing of Payment.  In the case of termination of this Agreement by the Company, any nonrefundable payment required to be made pursuant to the proviso to Section 8.4(a) shall be made by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent, any nonrefundable payment required to be made pursuant to the proviso to Section 8.4(a) shall be made by the Company within two business days after such termination.

(c) Company Termination Fee.

(i) If: (1) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), and in any such event, at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly announced, commenced, submitted or made (and not publicly withdrawn) and the Company either consummates an Acquisition Transaction (or enters into an Acquisition Agreement) with any Person (other than Parent) within twelve (12) months following such termination; (2) this Agreement is terminated by Parent pursuant to Section 8.1(e) or (3) this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash, a nonrefundable fee in the amount equal to (A) $3,710,000 less (B) any Parent Expenses previously paid to Parent pursuant to Section 8.4(a).

(ii) In the case of termination of this Agreement by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) the fee referred to in the preceding clause “(i)” shall be paid by the Company prior to the event giving rise to such fee; in the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the fee referred to in the preceding clause “(i)” shall be paid by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(e), the fee referred to in the preceding clause “(i)” shall be paid by the Company within two business days after such termination.

(d) Costs of Collection and Interest.  If any party fails to pay when due any amount payable under this Section 8.4, then (i) the party failing to make payment shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 8.4, and (ii) the party failing to make payment shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at an annual rate three percentage points above the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9.  Miscellaneous Provisions.

9.1 Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders); provided, however, that after any such adoption and approval of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirement requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.6 Remedies.  Except as otherwise provided herein, but subject to Section 9.7, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Specific Performance.

(a) The parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity. Each party to this Agreement, to the extent permitted by Applicable Law, hereby waives any defenses it may have to the remedy of specific performance provided for herein, waives any requirement for the posting of any bond or other security as a prerequisite for specific performance, and agrees not to raise any objections to the remedy of specific performance in any proceeding brought by any other party to this Agreement. The Company hereby agrees that specific performance shall be its (and any third party beneficiary’s) sole and exclusive remedy with respect to breaches by Parent, Merger Sub or any other Person or otherwise in connection with this Agreement or the Contemplated Transactions, except as provided in Section 9.7(b) below and as expressly provided in the Guarantee (if and to the extent applicable), and subject to Section 9.7(b) below, that none of the Company nor any holder of Company Common Stock may accept any other form of relief that may be available for breach under this Agreement, the Guarantee, any commitment letter (or similar document) or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(b) Only if a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent or Merger Sub in connection with this Agreement, the Company may enforce any award of damages granted by such court for such alleged breach against Parent, Merger Sub or such other Person and accept damages for such alleged breach only if, within two (2) weeks following such court’s determination, Parent and Merger Sub do not consummate the Merger in accordance with this Agreement. Notwithstanding anything else contained in this Agreement, in no event shall the collective damages payable by Parent, Merger Sub or any of their affiliates, for breaches under this Agreement or the Guarantee exceed the Cap (as defined in the Guarantee) in the aggregate for all such breaches. For the avoidance of doubt, the Company and any third party beneficiary may contemporaneously seek both specific performance and any other form of alternative relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the Contemplated Transactions (including monetary damages), but no such alternative relief may be accepted unless and until the court has declined to award specific performance. The Company agrees to cause any pending Legal Proceeding seeking any such other relief to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger in accordance with this Agreement. The Company, by its acceptance of the benefits of this Agreement and the Guarantee, covenants, agrees and acknowledges that no Person other than the Sponsors shall have any obligation hereunder or thereunder and that no recourse or right of recovery hereunder or thereunder or under any document or instrument delivered in connection herewith or therewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no liability shall be attached to, any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of a Sponsor or any Affiliate thereof or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of any of the foregoing (excluding Parent and Merger Sub), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Legal Requirement, or otherwise.

9.8 Disclosure Schedules.  Each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 or Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty unless the applicability of the information to any other representation or warranty is readily apparent from the text of such disclosure. For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2 and each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3.

9.9 Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.10 Assignability; Beneficiaries.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned or delegated by the Company without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; (b) prior to the Effective Time, but subject to Section 9.7(b), for the right of holders of shares of the Company Common Stock (other than the Rollover Holders) to pursue claims for damages and other relief, including equitable relief, for any breach of this Agreement by Parent or Merger Sub; (c) from and after the Effective Time, the former holders of Company Common Stock (other than the Rollover Holders) solely with respect to their right to receive the Merger Consideration in accordance with (and subject to Section 1) and (d) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.3) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, or anything to the contrary contained herein, the rights granted pursuant to clause (b) of this Section 9.10 will only be enforceable on behalf of holders of Company Common Stock by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

9.11 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Ray Holding Corporation
Ray Merger Sub Corporation
c/o Vector Capital Corporation
One Market Street
Steuart Tower, 23rd Floor
San Francisco, CA 94105
Attention: Chief Operating Officer
Facsimile: (415) 293-5100

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
Attention: Steve L. Camahort
Facsimile: (415) 616-1199

if to the Company:

RAE Systems Inc.
3775 North First St.
San Jose, CA 95134
Attention: Chief Financial Officer
Facsimile: 408-952-8480

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: David Michaels and Dennis DeBroeck
Facsimile: 650-988-8500

9.12 Cooperation.  The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.13 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) The statement that any item of documentation has been “provided,” “delivered” or “made available” shall mean that such documentation was uploaded into the virtual dataroom set up by the Company in connection with the Contemplated Transactions by 12:00 pm PDT on or before the day that is two business days prior to the date of this Agreement.

(g) References to “$” and “dollars” shall mean United States dollars.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Ray Holding Corporation

By:	/s/ David Baylor
Name:     David Baylor

Title:	President

Ray Merger Sub Corporation

By:	/s/ David Baylor
Name:     David Baylor

Title:	President

RAE Systems Inc.

By:	/s/ Randall K. Gausman
Name:     Randall K. Gausman

Title:	Chief Financial Officer

Merger Agreement Signature Page

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations.  “Acquired Corporations” shall mean the Company and its Subsidiaries and the respective predecessors of the Company and its Subsidiaries (including any Entity that shall have merged into the Company or any Subsidiary of the Company).

Acquisition Agreement.  “Acquisition Agreement” shall mean any definitive merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar definitive agreement relating to an Acquisition Proposal or Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Acquired Corporation;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations; or (ii) 15% or more of the fair market value of the assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Affiliate.  “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

Affiliated Group.  “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Antitrust Filing Fee.  “Antitrust Filing Fee” shall mean, collectively, all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign Legal Requirement relating to antitrust or competition matters.

Audited Balance Sheet.  “Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2009, included in the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC prior to the date of this Agreement.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Associate.  “Company Associate” shall mean any current or former employee, independent contractor, officer or director of any of the Acquired Corporations or any Company Affiliate.

Company Benefit Agreement.  “Company Benefit Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than any such Contract with a Company Associate that is terminable “at will” without any obligation on the part of the applicable Acquired Corporation or Company Affiliate to make any payments or provide any benefits in connection with such termination (other than in the case of agreements with employees outside of the United States that do not provide any payment in excess of amounts as required by applicable Legal Requirements).

Company Benefit Plan.  “Company Benefit Plan” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, Contract or commitment and each other employee benefit plan or arrangement, whether written or unwritten, and whether funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate or with respect to which any of the Acquired Corporations or any Company Affiliate has or may have any liability or obligation.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.8 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company IP.  “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to any of the Acquired Corporations.

Company IP Contract.  “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), liabilities (accrued, contingent or otherwise), operations, or financial performance of the Acquired Corporations taken as a whole; (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; provided, however, that “Company Material Adverse Effect” shall not include the effect of (i) any changes in general economic or political conditions (to the extent such changes do not disproportionately affect the Company relative to other companies in its industry); (ii) any changes in applicable Legal Requirements, regulations or GAAP (to the extent such changes do not disproportionately affect the Company relative to other companies in its industry); (iii) the announcement of this Agreement or the pendency of the Contemplated Transactions; (iv) any failure to meet analyst projections or any change in analyst recommendations; (v) any failure by the Company to meet any internal projections, estimates or budgets for any period on or after the date of this Agreement; (vi) any change in the market price or trading volume of the Company Common Stock (provided that the underlying causes or causes of any failure or change referred to in clauses (iv), (v) or (vi) may be taken into account in determining whether a Company Material Adverse Effect shall have occurred); or (vii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) or any other Person against the Company or its directors or officers which arise out of the Prior Merger Agreement or this Agreement, or the transactions contemplated thereby or hereby.

Company Option.  “Company Option” shall mean any option to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Company Privacy Policy.  “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of any of the Acquired Corporations, including any policy relating to (a) the privacy of users of the Company Products or of any Company Website, (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (c) any employee information.

Company Product.  “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Acquired Corporations.

Company Web Site.  “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Acquired Corporations.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement between the Company and Vector Capital Corporation, dated September 24, 2010, as amended from time to time.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement and the transactions and actions contemplated by the Voting Agreements.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL.  “DGCL” shall mean the General Corporation Law of the State of Delaware.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA.  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan.  “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability; (b) any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including The New York Stock Exchange).

HIPAA.  “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Knowledge.  “knowledge” shall mean (a) with respect to the Company, the actual knowledge of the Company’s President, Chief Financial Officer, Chief Technology Officer and General Counsel, and the knowledge that any such individual would reasonably be expected to possess as a result of the diligent performance of his or her responsibilities in such positions in the ordinary course of the Company’s business, and (b) with respect to Parent, the actual knowledge of the executive officers of Parent, and the knowledge that any such individual would reasonably be expected to possess as a result of the diligent performance of his or her responsibilities in such positions in the ordinary course of Parent’s business.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Manager.  “Manager” shall mean, with respect to the Acquired Corporations, any employee of the Acquired Corporations who is a manager or who holds any job with a title or functional authority that is superior to that of a manager.

Open Source Code.  “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Parent Disclosure Schedule.  “Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.8 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Material Adverse Effect.  “Parent Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that “Parent Material Adverse Effect” shall not include the effect of any changes in general economic or political conditions (to the extent such changes do not disproportionately affect Parent relative to other companies in its industry).

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

PRC JVs.  “PRC JVs” shall mean RAE Coal Mine Safety Instruments (Fushun) Co. Ltd. and RAE KLH Technologies (Beijing) Co. Ltd.

Proxy Statement.  “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Rollover Shares.  “Rollover Shares” shall mean a total of 13,392,857 shares of Company Common Stock owned by the Rollover Holders as set forth on Exhibit D.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Shanghai Construction Contract.  “Shanghai Construction Contract” shall mean that certain construction Contract between RAE Shanghai and Shanghai Zhuxin Construction Development Co. Ltd. entered into on December 15, 2009 with respect to certain property located at Huiwang, Shengxin Road, Jiading Industrial Park North Zone.

Subsidiary.  An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Superior Offer.  “Superior Offer” shall mean a bona fide written offer by a third party, not solicited in violation of any provision of Section 4.3, to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of Company Common Stock, that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has any rights or obligations; and (b) is on terms and conditions that the Board of Directors or the Special Committee determines, in its reasonable, good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, to be: (i) more favorable, from a financial point of view, to the Company’s stockholders than the terms of the Merger; and (ii) likely to be consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party (as determined in good faith by the Board of Directors or the Special Committee), or if the consummation of such transaction is contingent on any such financing being obtained.

Tax.  “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Triggering Event.  A “Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors (or the Special Committee, if applicable) shall have failed to unanimously (with two abstentions) recommend that the Company’s stockholders vote to adopt and approve the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors (or the Special Committee, if applicable) has unanimously (with two abstentions) determined and believes that the Merger is advisable and fair to and in the best interests of the Company’s stockholders; (c) the Board of Directors (or the Special Committee, if applicable) fails to reaffirm publicly the Company Board Recommendation, or fails to reaffirm its determination that the Merger is advisable and fair to and in the best interests of the Company’s stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (d) the Board of Directors or the Special Committee shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have executed any letter of intent, memorandum of understanding or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company (or its Board of Directors or the Special Committee) recommends rejection of such tender or exchange offer; or (g) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached, in any material respect, any of the provisions set forth in Section 4.3.

Unaudited Interim Balance Sheet.  “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2010, included in the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2010, as filed with the SEC prior to the date of this Agreement.

User Data.  “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Acquired Corporations from users of the Company Products or of any Company Website.

Unvested Company Option.  “Unvested Company Option” means any Company Option, or portion thereof, that is not vested and exercisable immediately prior to the Effective Time and that will not become vested and exercisable immediately upon the Effective Time.

Vested Company Option.  “Vested Company Option” means any Company Option, or portion thereof, that is vested and exercisable immediately prior to the Effective Time or that will become vested and exercisable immediately upon the Effective Time.

Exhibit B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RAE SYSTEMS INC.

I.

The name of this corporation is RAE Systems Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Three Thousand (3,000), each having a par value of $0.01.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then- outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Exhibit C

Execution Version

GUARANTEE

THIS GUARANTEE, dated as of January 18, 2011 (this “Guarantee”), is entered into by Vector Capital IV, L.P. (“VCIV”) and Vector Capital III, L.P. (“VCIII,” and each of VCIII and VCIV, a “Guarantor” and collectively VCIII and VCIV, the “Guarantors”) in favor of RAE Systems Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Merger Agreement (as defined below).

RECITAL

Ray Holding Corporation, a Delaware corporation (“Parent”), Ray Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Merger Agreement”), and it is a requirement of the Merger Agreement that Parent deliver this Guarantee to the Company concurrently with the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement to the Company to enter into the Merger Agreement with Parent and Merger Sub, the Guarantors hereby consent and agree as follows:

AGREEMENT

Section 1.  Guarantee.

(a) Subject to the terms and conditions contained herein (including the Cap set forth in Section 1(b) below), VCIV, intending to be legally bound, hereby jointly and severally, and VCIII, intending to be legally bound, hereby severally (and not jointly), absolutely, irrevocably and unconditionally guarantees, in accordance with such Guarantor’s Pro Rata Portion (defined below), as a primary obligor and not merely as a surety, to the Company the due, punctual and complete discharge of all payment obligations of Parent and Merger Sub under the Merger Agreement, including any monetary damages payable to the Company under Section 9.7(b) of the Merger Agreement for Parent’s or Merger Sub’s failure to consummate the Merger under the circumstances described in said Section 9.7(b), but (in all events) subject to the limitations of the Merger Agreement (collectively, the “Obligation”). All payments hereunder shall be made in lawful money of the United States, by wire transfer of immediately available funds to an account designated by the Company. For purposes of this Guarantee, Pro Rata Portion means, for each Guarantor, the percentage set forth opposite such Guarantor’s name on Schedule A hereto.

(b) Notwithstanding anything to the contrary contained herein, the Guarantors’ maximum liability under this Guarantee in respect of the Obligation or otherwise arising out of or relating to the Contemplated Transactions (irrespective of the form of the claim or action, whether in contract, tort or otherwise) shall be limited to monetary damages not in excess of $82,850,000 (the ‘‘Cap”); provided, that each Guarantor’s maximum liability under this Guarantee in respect of the Obligations or otherwise arising out of or relating to the

Contemplated Transactions (irrespective of the form of the claim or action, whether in contract, tort or otherwise) shall be limited to monetary damages not in excess of such Guarantor’s Pro Rata Portion of the Cap.

Section 2.  Nature of Guarantee.  During the term hereof, this Guarantee is an unconditional, irrevocable and continuing guarantee of payment and the Obligation to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. The Obligation hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the Contemplated Transactions, (b) the addition, substitution or release of any Person interested in the Contemplated Transactions, (c) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the Contemplated Transactions, (d) the existence of any bankruptcy, insolvency, reorganization or similar proceedings affecting Parent, Merger Sub or any other Person interested in the Contemplated Transactions, or (e) any change in the Legal Requirements of any jurisdiction. Notwithstanding the foregoing, (i) any failure of a condition contained in the Merger Agreement or of the Company to comply with the Merger Agreement (whether such breach results from fraud, misrepresentation or otherwise) that would relieve Parent or Merger Sub of its obligations under the Merger Agreement shall likewise relieve Guarantors of their obligations hereunder and (ii) the Guarantors shall be entitled to the benefit of any defenses, limitations, caps or disclaimers of damages that may be available to Parent or Merger Sub under the Merger Agreement.

Section 3.  Certain Waivers and Acknowledgments.

(a) To the fullest extent permitted by Legal Requirement, the Guarantors hereby expressly and unconditionally waive any and all rights or defenses arising by reason of any Legal Requirement which would otherwise require any election of remedies by the Company, promptness, diligence, notice of the acceptance of this Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Merger Agreement or this Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Legal Requirement or other similar Legal Requirement now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the Contemplated Transactions and all suretyship defenses generally (other than: (i) fraud or willful misconduct by the Company or any of its subsidiaries or Affiliates, (ii) defenses to the payment of the Obligation under the Merger Agreement that are available to Parent or Merger Sub or (iii) breach by the Company of this Guarantee).

(b) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Contemplated Transactions and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

Section 4.  No Waiver; Exclusive Remedy.

(a) No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, the Parent or any other Person liable for the Obligation prior to proceeding against the Guarantor hereunder.

(b) The Company’s remedies against a Guarantor shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against such Guarantor and/or any Guarantor Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the Contemplated Transactions. As used herein, the term ‘‘Guarantor Non-Recourse Party” shall mean any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of a Guarantor or any Affiliate thereof or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of any of the foregoing; provided, however, that Parent and Merger Sub shall be excluded from the definition of (and shall not, in any event be deemed to be a) Guarantor Non-Recourse Party.

Section 5.  Representations and Warranties.  Each Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not (i) contravene any provision of the Guarantor’s partnership agreement or similar organizational documents or (ii) violate, in any material respect, any Legal Requirement or contractual restriction binding on the Guarantor or its assets that would impair in any material respect the Guarantor’s obligations under this Guarantee;

(b) except as set forth in the Merger Agreement, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Guarantee; and

(c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 6.  Successors and Assigns.

(a) Subject to the provisions of Section 6(b), this Guarantee shall inure to the benefit of the successors or permitted assigns of the parties who shall have, to the extent of their interests, the rights of the assigning party hereunder.

(b) This Guarantee is binding upon the parties’ successors and assigns. No Guarantor shall assign its obligations hereunder to any other Person without the prior written consent of the Company. The Company shall not assign this Guarantee (or its rights or obligations hereunder) to any other Person without the prior written consent of the Guarantors. Any purported assignment in violation of this provision shall be void.

Section 7.  Notices.  All notices and other communications under this Guarantee shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Guarantors, to:

Vector Capital IV, L.P.
Vector Capital III, L.P.
One Market Street
Steuart Tower, 23rd Floor
San Francisco, CA 94105
Attention: Chief Operating Officer
Facsimile: (415) 293-5100

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
525 Market Street, Suite 1500
San Francisco, CA 94105
Attention: Steve L. Camahort
Facsimile: (415) 616-1199

If to the Company, to:

RAE Systems Inc.
3775 North First St.
San Jose, CA 95134
Attention: Chief Financial Officer
Facsimile: (408) 952-8480

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street

Mountain View, CA 94041
Attention: David Michaels and Dennis DeBroeck
Facsimile: 650-988-8500

Section 8.  Continuing Guarantee; Termination.

(a) Continuing Guarantee.  Except as set forth in Section 8(b), this Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the payment or satisfaction in full of the Obligation.

(b) Termination.  Notwithstanding anything to the contrary contained herein, this Guarantee shall terminate and be of no further force or effect with respect to each Guarantor as of the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (other than any such termination that would not have occurred but for the failure of Parent or Merger Sub to fulfill its or their obligations under the Merger Agreement).

Section 9.  No Recourse.  The Company covenants, agrees and acknowledges that the sole asset (other than cash in a de minimus amount) of Parent is ownership of the capital stock of Merger Sub and that Merger Sub has no assets, and that no additional funds are expected to be paid, lent or contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith and that, notwithstanding the fact that the Guarantors are limited partnerships, the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantors shall have any obligation hereunder and that no recourse or right of recovery hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no liability shall be attached to, any Guarantor Non- Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Guarantor Non-Recourse Party, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Legal Requirement, or otherwise.

Section 10.  Enforcement.  Notwithstanding anything to the contrary contained herein, nothing in this Guarantee shall prevent the Company from seeking to enforce the Merger Agreement in accordance with its terms or any related agreement including the Confidentiality Agreement against Parent or Merger Sub including any permitted assignee or successor to any of them.

Section 11.  Governing Law; Jurisdiction; Service of Process.

(a) This Guarantee, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Guarantee or the negotiation, execution or performance of this Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Guarantee or as an inducement to enter into this Guarantee) shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

(b) Any legal action, suit or proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby shall be heard and determined exclusively in the Delaware Court of Chancery and any state appellate courts therefrom within the State of Delaware (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the State of Delaware (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in respect of any legal action, suit or proceeding arising out of or relating to this Guarantee and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Guarantee or the transactions contemplated hereby may not be enforced in or by such courts.

(c) Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Guarantee shall be properly served or delivered if delivered in the manner contemplated by Section 7.

Section 12.  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Guarantee or any of the transactions contemplated hereby.

Section 13.  Reformation.  If any term or other provision of this Guarantee is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Guarantee shall nevertheless remain in full force and effect. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.  Entire Agreement; Amendments.  This Guarantee constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Company and the Guarantor in writing.

Section 15.  Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

Section 16.  No Third Party Beneficiaries.  Nothing set forth in this Guarantee shall be construed to confer upon or give to any Person other than the Company any rights or remedies under or by reason of this Guarantee or to confer upon or give to any Person any rights or remedies against any Person other than the Guarantor under or by reason of this Guarantee.

Section 17.  Counterparts.  The exchange of a fully executed Guarantee (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Guarantee.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be duly executed and delivered as of the date first written above.

Vector Capital IV, L.P.

By:	Vector Capital Partners IV, L.P.,
its general partner

By:	Vector Capital, L.L.C., its general partner

By:	/s/ Alexander R. Slusky
Name:     Alexander R. Slusky

Title:	Managing Member

Vector Capital III, L.P.

By:	Vector Capital Partners III, L.P., its general partner

By:	Vector Capital, L.L.C.,
its general partner

By:	/s/ Alexander R. Slusky
Name:     Alexander R. Slusky

Title:	Managing Member

Signature Page to Guarantee

RAE Systems Inc.

By:	/s/ Randall K. Gausman
Name:     Randall K. Gausman

Title:	CFO

Signature Page to Guarantee

Schedule A

List of Investors

Investor	Pro Rata Portion

Vector Capital IV, L.P.	100%
Vector Capital III, L.P.	50%

Signature Page to Guarantee

Exhibit D

Treatment of Rollover Stockholders

		Rollover	Cash-Out
	Shares	Shares	Shares

Chen Revocable Trust DTD 5/8/2001	15,382,849	10,701,525	4,681,324
Hsi Family Trust	2,691,332	2,691,332	0
		13,392,857	4,681,324

ANNEX B

September 19, 2010

The Special Committee of the Board of Directors
RAE Systems Inc.
3775 North First Street
San Jose, CA 95134

Dear Members of the Committee:

We understand that RAE Systems Inc., a Delaware corporation (“RAE Systems” or the “Company”), is considering a transaction whereby Battery Ventures VIII, L.P. and Battery Ventures VIII Side Fund, L.P. (together, “Battery Ventures”) will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated September 19, 2010 (the “Agreement”), among Rudy Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Battery Ventures (“Parent”), Rudy Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent, and the Company, Parent will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock, par value of $0.001 per share, of the Company (“Company Common Stock”), will be converted into the right to receive, for each outstanding share of Company Common Stock, $1.60 in cash (the “Consideration”). We further understand that, in connection with the Transaction, certain beneficial owners of Company Common Stock (the “Rollover Holders”) will enter into agreements concurrently with the execution of the Agreement, pursuant to which such Rollover Holders will contribute a portion of the shares of Company Common Stock held by such Rollover Holders to Parent. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Rollover Holders) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and portfolio companies of Battery Ventures and its affiliates and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial

B-1

The Special Committee of the Board of Directors
RAE Systems Inc.
September 19, 2010

forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock (other than the Rollover Holders) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

/s/  UBS SECURITIES LLC
UBS SECURITIES LLC

B-2

ANNEX C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

RAE Systems Inc.
C/O Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Vote by Telephone	Vote by Internet	Vote by Mail
Toll-free via touch-tone phone: **1-888-693-8683** Have your proxy card and follow the instructions.	Go to **www.cesvote.com** Have your proxy card and follow the instructions.	Return your proxy in the **postage-paid** envelope provided.

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 11:59 p.m. Eastern Standard Time on April 6, 2011.

➔

↓ If voting by mail, please sign and date the card below and fold and detach card at perforation before mailing. ↓

RAE SYSTEMS INC.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDER TO BE HELD ON APRIL 7, 2011

The Board of Directors recommends you vote FOR Proposals 1 and 2.

1. Approval of adoption of the Agreement and Plan of Merger, dated January 18, 2011, by and among RAE Systems Inc., Ray Holding Corporation, and Ray Merger Sub Corporation, as may be amended from time to time ("Merger Agreement")

   ❑ FOR ❑ AGAINST ❑ ABSTAIN

   ❑ FOR ❑ AGAINST ❑ ABSTAIN

Signature

Signature (if held jointly)

Date: ______________________________, 2011

IMPORTANT – Please sign exactly as name appears on this proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

↓ **If voting by mail, please sign and date the card below and fold and detach card at perforation before mailing.** ↓

RAE SYSTEMS INC.

By signing on the reverse side, you appoint each of Randall K. Gausman and David Achterkirchen as your proxies with full power of substitution and authorize them to vote in accordance with your instruction as set forth on the reverse side, and in the discretion of the proxy holders on any other matters properly presented for a vote, all shares of common stock of RAE Systems Inc. ("RAE Systems") held of record by you on March 9, 2011, at the Special Meeting of Stockholders of RAE Systems to be held on April 7, 2011 (the "Special Meeting"), and at any postponements or adjournments thereof.

This Proxy when properly signed and returned in a timely manner, will be voted at the Special Meeting and at any continuations or adjournments thereof in the manner described herein. **If a properly signed Proxy is returned without specific voting instructions given, the shares represented by this Proxy will be voted FOR Proposals 1 and 2 and in accordance with the judgment and in the discretion of the proxy holders on any other matters properly presented for a vote at the Special Meeting or any postponements or adjournments thereof, to the extend authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.**

Continued and to be signed and dated on reverse side